================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ONEOK, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                      LOGO
                          [LOGO OF ONEOK APPEARS HERE]

                                 NOTICE OF 1999

                                 ANNUAL MEETING
                                of SHAREHOLDERS
                               PROXY STATEMENT &
                                   FORM 10-K
                         for Year Ended August 31, 1998


               100 West Fifth Street       Tulsa, Oklahoma 74103

                                  ONEOK, INC.
                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 21, 1999

                                                              November 30, 1998

To the Shareholders of ONEOK, Inc.:

  Notice is hereby given that the Annual Meeting of the Shareholders of ONEOK, Inc. will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, Thursday, January 21, 1999, at 10 a.m. for the following purposes:

  1. To elect four directors (Class B) to serve until the Annual Meeting of Shareholders to be held January 17, 2002, or until their successors are duly elected and qualified, and one director (Class A) to serve until the Annual Meeting of Shareholders to be held January 18, 2001, or until his successor is duly elected and qualified.

  2. To amend and restate the Key Employee Stock Plan of the Corporation.

  3. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditor of the Corporation for the 1999 Fiscal Year.

  4. To transact such other business as may properly come before the meeting and at any and all adjournments thereof.

  Only shareholders of record on the stock transfer books of the Corporation at the close of business November 24, 1998, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                          Deborah B. Barnes, Secretary

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ONEOK, INC. A return envelope that requires no postage, if mailed in the United States, is enclosed for your convenience in returning your proxy. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. All proxy forms received by you should be signed and returned promptly to be sure that all your shares are voted.

  If your shares are held in the name of a broker, trust, bank, or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares.

                                PROXY STATEMENT

                                  ONEOK, INC.
                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103

                                                              November 30, 1998

                        ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 21, 1999

                            PROXY AND SOLICITATION

  The accompanying proxy is solicited by the Board of Directors of ONEOK, Inc. (the Corporation) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, on Thursday, January 21, 1999, at 10 a.m. and at any and all adjournments thereof. All references in this Proxy Statement to the "Corporation" or the Board of Directors, officers or directors of the Corporation prior to the merger on November 26, 1997, of the Corporation with ONEOK Inc. shall mean ONEOK Inc., its Board of Directors, officers and directors.

  Properly executed proxies received in time for the Annual Meeting will be voted. If the enclosed proxy is executed and returned, it may be revoked by a later-dated proxy or by written notice to the Secretary of the Corporation. Shareholders attending the meeting may revoke their previously executed proxies and vote in person.

  The cost of soliciting proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers and regular employees of the Corporation. Morrow & Co., Inc., New York, New York, will assist in solicitation of proxies. The Corporation will pay $8,500.00 to Morrow & Co., Inc., for proxy solicitation services. The Corporation does not expect to pay any additional compensation for the solicitation of proxies; however, the proxy solicitor, brokers, and other custodians, nominees, and fiduciaries will be reimbursed for expenses incurred in forwarding proxy material to principals and obtaining their proxies.

                      STOCK OUTSTANDING AND VOTING RIGHTS

  At Record Date the Corporation had issued and outstanding 31,534,287 shares of Common Stock, entitled to vote at this meeting.

  Under Oklahoma Law and the Corporation's By-laws, the holders of record of a majority in voting interest of the shares of the stock of the Corporation entitled to be voted at the Annual Meeting and present in person or by proxy shall constitute a quorum for the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority in voting interest of the shares and present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the shareholders. Abstentions are treated as votes against a proposal, and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following are known to the Corporation to be the beneficial owners of more than five percent (5%) of any class of the Corporation's voting securities at the Record Date.

                                NAME AND ADDRESS           AMOUNT AND NATURE    PERCENT
TITLE OF CLASS                OF BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP OF CLASS
--------------           ------------------------------ ----------------------- --------
Common Stock............ Bank of Oklahoma                  3,146,947 Shares      9.98%
                         Trustee for Thrift Plan           Direct
                         for Employees of ONEOK, Inc.
                         and Subsidiaries P.O. Box 2300
                         Tulsa, OK 74192
Common Stock............ Western Resources, Inc. (1)       3,094,257 Shares      9.81%
                         818 Kansas Avenue                 Direct
                         Topeka, KS 66612-1217
----------------------------------------------------------------------------------------
Preferred Stock......... Western Resources, Inc. (1)       19,946,448 Shares      100%
(Series A)               818 Kansas Avenue                 Direct
                         Topeka, KS 66612-1217
Preferred Stock......... Western Resources, Inc. (1)       60,526 Shares           48%
(Series B)               818 Kansas Avenue                 Direct
                         Topeka, KS 66612-1217
Preferred Stock......... Westar Capital, Inc. (1)(2)       65,300 Shares           52%
(Series B)               818 Kansas Avenue                 Direct
                         Topeka, KS 66612-1217

--------
(1) As of the Record Date, Western Resources, Inc. and its affiliates owned approximately 45% of the outstanding shares of the capital stock of the Corporation. Holders of the outstanding convertible preferred stock are not entitled to vote on any matters being considered at this Annual Meeting.

(2) Westar Capital, Inc. is an affiliate of Western Resources, Inc.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the shares of Common Stock beneficially owned by directors and nominees for directors, the chief executive officer, the four additional most highly compensated executive officers serving at the end of the fiscal year and by all executive officers and directors as a group as of August 31, 1998 of the Corporation. Beneficial ownership of the stock is as shown unless otherwise footnoted.

                    DIRECTORS' & OFFICERS' STOCK OWNERSHIP

                          SHARES OF     DIRECTORS'  TOTAL OF SHARES OF COMMON
                            COMMON       DEFERRED   STOCK BENEFICIALLY OWNED
                            STOCK      COMPENSATION PLUS DIRECTORS' DEFERRED  PERCENT
                         BENEFICIALLY  PLAN PHANTOM     COMPENSATION PLAN       OF
NAME                      OWNED (1)     STOCK (2)         PHANTOM STOCK       CLASS*
----                     ------------  ------------ ------------------------- -------
Edwyna G. Anderson......       371                              371
 Director
William M. Bell.........     2,710(3)      631                3,341
 Director
Larry W. Brummett.......    67,454(4)                        67,454
 Chairman of the Board,
  and Chief Executive
 Officer--ONEOK, Inc.
Douglas R. Cummings.....     2,200                            2,200
 Director
Eugene N. Dubay.........    18,806(5)                        18,806
 President and Chief
  Operating Officer--
 Kansas Gas Service
  Company
William L. Ford.........     3,941(6)      633                4,574
 Director
Howard R. Fricke........                   796                  796
 Director
J. M. Graves............     2,561         631                3,192
 Director
Stephen J. Jatras.......     3,300                            3,300
 Director
James C. Kneale.........    26,187(7)                        26,187
 President and Chief
  Operating Officer--
 Oklahoma Natural Gas
  Company
David L. Kyle...........    53,812(8)                        53,812
 Director and
  President--ONEOK, Inc.
Douglas T. Lake (9).....     3,000                            3,000
 Director
Bert H. Mackie..........     2,087                            2,087
 Director
Jerry D. Neal...........    34,182(10)                       34,182
 Vice President,
  Treasurer, and Chief
  Financial
 Officer--ONEOK, Inc.

                           SHARES OF      DIRECTORS'  TOTAL OF SHARES OF COMMON
                             COMMON        DEFERRED   STOCK BENEFICIALLY OWNED
                             STOCK       COMPENSATION PLUS DIRECTORS' DEFERRED  PERCENT
                          BENEFICIALLY   PLAN PHANTOM     COMPENSATION PLAN       OF
NAME                       OWNED (1)      STOCK (2)         PHANTOM STOCK       CLASS*
----                      ------------   ------------ ------------------------- -------
Douglas Ann Newsom,
 Ph.D...................        755                                755
 Director
Gary D. Parker..........      4,589(11)        94                4,683
 Director
J. D. Scott.............    133,282(12)                        133,282
 Director and Retired
  Chairman of the
 Board--ONEOK, Inc.
Stanton L. Young........     62,300                             62,300
 Director
All directors and
 executive officers as a
 group
 including those named
  above.................    421,537(13)     2,785              424,322           1.34%

--------
* Less than one percent of class unless otherwise noted.

NOTES TO STOCK OWNERSHIP TABLE:

(1) This column includes ONEOK, Inc. stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of common stock they hold in the ONEOK, Inc. Common Stock Direct Stock Purchase and Dividend Reinvestment Plan, and ONEOK, Inc. securities directors and officers have the right to acquire within 60 days of August 31, 1998. The following number of shares, representing such unexercised options, were added to the holdings of each of the following directors and officers: Mr. Brummett, 25,000 shares; Mr. Kyle, 17,500 shares; Mr. Dubay, 10,000 shares; Mr. Kneale, 8,574 shares; and Mr. Neal, 10,900 shares.

(2) Phantom Stock has a value equal to Common Shares, but Phantom Stock has no voting rights or other shareholder rights (see "Directors' Compensation" below for further information concerning Deferred Compensation Plan for Non-Employee Directors). Therefore, Phantom Stock suffers all the risks, and enjoys all the rewards, of changes in the price of Common Shares.

(3) Includes 674 shares held in the Bell Family 1982 Revocable Trust.

(4) Mr. Brummett's daughter, Kari R. Brummett, not a minor, owns 9 shares not included in this number. In addition, Mr. Brummett is holding as custodian 9 shares for his son, Christopher A. Brummett, a minor. Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 17,306 shares for the account of Mr. Brummett.

(5) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 4,729 shares for the account of Mr. Dubay.

(6) Includes 1,092 shares owned by the 1979 Leslie A. Ford Trust, of which William L. Ford is a trustee. Mr. Ford is not a beneficial owner of these shares and disclaims ownership thereof.

(7) Includes 3,675 shares owned by Mrs. James C. Kneale. Mr. Kneale disclaims ownership of these shares. Mr. Kneale's son, James Curtis Kneale, II, not a minor, owns 20 shares not included in this number. In addition, Mr. Kneale is holding in trust 640 shares for his daughter. Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 11,722 shares for the account of Mr. Kneale.

(8) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 25,895 shares for the account of Mr. Kyle.

 (9) Mr. Lake was elected by the Board of Directors effective October 15,
     1998.

(10) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 14,814 shares for the account of Mr. Neal.

(11) Includes 470 shares owned by Mrs. Gary D. Parker. In addition, Mr. Parker is holding 1,400 shares in trust as the Trustee of the Phillip Wilkinson Irrevocable Trust under agreement dated 7/13/95.

(12) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 73,937 for Mr. Scott, who retired from the Corporation in 1994.

(13) Shares of Common Stock of the Corporation in the custody of the Trustee under the Thrift Plan include 187,757 shares for directors and executive officers as a group and are reported in the preceding tabulation. Non-employee directors do not participate in the Thrift Plan, except Mr. Scott who, as a former employee, has elected to leave his Thrift Plan holdings intact.

                           INFORMATION ON DIRECTORS

                            NOMINEES FOR DIRECTORS

                           CLASS A--TERM ENDING 2001


 DOUGLAS T. LAKE     Executive Vice President and Chief Strategic Officer
 (age 48)            Western Resources, Inc.
 Elected Director in Topeka, Kansas
  October 1998
                     Mr. Lake joined Western Resources, Inc. in September 1998, having previously served as Senior Managing Director of
                     the Investment Banking Department of Bear Stearns & Co.
                     Inc. He is currently a director of Guardian International
                     Inc.

                           CLASS B--TERM ENDING 2002

 WILLIAM M. BELL     President
 (age 63)            Bank One, Oklahoma, N.A.

 Director since 1981 Oklahoma City, Oklahoma
                     Mr. Bell is also a director of Bank One, Oklahoma, N.A. He serves on the boards of numerous civic and business organizations and not-for-profit associations.

 DOUGLAS R. CUMMINGS President and Owner--Cummings Oil Company
 (age 68)            Oklahoma City, Oklahoma
 Director since 1989
                     Mr. Cummings has been President of Cummings Oil Company
                     since 1972. He is an officer or director of numerous civic and business organizations and not-for-profit
                     associations.

 HOWARD R. FRICKE    Chairman of the Board and Chief Executive Officer--
 (age 62)            Security Benefit Group of Companies
 Director since 1997 Topeka, Kansas
                     Mr. Fricke joined the Security Benefit Group of Companies
                     in 1988, having previously served as chairman and chief
                     executive officer of the Anchor National Companies in
                     Phoenix, Arizona. He is currently a director of Payless
                     ShoeSource, Inc., and UMB Financial Corp. He also serves
                     on the boards of directors of the American Council of Life
                     Insurance and Life Office Management Association.

 DAVID L. KYLE       President and Chief Operating Officer--ONEOK, Inc.
 (age 46)            Tulsa, Oklahoma
 Director since 1995
                     Mr. Kyle was employed by Oklahoma Natural Gas Company, a
                     division of ONEOK Inc., in 1974 as an engineer trainee. He served in a number of positions prior to being elected
                     Vice President of Gas Supply September 1, 1986, and
                     Executive Vice President May 17, 1990. He was elected
                     President September 1, 1994. He was elected President of
                     ONEOK Inc. effective September 1, 1997.

                              CONTINUING DIRECTORS

                           CLASS C--TERM ENDING 2000

 EDWYNA G. ANDERSON  Retired General Counsel--Duquense Light Company
 (age 68)            Pittsburgh, Pennsylvania
 Director since 1995
                     Mrs. Anderson served as General Counsel of Duquense Light
                     Company from September 1988 until retirement in October
                     1994. She also served as Special Counsel to the President
                     of Duquense Light Company from October 1994 until March
                     1995, when she retired from that position.

 WILLIAM L. FORD     President--Shawnee Milling Company
 (age 55)            Shawnee, Oklahoma
 Director since 1981
                     Mr. Ford has served as President of Shawnee Milling
                     Company since 1979. He serves on the boards of numerous
                     civic and business organizations and not-for-profit
                     associations.

 BERT H. MACKIE      President--Security National Bank
 (age 56)            Enid, Oklahoma
 Director since 1989
                     Mr. Mackie, has been with Security National Bank since
                     1962, is currently President and a director. Mr. Mackie
                     serves on the Board of Governors of the United States
                     Postal Service.

 GARY D. PARKER      President--Moffitt, Parker & Company, Inc.
 (age 53)            Muskogee, Oklahoma
 Director since 1991
                     Mr. Parker, a certified public accountant, is also the
                     majority shareholder of Moffitt, Parker & Company, Inc.,
                     and has been President of the firm since 1982. He is a
                     director of First National Bank and Trust Company of
                     Muskogee, Oklahoma.

 STANTON L. YOUNG    President--The Young Companies
 (age 71)            Oklahoma City, Oklahoma
 Director since 1972
                     Mr. Young is an individual investor with ownership of oil
                     and gas mineral and working interests, a shopping center,
                     and warehouses. He is also Owner and President of Journey
                     House Travel Service, Inc., in Oklahoma City.

                           CLASS A--TERM ENDING 2001

                          Chairman of the Board and Chief Executive Officer--
 LARRY W. BRUMMETT        ONEOK, Inc.
 (age 48)                 Tulsa, Oklahoma
 Director since 1994
                          Mr. Brummett has been employed by the Corporation for
                          more than 23 years. He was employed by ONEOK's
                          Oklahoma Natural Gas Company division as an engineer
                          trainee in June 1974 and, after receiving a number of
                          promotions within the division, was elected Vice
                          President of Tulsa District September 1, 1986, and
                          Executive Vice President in May 1990. He was elected
                          Executive Vice President of ONEOK Inc. January 21,
                          1993. He was elected President and Chief Executive
                          Officer February 17, 1994, and was elected to the
                          additional position of Chairman of the Board
                          effective June 1, 1994. Mr. Brummett is a director of
                          American Gas Association; Southern Gas Association;
                          Oklahoma State Chamber of Commerce; Metropolitan
                          Chamber of Commerce, Tulsa; and the Oklahoma City
                          Branch of the Federal Reserve Bank. He is also an
                          officer or director of numerous civic and business
                          organizations and not-for-profit associations.

 DOUGLAS ANN NEWSOM Ph.D. Professor--Department of Journalism
 (age 64)                 Texas Christian University
 Director since 1982      Fort Worth, Texas
                          In addition to her teaching position, Dr. Newsom is a
                          textbook author and public relations counselor.

 J. D. SCOTT              Retired Chairman of the Board--ONEOK Inc.
 (age 66)                 Tulsa, Oklahoma
 Director since 1979
                          Mr. Scott served as President, Chief Executive
                          Officer, and Chairman of the Board of ONEOK Inc. from
                          January 1987 until he retired in 1994.

           ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Nine meetings were held by the Board of Directors during the fiscal year ended August 31, 1998 (the "1998 Fiscal Year"). No Director attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors and committees on which such director served.

  The Board of Directors designated Charles C. Ingram as Chairman of the Board Emeritus to be an honorary officer of the Board and to serve at its pleasure in recognition of his long and faithful service to the Corporation and the Board. Mr. Ingram retired as a full-time employee of the Corporation effective January 1, 1982, and as a director January 20, 1988.

                            DIRECTORS' COMPENSATION

  The aggregate amount of directors' fees paid during the 1998 Fiscal Year was $397,250, of which $98,625 was deferred under the Deferred Compensation Plan for Non-Employee Directors. Officer-directors receive no additional compensation for service on the Board of Directors or its committees. All other directors received an annual retainer of $22,500; a fee of $1,000 for attending each board meeting and each committee meeting; and reimbursement for expenses incurred in attending board and/or committee meetings. Nonofficer directors who chair a committee received an additional annual retainer of $3,500.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

  Effective January 15, 1998, the Corporation adopted the Deferred Compensation Plan for Non-Employee Directors (the "Plan"). All outside directors are eligible to participate in the Plan. Under the Plan, in January of each year, each outside director of the Corporation may elect to have all or a part of the annual retainer fee and meeting fees payable by the Corporation deferred and treated as phantom stock or as a cash deferral. Phantom stock deferrals will be treated as though the deferred retainer and/or fees are invested in Common Stock of the Corporation at the Fair Market Value on the date the retainer/fees are earned, and will be credited with the equivalent of dividends reinvested at the Fair Market Value on the payment date of each Common Stock dividend until paid out. Phantom stock accounts will be valued for payment according to the formula established in the Plan. Phantom stock accounts are representative of shares of Common Stock receivable by a Non-Employee Director under the Long-Term Incentive Plan (formerly Key Employee Stock Plan) but deferred until settlement in shares of Common Stock at an elected deferral date. Cash deferrals will be credited with interest at the Investment Return Rate determined by the Executive Compensation Committee annually, from the date on which the deferred retainer/fees are earned until they are paid out.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on information submitted by the directors and officers, it has been determined that all directors and all officers of the Corporation who are required to so file have timely filed all forms required to be filed under
Section 16(a) of the Securities Exchange Act of 1934, as amended.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has standing Executive, Audit, Nominating and Corporate Governance, and Executive Compensation Committees.

EXECUTIVE COMMITTEE

  During the 1998 Fiscal Year, members of the Executive Committee were:
Chairman Larry W. Brummett, Vice Chairman David L. Kyle, William M. Bell, Douglas R. Cummings, Howard R. Fricke, J. M. Graves, Stephen J. Jatras, and J.
D. Scott.

  The Committee met two times during the 1998 Fiscal Year. The Executive Committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation subject to certain statutory limitations.

AUDIT COMMITTEE

  During the 1998 Fiscal Year, members of the Audit Committee were: Chairman Stephen J. Jatras, Vice Chairman Gary D. Parker, Edwyna G. Anderson, William
M. Bell, William L. Ford, Steven L. Kitchen, Bert H. Mackie, Douglas Ann Newsom, J. D. Scott, and Stanton L. Young. The Committee, composed entirely of outside directors, held two meetings during the 1998 Fiscal Year. The Audit Committee reviews and makes recommendations to the Board of Directors concerning employment of the independent auditors, the proposed annual audit plan, the completed annual audit, and the Corporation's Corporate Compliance Program. The Committee also meets periodically with:

a. the Corporation's independent auditors to review the Corporation's accounting policies, internal controls, and other accounting and auditing matters;

b. the Corporation's manager of internal auditing to review the Corporation's internal auditing program;

c. the Corporation's chief financial officer to review the Corporation's accounting policy, the results of the annual audit, and the Corporation's periodic financial statements; and

d. the Corporation's general counsel and compliance officer to review outstanding and potential litigation, regulatory proceedings, and other significant legal matters.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

  During the 1998 Fiscal Year, members of the Nominating Committee were:
Chairman Bert H. Mackie, Vice Chair Douglas Ann Newsom, Edwyna G. Anderson, William M. Bell, Larry W. Brummett, Howard R. Fricke,

J. M. Graves, and David L. Kyle. The Committee met once during the 1998 Fiscal Year. On September 17, 1998, the Board of Directors passed a resolution renaming this Committee to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and maintains criteria and procedures for the identification and recruitment of candidates for Board membership on the basis of recognized achievements, broad knowledge and experience and the ability to bring sound business judgment to the deliberations of the Board. The Committee evaluates the role, composition and structure of the committees and provides feedback to the Chief Executive Officer on how the committees are functioning. The Committee evaluates Board practices of other well-managed companies and recommends appropriate changes to the Board. The Committee reviews corporate governance issues to ensure continued alignment with shareholder interests and with respect to the structure, process and proceedings of the Board of Directors; and considers from time to time the overall relationship of directors and management. The Committee considers nominees recommended by shareholders for service on the Board of Directors. Recommendations should be sent to the Corporate Secretary at the address shown on the front of this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

  During the 1998 Fiscal Year, members of the Executive Compensation Committee were: Chairman William L. Ford, Vice Chair Douglas R. Cummings, J. M. Graves, Stephen J. Jatras, Gary D. Parker, and Stanton L. Young. Mr. Steven L. Kitchen was a member of the Executive Compensation Committee until his resignation from the ONEOK, Inc. Board of Directors effective September 1, 1998. The Committee, composed entirely of outside directors, held three meetings during the 1998 Fiscal Year. The Executive Compensation Committee oversees and approves all elements of executive compensation, administers the Key Employee Annual Incentive Plan and the Key Employee Stock Plan, and reports to the Board all forms and amounts of executive compensation for information, approval, or ratification, as necessary and appropriate.

                 BOARD EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Executive Compensation Committee (the Committee) is responsible for overseeing and approving the Corporation's executive compensation policies and practices and approves all elements of compensation for corporate officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee, which consists of six outside directors, reports its activities regularly to the Board of Directors and obtains ratification by the Board of all items of compensation for the officers of the Corporation, its divisions, and its subsidiaries.

Compensation Philosophy and Practices

  The Corporation's executive compensation program is based on the belief that the interests of executives should be closely aligned with those of the shareholders. To support this philosophy, the following principles provide a framework for the compensation program:

 .  offer compensation opportunities that attract the best talent to ONEOK;
   motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term shareholder value;

 . maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Corporation, as well as to the creation of shareholder value; and

 . encourage executives to manage from the perspective of owners with an equity stake in the Corporation.

  ONEOK established the Key Employee Annual Incentive Plan (the Plan) on August 17, 1995, and it became effective September 1, 1995. The purpose of the Plan is to provide for compensation that focuses attention on achievement of the goals set for the Corporation and each of its operating units. The Plan targets base pay levels at approximately 90 percent of the average salaries paid for similar positions by ONEOK's peer competitors as identified through published surveys, company documents, and other sources. The Plan is designed to allow the Corporation's officers the opportunity to earn compensation that is above average when compared to ONEOK's peer competitors if ONEOK achieves premium results compared to those competitors and the targeted objectives. The Committee administers the Plan in accordance with its stated purposes. Participation in the Plan is provided to executives and other key employees of ONEOK and subsidiaries selected by the Committee and upon recommendations of the chief executive officer.

  The executive compensation practices are recommended by independent consultants using industry salary surveys that include the American Gas Association Executive Compensation Survey, the KPMG Oil and Gas Industry Compensation Survey, the Effective Compensation Oil and Gas Industry Compensation Survey, and the Watson Wyatt Worldwide Top Management Compensation Survey. These surveys include corporations that are representative of the firms with which ONEOK competes for executive talent and have jobs similar to those at ONEOK in magnitude, complexity, and scope of responsibility. Consequently, this is a broader and more diverse set of companies than those included in the Standard & Poor's Natural Gas Distribution Index, which is used in the Performance Graph below.

Components of Executive Compensation

  The compensation for executive officers consists of the following components. An executive's annual compensation includes the core package component of base salary and benefits, a bonus award component based on achievement of certain corporate goals, and a variable component which is entirely at risk. The variable component is tied to the equity-based criteria that parallel the interests of the Corporation's shareholders. Base salaries and bonus awards are established by the Committee based on the executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from compensation surveys. Criteria on which individual performance was evaluated in 1998 were: achievement of corporate goals, including return on assets, revenue growth, and other selected goals; other performance, including problem analysis, planning, organizational ability, directing, decision making, and human, capital, and material resource utilization; time management; initiation of, and response to, change; communications and team relations; and personal actions.

  The Key Employee Stock Plan (the Plan), as approved by the shareholders, became effective August 17, 1995. The Plan will remain in effect until Stock Incentives have been granted with respect to all shares of Common Stock of the Corporation authorized to be issued and transferred under the Plan, or its earlier termination. The purpose of the Plan is to provide incentives to enable the Corporation to attract, retain, and reward key employees and give such employees an interest parallel to the interests of the Corporation's shareholders. The Committee administers the Plan and is authorized to make all decisions and interpretations required to administer and execute the Plan in accordance with its stated purposes. Participation in the Plan is limited to key employees of ONEOK, Inc. and subsidiaries, determined by the Committee to be those employees in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to the Corporation or its Subsidiaries. The Plan authorizes the Committee to grant Stock Incentives to participating key employees in the form selected by the Committee, including Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock Awards, and Performance Awards, as defined in the Plan. Stock Incentives granted under the Plan are subject to the provisions of the Plan providing for the time and manner of payments and other terms and conditions as the Committee determines. Stock options granted by the Committee to key employees may be subject to particular requirements contained in the Internal Revenue Code, such as the purchase price and term of the option. The maximum number of shares of Common Stock reserved for issuance under the Plan, as initially adopted and approved, was 1,000,000 shares, subject to adjustment in the event of recapitalization, merger, consolidation, or similar events. Options may include a restoration feature, by which options are granted to replace shares that are surrendered by participants as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of the stock option or shares that are surrendered to satisfy the tax obligations incident to the exercise of an option. Each restored option shall have an option price equal to the fair market value of the Common Stock on the date of grant of the restored option and shall expire on the stated expiration date of the original option. On November 16, 1995, Non- Statutory Stock Options were granted to 57 employees by the Committee for 107,400 shares of Common Stock, exercisable only after November 16, 1996, and before November 16, 2005. The Committee granted, on October 10, 1996, Non-Statutory Stock Options totaling 100,700 shares to 63 employees, exercisable only after October 10, 1997, and before October 10, 2006. On October 16, 1997, the Committee granted 199,000 shares to 82 employees, exercisable only after October 16, 1998, and before October 16, 2007. On January 16, 1998, the Committee granted 45,200 shares to 37 Kansas Gas Service Company employees, exercisable only after January 16, 1999, and before January 16, 2008. On October 15, 1998, the Committee granted 284,100 shares to 143 employees exercisable in four equal annual installments beginning after October 15, 1999, and expiring October 15, 2008. At present, a balance of 270,700 shares of Common Stock is available for stock incentives under the Plan.

Compensation for the Chief Executive Officer

  In considering the annual compensation for Mr. Brummett, who, in addition to serving the Corporation as Chief Executive Officer, was Chairman of the Board through August 31, 1998, the Committee relied on the aforementioned surveys to provide basic information regarding peer positions. The C. A. Turner Utility Report on financial and stock performance and comparisons of American Gas Association member companies' operating statistics were also utilized. The industry statistics have large comparative universes of natural gas distribution and integrated natural gas companies. The companies in the Standard & Poor's Natural Gas Distributors' Index, which is part of the Performance Graph below, are included in the C. A. Turner Utility Report. The Committee also considers the results of a formal Board of Directors' Evaluation of Mr. Brummett's performance during the year. The categories in which his performance is evaluated include: leadership, strategic planning, financial, management and operations, human resources, and communication. Each of the categories evaluated contains as many as four areas of specific performance evaluation. The Committee recommended, and the Board of Directors approved, a base salary amount of $450,000 which was in the lower range of the surveys utilized in the studies. Under the award under the Key Employee Stock Plan Mr. Brummett was granted an option to purchase 25,000 shares of the Corporation's Common Stock at a purchase price of $32.4063 per share, exercisable only after October 16, 1998. Mr. Brummett received, under the Key Employee Annual Incentive Plan, $634,900, which amounted to a total of 58.5 percent of his compensation that related to the Corporation's performance during the year. Because he was paid at his previously approved salary four months in the 1998 Fiscal Year, the actual salary he received in fiscal 1998 was $435,800, and the at-risk portion of his total compensation relating to the Corporation's performance amounted to 59.3 percent.

Federal Income Tax Liability

  ONEOK, Inc. has not yet adopted a policy regarding Internal Revenue Code
Section 162(m) regarding a $1 million annual limitation of a Federal income tax deduction by the Corporation for compensation paid to any executive officer. This limitation did not apply to ONEOK, Inc. during Fiscal Year 1998; however, the Code requirement is being evaluated and the tax regulations are being closely monitored.

Conclusion

  The Board believes that the caliber and motivation of ONEOK's leadership are fundamentally important to achieving the Corporation's objectives as established by the strategic plan and providing a sound investment for the shareholders. The Committee is responsible to the Board, and by extension to the shareholders, for ensuring that officers are compensated in a manner that is compatible with ONEOK's business strategies, thereby aligning the officers' interests with those of long-term investors. We believe the current methodology governing executive compensation standards will prove beneficial to the Corporation, its shareholders, its customers, and the communities served.

      s/ William L. Ford, Chairman  s/ Douglas R. Cummings, Vice Chair
      s/ J. M. Graves               s/ Stephen J. Jatras
      s/ Gary D. Parker             s/ Stanton L. Young

Dated this 15th day of October, 1998.

     [COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN GRAPH APPEARS HERE]
------------------------------------------------------------------------------
--
12 Months Ended August 31       1993     1994    1995     1996     1997    1998
------------------------------------------------------------------------------
--
ONEOK, Inc.                    100.00    88.76  114.32   150.18   184.78  177.45
------------------------------------------------------------------------------
--
S&P 500 Index                  100.00   105.47  128.00   152.08   213.90  231.21
------------------------------------------------------------------------------
--
S&P Natural Gas Distributors   100.00    89.82  101.55   137.52   166.24  161.00
------------------------------------------------------------------------------
--


  The information provided under the foregoing sections entitled "Board Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and unless specific reference is made to such sections in a filing, the information shall not be incorporated by reference into any such filing under the Securities Act of 1933 or the Securities Exchange Act of 1934. Additionally, the stock performance as shown on the Performance Graph shall not be interpreted as a prediction of future stock performance.

  The following table sets forth information with respect to certain benefits made available and compensation paid or accrued by ONEOK, Inc., with respect to its Chief Executive Officer and its four other most highly compensated officers (the "named executive officers") for services rendered in all capacities during the fiscal years ended August 31, 1998, 1997, and 1996.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                        ----------------------------------- ---------------------------------------------
                                                                   AWARDS                 PAYOUTS
                                                            --------------------- -----------------------
                                                                       SECURITIES
                                                  OTHER     RESTRICTED UNDERLYING
       NAME AND                                   ANNUAL      STOCK     OPTIONS/   LTIP      ALL OTHER
  PRINCIPAL POSITION    YEAR  SALARY   BONUS   COMPENSATION  AWARD(S)     SARS    PAYOUTS COMPENSATION(1)
  ------------------    ---- -------- -------- ------------ ---------- ---------- ------- ---------------
Larry W. Brummett       1998 $435,800 $634,900     NONE        NONE      25,000    NONE       $12,800
Chairman of the Board,  1997 $400,933  500,000     NONE        NONE      10,000    NONE         9,400
and Chief Executive     1996  375,333  423,400     NONE        NONE      17,600    NONE         8,993
Officer

David L. Kyle           1998 $317,472 $400,000     NONE        NONE      17,500    NONE       $12,800
President and Chief     1997 $297,600  375,000     NONE        NONE       8,000    NONE         9,400
Operating Officer       1996  275,333  278,600     NONE        NONE      11,000    NONE         9,000

Eugene N. Dubay         1998 $201,233 $209,900     NONE        NONE      10,000    NONE       $10,000
President--Kansas Gas   1997 $166,850  250,000     NONE        NONE       2,500    NONE         3,200
Service Company         1996   45,000   25,080     NONE        NONE        NONE    NONE           -0-

James C. Kneale         1998 $191,677 $167,900     NONE        NONE       6,600    NONE       $ 9,234
President--Oklahoma     1997  143,733  105,340     NONE        NONE       2,500    NONE         8,620
Natural Gas Company     1996  128,667   60,835     NONE        NONE       2,500    NONE         7,712

Jerry D. Neal           1998 $168,000 $ 85,400     NONE        NONE       5,900    NONE       $ 9,600
Vice President,         1997 $166,066 $102,600     NONE        NONE       2,500    NONE         9,400
Treasurer               1996  162,200   84,240     NONE        NONE       2,500    NONE         8,993
and CFO

--------
(1) ONEOK, Inc.'s contribution to the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

                                 STOCK OPTIONS

  The following table provides information concerning options to purchase Common Stock of the Corporation granted to the named executive officers in Fiscal Year 1998.

              OPTION/SAR GRANTS IN LAST COMPLETED FISCAL YEAR(1)

                                                                 POTENTIAL
           NUMBER OF                                          REALIZABLE VALUE
           SECURITIES       % OF TOTAL                       AT ASSUMED ANNUAL
           UNDERLYING      OPTIONS/SARS                        RATES OF STOCK
            OPTIONS/        GRANTED TO  EXERCISE             PRICE APPRECIATION
              SARS          EMPLOYEES   OR BASE             FOR OPTION TERM (2)
            GRANTED             IN       PRICE   EXPIRATION --------------------
NAME           #           FISCAL YEAR   ($/SH)     DATE       5%        10%
----       ----------      ------------ -------- ---------- --------------------
Larry W.
 Brummett    25,000           8.87%     $32.4063  10-16-07   498,252 $ 1,273,266
             11,662(3)(10)    4.14%     $35.7500  11-16-05   192,135     458,664
              7,517(4)(10)    2.67%     $35.7500  10-10-06   141,440     346,110

David L.
 Kyle        17,500           6.21%     $32.4063  10-16-07   348,776     891,286
              5,919(5)(10)    2.10%      35.7500  11-16-05    97,517     232,793
              1,369(6)(10)     .49%      35.7500  11-16-05    22,555      53,843
              6,013(7)(10)    2.13%      35.7500  10-10-06   113,141     276,861

Eugene N.
 Dubay       10,000           3.55%     $32.4063  10-16-07   199,301     509,306

James C.
 Kneale       6,600           2.34%     $32.4063  10-16-07   131,539     336,142
              1,391(8)(10)    0.49%      42.5313  11-16-05    28,854      66,487
              1,974(9)(10)    0.70%      34.0313  10-10-06    37,172      91,186

Jerry D.
 Neal         5,900           2.09%     $32.4063  10-16-07   117,588     300,491

--------
 (1) No SARs were granted in Fiscal Year 1998 to any of the named executive officers.

 (2) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

 (3) This is a Restored Option. The original option became exercisable on November 16, 1996.

 (4) This is a Restored Option. The original option became exercisable on October 10, 1997.

 (5) This is a Restored Option. The original option became exercisable on November 16, 1996.

 (6) This is a Restored Option. The original option became exercisable on November 16, 1996.

 (7) This is a Restored Option. The original option became exercisable on November 16, 1996.

 (8) This is a Restored Option. This was an exercise of a restored, non-statutory stock option which originally became exercisable on November 16, 1996.

 (9) This is a Restored Option. The original option became exercisable on October 10, 1996.

(10) The stock option agreement provided that an additional option may be granted if and when the optionee exercises all or part of his option using Common Stock to pay the purchase price of the option or to satisfy tax obligations incident to the exercise of the option. This additional option will be exercisable for the number of shares tendered in payment of the option price or used to satisfy any tax obligation, and will be exercisable at any time after the date of grant (or at any other time as determined by the Corporation) and will expire on the expiration date of the original option.

                     AGGREGATED STOCK OPTIONS EXERCISED IN
               FISCAL YEAR 1998 AND YEAR-END STOCK OPTION VALUES

                               NUMBER OF SECURITIES
            SHARES            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
           ACQUIRED              OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
              ON     VALUE         YEAR END (#)         FISCAL YEAR-END ($) (1)
           EXERCISE REALIZED ------------------------- -------------------------
NAME         (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----       -------- -------- ----------- ------------- ----------- -------------
Larry W.
 Brummett   27,600  $301,006      -0-       44,179       $   -0-       $-0-
David L.
 Kyle       19,000  $203,660      -0-       30,801       $   -0-       $-0-
Eugene N.
 Dubay       2,500  $ 11,094      -0-       10,000       $   -0-       $-0-
James C.
 Kneale      4,429  $ 40,733      -0-        9,965       $   -0-       $-0-
Jerry D.
 Neal          -0-  $    -0-    5,000        5,900       $28,900       $-0-

--------
(1) Based on per share price for Company Common Stock of $31.0625 per share. The price reflects the average of the high and low trading price on the New York Stock Exchange on August 31, 1998.

                                 PENSION PLANS

PENSION PLAN TABLE

                           ESTIMATED ANNUAL BENEFITS
                 UNDER FINAL-AVERAGE EARNINGS (1) (2) (3) (4)

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
------------                        -------- -------- -------- -------- --------
$125,000........................... $ 44,540 $ 53,918 $ 63,297 $ 72,675 $ 82,053
$150,000...........................   53,915   65,325   76,734   88,143   99,553
$175,000...........................   63,290   76,731   90,172  103,612  117,053
$200,000...........................   72,665   88,137  103,609  119,081  134,553
$225,000...........................   82,040   99,543  117,047  134,550  152,053
$250,000...........................   91,415  110,950  130,484  150,018  169,553
$300,000...........................  110,165  133,762  157,359  180,956  204,553
$400,000...........................  147,665  179,387  211,109  242,831  274,553
$450,000...........................  166,415  202,200  237,984  273,768  309,553
$500,000...........................  185,165  225,012  264,859  304,706  344,553

--------
(1) For purposes of the above table, the annual Social Security Covered Compensation benefit ($31,128) was used in the excess benefit calculation.

(2) Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under the Retirement Plan cannot exceed $150,000, adjusted for increases in the cost of living, for plan years beginning after December 31, 1993. The maximum amount for 1998, as adjusted, is $160,000.

(3) Amounts are estimates only and would be subject to adjustment based on rules and regulations applicable to the method of distribution and survivor benefit options selected by the retiree. Retirement benefits would be actuarially reduced for retirement prior to age 65.

(4) The compensation covered by the Retirement Plan benefit formula is the basic salary paid to an employee within the employee's final average earnings. The final average earnings means the employee's highest earnings during any sixty consecutive months during the entire period of employment. For any employee named or shown in the Summary Compensation Table who retires with vested benefits under the Plan, the compensation shown as "salary" in the Summary Compensation Table could be considered covered compensation in determining benefits, except that the Plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of covered compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code applicable to the Plan.

  The RETIREMENT PLAN FOR EMPLOYEES OF ONEOK, INC. AND SUBSIDIARIES and the ONEOK, INC. KGS RETIREMENT PENSION PLAN (RETIREMENT PLANS) are tax-qualified, defined-benefit pension plans under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. In Plan years prior to 1989, benefits became vested and nonforfeitable after completion of ten years of continuous employment; and in Plan years after 1988, benefits become vested and nonforfeitable after completion of five years of continuous employment. A vested participant receives the retirement benefit upon attaining retirement age under the Retirement Plan notwithstanding an earlier separation from service. Benefits (joint and survivor for married participants unless they otherwise elect) are calculated at retirement date based on credited service, limited to a maximum of 35 years, and final average earnings; and monthly benefits are distributed by an insurance company. At August 31, 1998, the executive officers named in the Summary Compensation Table had the following credited service under the Plan, respectively: Larry W. Brummett, 23 years and 2 months; Eugene N. Dubay, 1 year and 4 months; James C. Kneale, 16 years and 4 months; David L. Kyle, 23 years and 2 months; and Jerry D. Neal, 35 years.

  The maximum annual benefits for employees in higher salary classifications retiring at age 65 with the specified years of service are as shown in the Pension Plan Table above. There are a number of options available to a retiring employee such as the method of distribution and survivor benefit options, which, when selected by the retiree, could result in reduced monthly pension payments. Retirement benefits also would be actuarially reduced for retirement prior to age 65.

  The SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP) and the ONEOK, INC. SUPPLEMENT EXECUTIVE RETIREMENT PLAN FOR KGS EMPLOYEES cover elected officers of the Corporation, appointed officers of the Corporation, and certain other highly compensated employees in the management of the Corporation who are selected for participation by the Executive Compensation Committee and approved by the Board of Directors and who are also eligible to receive limited benefits from the Retirement Plan. An administrative committee interprets and administers the SERP. The benefit payable to an employee under the SERP is an amount, which when combined with pension benefits payable to the employee from the Retirement Plan and any retirement plans (other than 401K plans) of any of the employee's former employers, will provide the specified percentage of the highest 36 consecutive months' compensation of the employee's last 60 months of service. The percentage is reduced for early retirement. The SERP will in any case pay a benefit equal to the benefit which would be payable to the employee under the Retirement Plan if the limitations prescribed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, were not applicable, less the benefit payable under the Retirement Plan with such limitations. Benefits under the SERP are paid coincidentally with the payment of benefits under the Retirement Plan or as the administrative committee may determine. These benefits are unfunded and are payable from the general assets of the Corporation. The Board of Directors may amend or terminate the SERP at any time; however, benefits accrued prior to termination of the SERP will not be affected.

                         TERMINATION OF EMPLOYMENT AND
                        CHANGE OF CONTROL ARRANGEMENTS

  On January 19, 1984, a Severance Pay Policy (Policy) was adopted, which includes the officers of the Corporation; and termination agreements (Termination Agreements) were authorized, which have been entered into with the officers of the Corporation. Under the Policy, if within two years of any change of control, employment is terminated, including voluntary termination following a material adverse change in compensation, responsibility, and/or working conditions, the officer would receive severance pay equal to eight weeks' pay for each full year of service. Under the Termination Agreements, if within three years of a change of control, an officer is terminated, including voluntary termination under certain conditions, the officer would receive a lump-sum termination payment equal to three times annual salary and bonus, if any, and normal retirement and other employee benefits for three years. Change of control occurs when a person or group acquires beneficial ownership of twenty percent (20%) or more of the voting power of the Corporation; or if after a transaction-- including a cash tender or exchange offer, merger or other business combination, sale of assets, contested election, or any combination thereof--the directors, prior to such transaction, cease to constitute a majority of the Board of Directors of the Corporation or its successor. Assuming a change of control and termination of their employment on August 31, 1998, the Executive Officers named in the Summary Compensation Table, All Current Executive Officers as a Group, and All Other Current Officers as a Group would have been entitled to receive the following payments under the Policy and their Termination Agreements, respectively: Larry W. Brummett, $1,661,580 and $3,359,958; David L. Kyle, $1,200,060 and $2,280,282; Eugene N. Dubay, $62,771
and $1,346,958; James C. Kneale, $523,132 and $1,209,006; and Jerry D. Neal,
$930,485 and $865,349. All Current Executive Officers as a Group, $5,026,043 and $10,937,355; and All Other Current Officers as a Group, $6,534,126 and $15,267,823.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  As of January 21, 1999, the Board of Directors will consist of 13 members. The Board is divided into three Classes (A, B, and C) consisting of 4, 5, and 4 members respectively. Each Class is elected for a term of three years, with the term of one class expiring at each annual meeting of shareholders.

  The By-laws of the Corporation provide that a person shall not be elected or reelected to the Board of Directors after the person's 70th birthday. Two directors in Class B, Mr. J. M. Graves and Mr. Stephen J. Jatras, cannot stand for reelection this year. Upon a recommendation of the Nominating and Corporate Governance Committee, the Board approved a voluntary plan to move D.
L. Kyle from his current class to Class B, with Mr. Kyle's concurrence. The purpose of the plan is to keep an even distribution of directors among the classes. Also, effective September 30, 1998, Mr. Steven L. Kitchen resigned from the Board of Directors and Mr. Douglas T. Lake was nominated by Western Resources, Inc. ("WRI") under the terms of a certain shareholder agreement (the "Shareholder Agreement") between WRI and the Company, and was subsequently elected by the Board on October 15, 1998, to serve as Mr. Kitchen's replacement in Class A. However, under the terms of the Shareholder Agreement, Mr. Lake may only serve until the Company's immediately succeeding annual meeting of shareholders after election by the Board. Therefore, at the Annual Meeting of Shareholders to be held January 21, 1999, five directors will be elected: four directors to Class B for three-year terms and one director to Class A for a two-year term. Assuming reelection by the shareholders of the current nominees for directors, the result would be four directors in Class B, five directors in Class C, and four directors in Class A.

  The nominees for directors in Class B are William M. Bell, Douglas R. Cummings, Howard R. Fricke, and David L. Kyle, and the nominee for director in Class A is Douglas T. Lake. Should any of the nominees for the office of director become unable to accept nomination or election, it is intended that the persons named in the accompanying form of proxy will vote for the election of such other person for such office as the Board of Directors may recommend in the place of such nominee.

                                PROPOSAL NO. 2

             PROPOSAL TO APPROVE THE AMENDMENT TO AND RESTATEMENT
                        OF THE KEY EMPLOYEE STOCK PLAN

  The Board of Directors has adopted, subject to shareholder approval, certain amendments to the ONEOK, Inc. Key Employee Stock Plan (Plan). These amendments include a change of the name of the Plan to be the ONEOK, Inc. Long-Term Incentive Plan. The Plan was originally approved by the shareholders at the 1995 Annual Meeting. The amendment increases the number of shares subject to the Plan, modifies definitional terms governing the granting of stock incentives, and provides for payment of non-employee director compensation in the form of stock awards. Should the amendment not be approved, the original Plan will remain in full force and effect. The following summary of the material features of the Plan, as amended and restated, is in all respects subject to and qualified by reference to the actual text of the amended and restated Plan, which appears in its entirety in Exhibit A to this Proxy Statement.

GENERAL INFORMATION

  The purposes of the Plan are to provide competitive incentives that will enable the Corporation to attract, retain, motivate and reward key employees and non-employee directors, and to give key employees and non-employee directors an interest parallel to the interests of the Corporation's shareholders.

  The Plan authorizes the Compensation Committee of the Board of Directors (the Committee) to grant eligible employees options to purchase shares of ONEOK, Inc. Common Stock, $0.01 par value (Common Stock), which qualify for the special tax treatment according to Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), as well as options to purchase shares of Common Stock which do not so qualify (Non-Statutory Stock Options). The Plan also authorizes the Committee to grant eligible employees stock bonus awards, restricted stock awards, and performance unit awards, and to grant non-employee directors stock awards. The variety of stock incentive awards authorized to be granted under the Plan, as well as the discretion which the Plan confers upon the Committee to determine the terms and conditions of the awards, are intended to give the Committee flexibility to adapt the Corporation's equity-based compensation practices to the changing business and regulatory environment in which it operates.

  If approved by shareholders, the Plan will remain in effect until stock incentives have been granted with respect to all shares of Common Stock authorized to be issued or transferred under the Plan or until the Plan is sooner terminated by the Board of Directors. In accordance with applicable provisions of the Code, no Incentive Stock Options may be granted under the Plan after August 17, 2005.

  An additional 1,445,200 shares of Common Stock may be issued or transferred pursuant to stock incentives granted under the amended and restated Plan. Such shares may be authorized and unissued shares or treasury shares or any combination thereof. The Plan authorizes the Corporation to issue or transfer sufficient shares of Common Stock to a trust (including a grantor trust) at any time, including upon or in contemplation of a Change in Control, as defined below, to satisfy its obligations under any then-outstanding awards previously granted under the Plan (including stock options), in which case the shares may be treated as authorized and issued shares while held in the trust with full dividend and voting rights, whether or not the related awards are then vested or exercisable. The maximum number of shares of Common Stock with respect to which stock options or other stock incentives may be granted to an employee during any year is 150,000 shares. Shares that cease to be issuable under an award because of the termination, expiration, cancellation, or forfeiture of the award, or because of the employee's failure to satisfy the terms and conditions of the award will not count against the foregoing limitations and may again be made subject to awards under the Plan. The Plan provides for the number and class of shares authorized to be issued or transferred under the Plan, the maximum number and class of shares with respect to which stock options or other stock incentives may be granted to any employee, the number and class of shares subject to outstanding grants, and the exercise price of outstanding stock options to be adjusted equitably to prevent dilution or enlargement of rights in the event of recapitalizations, stock splits, stock dividends, mergers, and similar transactions.

  The class of persons who are eligible to be selected to participate in the Plan consists of any employee of the Corporation or its subsidiaries, including an officer or member of the Board of Directors who is an employee, who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to, the Corporation and its subsidiaries, and any non-employee director. Non-employee directors may be granted stock awards, instead of cash, for all or a part of their compensation for service as a director of the Corporation. The approximate number of persons who are eligible to be selected to participate in the Plan at the present time includes 143 employees and 13 non-employee directors, and is subject to change.

  The Plan is administered by the Committee, which, within the parameters set forth in the Plan, determines the type of awards to grant, selects participants from the class of employees eligible to participate, determines the number of shares of Common Stock to be subject to each award, and determines the terms and conditions of the awards (including the exercise price of options). The Committee interprets the Plan and is authorized to make all determinations and decisions thereunder. Under the Plan, the Committee must consist of two or more members of the Board of Directors, each of whom qualifies as a "non-employee director" under Securities and Exchange Commission (SEC) Rule 16b-3 and as an "outside director" within the meaning of Section 162(m) of the Code, unless the Corporation's Board of Directors determines otherwise.

  Unless the Committee determines otherwise, transactions by executive officers and directors under the Plan are intended to qualify for the exemptions available under SEC Rule 16b-3, and awards granted to executive officers are intended to qualify as "performance-based compensation" if such qualification is necessary to preserve the Corporation's deduction for such awards under Code Section 162(m). The Plan is specifically intended to give the Committee authority to grant awards that will qualify as "performance-based compensation" as well as awards that will not so qualify.

  The Plan also authorizes the Committee, after a stock incentive has been granted and without consideration, to waive any term or condition that could have been omitted from the award when it was granted and to amend the award to include or exclude any term or condition that could have been included or excluded from the award when it was granted.

  The market value of a share of Common stock on November 24, 1998, the latest
practicable date before publication of this proxy statement, was $    .

                      BOARD OF DIRECTORS' RECOMMENDATION

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE FOR THE ADOPTION OF PROPOSAL 2.

                                PROPOSAL NO. 3

              RATIFICATION AND APPROVAL OF APPOINTMENT OF AUDITOR

  The Board of Directors, based on the recommendation of the Audit Committee, appointed the firm of KPMG Peat Marwick LLP independent auditor to examine the books of account and other records of the Corporation and its consolidated subsidiaries for the 1999 Fiscal Year. The Board of Directors is asking the shareholders to ratify and approve this action. KPMG Peat Marwick LLP has been the Corporation's independent auditor since 1951. Representatives of the auditing firm will be present at the meeting and will be afforded the opportunity, if they so desire, to make a statement or respond to appropriate questions that may come before the meeting.

  Although such ratification is not required by law, the Board of Directors believes that shareholders should be given the opportunity to express their views on the subject. The Board has asked for such ratification since 1983. While not binding on the Board of Directors, the failure of the shareholders to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditor would be considered by the Board in determining whether or not to continue with the services of KPMG Peat Marwick LLP.

                             SHAREHOLDER PROPOSALS

  For any shareholder proposal to be considered for inclusion in the Proxy Statement relating to the 2000 Annual Meeting of Shareholders, such proposals must be received by the Corporation on or before August 13, 1999.

                                 OTHER MATTERS

  The management of the Corporation knows of no other matters that are likely to be brought before the meeting.

  The Corporation's Annual Report on Form 10-K for the fiscal year ended August 31, 1998, as filed with the Securities and Exchange Commission, is being delivered to stockholders with this Notice and Proxy Statement.

Tulsa, Oklahoma
November 30, 1998

                                   EXHIBIT A

                                  ONEOK, INC.
                           LONG-TERM INCENTIVE PLAN

1. PURPOSES.

  The purposes of this Plan are (a) to provide competitive incentives that will enable the Company to attract, retain, motivate, and reward Key Employees and Non-Employee Directors of the Company, and (b) to give the Company's Key Employees and Non-Employee Directors an interest parallel to the interests of the Company's shareholders generally.

2. DEFINITIONS.

  Unless otherwise required by the context, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

(a) "Beneficiary" means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant's rights under the Plan shall pass in the event of the death of the Participant.

(b) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

(c) "Change in Control" means any of the following:

  (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary, an employee benefit plan of the Company or a Subsidiary, or any person acting on behalf of the Company or a Subsidiary in a distribution of stock to the public, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifteen percent of the combined voting power of the Company's then outstanding securities;

  (ii) shareholders of the Company approve (A) an agreement for the sale or disposition of all or substantially all of the Company's assets to an entity which is not a Subsidiary or owned by shareholders of the Company in substantially the same proportions as their ownership of Common Stock, (B) a plan of complete liquidation, or (C) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger in which the holders of Common Stock immediately prior to the merger will have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

  (iii) the persons who were members of the Board of Directors immediately before a tender or exchange offer by any person other than the Company or a Subsidiary, or before a merger, consolidation, or contested election, or before any combination of such transactions, cease to constitute a majority of the Board of Directors as a result of such transaction or transactions.

(d) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

(e) "Committee" means the Committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of section 11(a) below.

(f) "Common Stock" means common stock, $.01 par value, of the Company.

(g) "Company" means ONEOK, Inc., an Oklahoma corporation its successors and assigns.

(h) "Director Fees" means all compensation and fees paid to a Non-Employee Director by the Company for his services as a member of the Board of Directors.

(i) "Director Stock Award" means an award of ONEOK, Inc. Common Stock granted to a Non-Employee Director.

(j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(k) "Fair Market Value" on a particular date means the average of the high and low sale prices of a share of Common Stock in consolidated trading on the date in question as reported by The Wall Street Journal or another reputable source designated by the Committee; provided that if there were no sales on such date reported as provided above, the respective prices on the most recent prior day for which a sale was so reported. In the case of an Incentive Stock Option, if the foregoing method of determining Fair Market Value should be inconsistent with section 422 of the Code, "Fair Market Value" shall be determined by the Committee in a manner consistent with such section of the Code and shall mean the value as so determined.

(l) "General Counsel" means the General Counsel of the Company serving from time to time.

(m) "Incentive Stock Option" means an option, including an Option as the context may require, intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

(n) "Key Employee" means an employee of the Company or a Subsidiary, including an officer or director who is such an employee, who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to, the Company and its Subsidiaries.

(o) "Non-Employee Director" means a member of the Board of Directors of the Company who is not an employee of the Company, and who qualifies as a "Non-Employee Director" under the definition of that term in SEC Rule 16b-3.

(p) "Non-Statutory Stock Option" means an option, including an Option as the context may require, which is not intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

(q) "Option" means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.

(r) "Participant" means a Key Employee or Non-Employee Director who has been granted a Stock Incentive.

(s) "Performance Unit Award" means an amount of cash or shares of Common Stock or a combination of each, that will be distributed in the future if continued employment and/or other performance objectives or contingencies specified by the Committee are attained. Such other performance objectives may include, without limitation, corporate, divisional or business unit financial or operating performance measures and such other contingencies may include the Participant's depositing with the Company, acquiring or retaining for stipulation time periods specified amounts of Common Stock. The amount of the award may but need not be determined by reference to the market value of Common Stock.

(t) "Plan" means the ONEOK, Inc. Long-Term Incentive Plan set forth in these pages, as amended from time to time.

(u) "Plan Year" means the calendar year beginning on January 1 and ending the next December 31.

(v) "Restricted Stock Award" means shares of Common Stock which are issued or transferred to a Participant under Section 5 below and which will become free of restrictions specified by the Committee if continued employment and/or other performance objectives or contingencies specified by the Committee are attained. Such other performance objectives may include, without limitation, corporate, divisional or business unit financial or operating performance measures and such other contingencies may include the Participant's depositing with the Company, acquiring or retaining for stipulated time periods specified amounts of Common Stock.

(w) "SEC Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

(x) "Section 16 Person" means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

(y) "Stock Bonus Award" means an amount of cash or shares of Common Stock which is distributed to a Participant or which the Committee agrees to distribute in the future to a Participant in lieu of, or as a supplement to, any other compensation that may have been earned by services rendered prior to the date the distribution is made. The amount of the award may but need not be determined by reference to the market value of Common Stock. Performance Unit Awards and Restricted Stock Awards are specific types of Stock Bonus Awards.

(z) "Stock Incentive" means an award granted under this Plan in one of the forms provided for in Section 3.

(aa) "Subsidiary" means a corporation or other form of business association of which shares (or other ownership interest) having more than 50 percent of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) which is also a "subsidiary corporation" as defined in Section 424(f) of the Code.

3. GRANTS OF STOCK INCENTIVES

(a) Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Key Employees Stock Bonus Awards, which may but need not be Performance Unit Awards or Restricted Stock Awards, and/or Options, which may be Incentive Stock Options or Non-Statutory Stock Options.

(b) Subject to the provisions of the Plan, the Committee shall grant Director Stock Awards to Non-Employee Directors in accordance with Section 7 of the Plan. Notwithstanding anything else otherwise expressed or implied in the Plan, no other form of Stock Incentive shall be granted to Non-Employee Directors under the Plan, and in no event shall any grant of an Incentive Stock Option be made to a Non-Employee Director.

(c) After a Stock Incentive has been granted,

  (i) the Committee may waive any term or condition thereof that could have been excluded from such Stock Incentive when it was granted, and

  (ii) with the written consent of the affected Participant, may amend any Stock Incentive after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Incentive when it was granted, and no additional consideration need be received by the Company in exchange for such waiver or amendment.

4. STOCK SUBJECT TO THE PLAN

(a) The maximum number of shares of Common Stock which was authorized to be issued or transferred pursuant to Stock Incentives to be granted under the Plan upon the Plan's initial adoption on August 17, 1995, was 1,000,000 shares of Common Stock ("Initially Authorized Shares"), of which 554,800 shares remain available for grant as of August 20, 1998; and the Board has authorized that the amount of those shares remaining eligible to be granted on the effective date of the Plan, as amended and restated, be carried over and continued to be reserved, together with reservation of an additional number of shares necessary to have a total of 2,000,000 shares of Common Stock which may be issued or transferred pursuant to Stock Incentives granted under the Plan on and after the date of such amendment and restatement of the Plan, subject to the provisions below of paragraph 4(c) and of Section 9; provided, that the maximum number of shares of Common Stock with respect to which Options or other Stock Incentives may be granted or issued to any employee under the Plan during any year is 150,000.

(b) Such shares may be authorized but unissued shares of Common Stock, shares of Common Stock held in treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust pursuant to paragraph 12(d) below, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust pursuant to paragraph 12(d) below or to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain authorized but unissued shares or treasury shares (as the case may be), irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

(c) If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company because of the Participant's failure to comply with the terms and conditions of a Stock Incentive or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitations provided for in paragraph (a) above of this
    Section 4 and may again be made subject to Stock Incentives; provided that the number of shares not so issued or transferred and any such reacquired shares may again be made subject to Stock Incentives for Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify. If a Participant pays the purchase price of shares subject to an Option by surrendering shares of Common Stock in accordance with the provisions of paragraph 6(b)(iv) below, the number of shares surrendered shall be added back to the number of shares available for issuance or transfer under the Plan so that the maximum number of shares that may be issued or transferred under the Plan pursuant to paragraph 4(a) above shall have been charged only for the net number of shares issued or transferred pursuant to the Option exercise.

5. STOCK BONUS AWARDS, PERFORMANCE UNIT AWARDS AND RESTRICTED STOCK AWARDS

  Stock Bonus Awards, Performance Unit Awards and Restricted Stock Awards shall be subject to the following provisions:

(a) A Key Employee may be granted a Stock Bonus Award, Performance Unit Award or Restricted Stock Award, and a Non-Employee Director may be granted a Director Stock Award, whether or not he or she is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company.

(b) Shares of Common Stock subject to a Stock Bonus Award may be issued or transferred to a Participant at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, and subject to such terms and conditions, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Participant at the time such Award is granted, the Committee may but need not provide for payment to such Participant, either in cash or shares of Common Stock, from time to time or at the time or times such shares shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares (as adjusted under Section 9) if such shares had been issued or transferred to such Participant at the time such Award was granted.

(c) Any Stock Bonus Award, Performance Unit Award or Restricted Stock Award may, in the discretion of the Committee, be settled in cash, on each date on which shares would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value on such date of the shares which would otherwise have been delivered or become unrestricted; and the number of shares for which such cash payment is made shall be added back to the maximum number of shares available for use under the Plan, provided that the number of shares for which such cash payment is made may be made subject to Stock Incentives for Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify.

(d) Stock Bonus Awards, Performance Unit Awards and Restricted Stock Awards shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Committee shall determine; provided however, that upon the issuance or transfer of shares to a Participant pursuant to any such Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Award. All or any portion of a Stock Bonus Award may but need not be made in the form of a Performance Unit Award or a Restricted Stock Award.

(e) Each Stock Bonus Award, Performance Unit Award and Restricted Stock Award shall be evidenced by a written instrument in such form as the Committee shall determine, signed by an officer of the Company duly authorized to do so, provided that such instrument is consistent with this Plan and incorporates it by reference.

(f) Director Stock Awards shall be granted as determined by the Committee in accordance with the provisions of Section 7, and as otherwise provided by this Plan.

6. OPTIONS.

  Options shall be subject to the following provisions:

(a) Subject to the provisions of Section 9, the purchase price per share shall be, in the case of an Incentive Stock Option, not less than 100 percent of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted (or in the case of any optionee who, at the time such Incentive Stock Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, not less than 110 percent of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted) and, in the case of a Non-Statutory Stock Option, not less than the par value (if any) of a share of Common Stock on the date the Non-Statutory Stock Option is granted. A Non-Statutory Stock Option may (but need not) entitle the Participant to purchase shares of Common Stock at any fixed discount specified by the Committee from Fair Market Value on the date of purchase. Subject to the foregoing limitations, the purchase price per share may, if the Committee so provides at the time of grant of an Option, be indexed to the increase or decrease in an index specified by the Committee.

(b) The purchase price of shares subject to an Option may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier's or personal check subject to collection, (iii) if so provided in the Option and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, or (iv) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in shares of Common Stock or other property surrendered to the Company. Property for purposes of this paragraph shall include an obligation of the Company unless prohibited by applicable law. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Committee. If so provided in the Option and subject to such terms and conditions as are specified in the Option, in lieu of the foregoing methods of payment, any portion of the purchase price of the shares to be issued or transferred may be paid by a promissory note secured by pledge of the purchased shares in such form and containing such provisions (which may but need not provide for interest and for payment of the note at the election of the Participant in cash or in shares of Common Stock or other property surrendered to the Company) as the Committee may approve; provided that (A) if the Committee permits any such note to be paid by surrender of shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of such surrender, and (B) if the Committee permits any such note to be paid by surrender of other property, such other property shall be valued at its fair market value on any reasonable basis established or approved by the Committee, and (C) in the case of an Incentive Stock Option, any such note shall bear interest at the minimum rate required to avoid imputation of interest under federal income tax laws applicable at the time of exercise and (D) any such note shall mature in ten years or such lesser period as may be specified by the Committee.

(c) Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Option is granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 6, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Committee may determine. The Committee may at any time accelerate the date on which an Option becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

(d) Each Option shall be exercisable during the life of the optionee only by him or her or his or her guardian or legal representative, and after the death only by his or her Beneficiary or, absent a Beneficiary, by his or her estate or by a person who acquired the right to exercise the Option by will or the laws of decent and distribution; provided that an Option of a
    Section 16 Person and any Incentive Stock Option may be exercisable after death by a Beneficiary only if such exercise would be, in the opinion of the General Counsel, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Each Option shall expire at such time or times as the Committee may determine, provided that notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the tenth anniversary of the date the Option was granted, and (ii) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five
   (5) years from the date such Option is granted. If an Option is granted for a term of less than ten years, the Committee may, at any time prior to the expiration of the Option, extend its term for a period ending not later than on the tenth anniversary of the date the Option was granted, and no additional consideration need be received by the Company in exchange for such extension. The Committee may but need not provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs).

(e) An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock which may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided that the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Key Employee during any calendar year (under all plans, including this Plan, of his or her employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 or such other amount as may apply under the Code.

(f) Each Option shall be evidenced by a written instrument, signed by an officer of the Company duly authorized to do so, which shall contain such terms and conditions, and shall be in such form, as the Committee shall determine, provided the instrument is consistent with this Plan and incorporates it by reference. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances.

(g) The Committee may specify, at the time of grant of an Incentive Stock Option or, with respect to a Non-Statutory Stock Option, at or after the time of grant, that a Participant shall be granted a Non-Statutory Stock Option (a "Restored Option") if and when (i) such Participant exercise all or part of an Option, including a previously granted Restored Option, (an "Original Option") by surrendering shares of Common Stock already owned by him or her in full or partial payment of the Option price under such Original Option and/or (ii) shares of Common Stock are surrendered or withheld to satisfy tax obligations incident to the exercise of such Original Option. All Restored Options shall be subject to the availability of shares of Common Stock under the Plan at the time of such exercise. A Restored Option shall cover a number of shares of Common Stock not greater than the number of shares of Common Stock surrendered in payment of the option price under such Original Option and/or used to satisfy any tax obligation incident to the exercise of such Original Option. Each Restored Option shall have an option price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and shall expire on the stated expiration date of the Original Option. The date of grant of a Restored Option shall be the date on which the exercise of the Original Option or a previously granted Restored Option resulted in the grant of such Restored Option. A Restored Option shall be exercisable at any time and from time to time from or after the date of grant of the Restored Option (or as the Committee in its sole discretion shall otherwise specify in the written instrument evidencing the Restored Option). The written instrument evidencing a Restored Option shall contain such other terms and conditions, which may include a restriction on the transferability of the Common Stock received upon the exercise of the Original Option or Restored Option, as the Committee in its sole discretion may deem desirable.

(h) No Participant shall make any elective contribution or employee contribution to the Plan (within the meaning of Treasury Regulation
    Section 1.401(k)-1(d)(2)(iv)(B)(4) during the balance of the calendar year after the Participant's receipt of a hardship distribution from a plan of the Company or a related party within the provisions of Code Sections 414(b), (c), (m) or (o) containing a cash or deferred arrangement under
    Section 401(k) of the Code, or during the following calendar year. The preceding sentence shall not apply if and to the extend that the General Counsel determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Section 401(k) of the Code.

(i) No Option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

(j) An Option shall be considered exercised if and when written notice, signed by the person exercising the Option and stating the number of shares with respect to which the Option is being exercised, is received by the Secretary on a properly completed form approved for this purpose by the Committee, accompanied by full payment of the Option exercise price in one or more of the forms authorized by the Committee and described in Section 6(b) above for the number of shares to be purchased. No Option may at any time be exercised with respect to a fractional share.

7. DIRECTOR STOCK AWARDS.

(a) Each Non-Employee Director Participant shall receive such portion of his Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Non-Employee Director Participant in accordance with paragraph 7(b), below.

(b) Each Non-Employee Director Participant shall have an opportunity to elect to have the remaining portion of his Director Fees paid in cash or shares of Common Stock or a combination thereof. Except for the initial election pursuant to the adoption of the Plan with this Section 7 therein, or the Director's election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Non-Employee Director shall be paid entirely in cash. Nothing contained in this paragraph 7(b) shall be interpreted in such a manner as would disqualify the Plan for treatment as a "formula plan" under Rule 16b-3 pursuant to which the terms and conditions of each transaction authorized by this Section 7 are fixed in advance by the relevant terms and provisions thereof.

(c) The number of shares of Common Stock to be paid and distributed to a Non-Employee Director under the provisions paragraphs 7(a) and (b), above, shall be determined by dividing the dollar amount of his Director Fees (which the Board has established, and/or such Non-Employee Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Non- Employee Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him in cash.

8. CERTAIN CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT AND DISABILITY
PROVISIONS.

  Notwithstanding any provision of the Plan to the contrary, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change in Control shall become exercisable, vested and payable at that time; provided that if such Change in Control occurs less than six months after the date on which such Stock Incentive was granted and if the consideration for which such Stock Incentive was granted consisted in whole or in part of future services, then such Stock Incentive shall become exercisable, vested and payable at the time of such Change in Control only if the Participant agrees in writing (if requested to do so by the Committee in writing) to remain in the employ of the Company or a Subsidiary at least through the date which is six months after the date such Stock Incentive was granted with substantially the same title, duties, authority, reporting relationships and compensation as on the day immediately preceding the Change in Control. Any Option affected by the preceding sentence shall remain exercisable until it expires or terminates pursuant to its terms and conditions. Subject to the foregoing provisions of this Section 8, the Committee may at any time, and subject to such terms and conditions as it may impose:

(a) authorize the holder of an Option to exercise the Option following the termination of the Participant's employment with the Company and its Subsidiaries, or following the Participant disability, whether or not the Option would otherwise be exercisable following such event, provided that in no event may an Option be exercised after the expiration of its term;

(b) grant Options which become exercisable only in the event of a Change in Control;

(c) authorize a Stock Bonus Award, Performance Unit Award or Restricted Stock Award to become non-forfeitable, fully earned and payable upon or following (i) the termination of the Participant's employment with the Company and its Subsidiaries, or (ii) the Participant's disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable upon or following such event;

(d) grant Stock Bonus Awards, Performance Unit Awards and Restricted Stock Awards which become non-forfeitable, fully earned and payable only in the event of a Change in Control; and

(e) provide in advance or at the time of Change in Control for cash to be paid in settlement of any Option, Stock Bonus Award, Performance Unit Award or Restricted Stock Award in the event of a Change in Control, either at the election of the Participant or at the election of the Committee.

9. ADJUSTMENT PROVISIONS.

  In the event that any recapitalization, or reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, (a) the number and class of shares or other securities or property that may be issued or transferred pursuant to Stock Incentives thereafter granted or that may be optioned or awarded under the Plan to any Participant, (b) the number and class of shares or other securities or property that may be issued or transferred under outstanding Stock Incentives, (c) the purchase price to be paid per share under outstanding and future Stock Incentives, and (d) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted; provided that with respect to Incentive Stock Options any such adjustments shall comply with Sections 422 and 424 of the Code.

10. EFFECTIVE DATE AND DURATION OF PLAN.

  The Plan shall be effective when it is first approved by the Board of Directors, provided that the shareholders of the Company thereafter approve it within one year of that date. If the Plan is not so approved by shareholders, the Plan (and any Stock Incentive granted thereunder) shall be null, void and of no force or effect. If so approved, the Plan shall remain in effect, and Stock Incentives may be granted, until Stock Incentives have been granted with respect to all shares authorized to be issued or transferred hereunder or until the Plan is sooner terminated by the Board of Directors, and shall continue in effect thereafter with respect to any Stock Incentives outstanding at that time. In no event shall an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is first adopted by the Board, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

11. ADMINISTRATION.

(a) The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board. No person shall be appointed to or shall serve as a member of such committee unless at the time of such appointment and service he or she shall be a "Non-Employee

   Director," as defined in SEC Rule 16b-3. Unless the Board determines otherwise, the Committee shall be comprised solely of "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code.

(b) The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power to interpret, administer and construe the Plan and any instruments issued under the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority to (i) select the Participants in the Plan, (ii) determine when Stock Incentives shall be granted, (iii) determine the number of shares to be made subject to each Stock Incentive, (iv) determine the type of Stock Incentive to grant, and (v) determine the terms and conditions of each Stock Incentive, including the exercise price, in the case of an Option, and (vi) approve any transaction involving a Stock Incentive for a Section 16 Person (other than a "Discretionary Transaction" as defined in SEC Rule 16b-3) so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the stockholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3. The interpretation by the Committee of the terms and provisions of the Plan and any instrument issued thereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding, and conclusive on the Company, its stockholders, Subsidiaries, all Participants and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

(c) Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

12. GENERAL PROVISIONS.

(a) Any provision of the Plan to the contrary notwithstanding, any Stock Incentive issued under the Plan, including without limitation any Option, shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a Beneficiary designated by the Participant, unless the instrument evidencing the Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; and any purported transfer of an Incentive Stock Option to a Beneficiary, shall be effective only if such transfer is, in the opinion of the General Counsel, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Notwithstanding the foregoing, a Participant may transfer any Stock Incentive granted under this Plan, other than an Incentive Stock Option, to members of his or her immediate family (defined as his or her children, grandchildren and spouse) or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members are the only partners if (and only if) the instrument evidencing such Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee, and the Participant does not receive any consideration for the transfer; provided that any such transferred Stock Incentive shall continue to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive shall not be further transferable by the transferee inter vivos, except for transfer back to the original Participant holder of the Stock Incentive) and provided, further, that the foregoing provisions of this sentence shall apply to Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify.

(b) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment of any person at any time with or without cause.

(c) No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the General Counsel, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any assurances the General Counsel may deem necessary or desirable to assure compliance with all applicable legal requirements.

(d) No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust, (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued or transferred to him. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Stock Incentives then outstanding, to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company's obligations under such Stock Incentives, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Stock Incentives to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

(e) The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes which they determine they are required to withhold in connection with any Stock Incentive. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require any withholding tax obligation arising in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive to be satisfied in whole or in part, with or without the consent of the Participant, by having the Company withhold all or any part of the shares of Common Stock that vest or would otherwise be distributed at such time. Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.

(f) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers or employees generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

(g) Any provision of the Plan to the contrary notwithstanding, except to the extent that the Committee determines otherwise, (i) transactions by and with respect to Section 16 Persons under the Plan are intended to qualify for any applicable exemptions provided by SEC Rule 16b-3, and (ii) transactions with respect to persons whose remuneration would not be deductible by the Company but for compliance with the provisions of Code
    Section 162(m)(4)(C) are intended to comply with the provisions of Code
    Section 162(m)(4)(C). The Plan is also intended to give the Committee the authority to award Stock Incentives that qualify as performance-based compensation under Code Section 162(m)(4)(C) as well as Stock Incentives that do not so qualify. Every provision of the Plan shall be administered, interpreted and constructed to carry out the foregoing intentions and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

(h) By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Committee.

(i) The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Delaware, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

(j) The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

13. AMENDMENT AND TERMINATION.

  The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under Oklahoma law, the Code (including without limitation Code Section 422 and Proposed Treasury Regulation Section 1.422A9(b)(iv) thereunder), any applicable exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without written consent of the Participant.

                                                                       FORM 10-K
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

(Mark One)
X  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
--
EXCHANGE ACT OF 1934 for the fiscal year  ended August 31, 1998.
                                      OR
   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
--
EXCHANGE ACT OF 1934 for the transition period from ______ to ______

                       Commission file number 001-13643

                                  ONEOK, INC.
            (Exact name of registrant as specified in its charter)

OKLAHOMA                                                73-1520922
(State or other jurisdiction of                         (I.R.S. Employer
incorporation of organization)                          Identification No.)

100 WEST FIFTH STREET, TULSA, OK                        74103
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code (918) 588-7000


                  (Former name if changes since last report.)

Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH REGISTERED
-------------------                    -----------------------------------------
Common stock, with par value of $0.01  New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

TITLE OF EACH CLASS
-------------------
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.  Yes  X   No
                                        ---     ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Registration S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X
           -

Aggregate market value of registrant's voting stock held by nonaffiliates as of August 31, 1998, was:
Common stock of $949.3 million.

On August 31, 1998, the Company had 31,576,287 shares of common stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:

DOCUMENTS                                               PART OF FORM 10-K

Definitive Proxy Statement related to 1999 annual meeting.        Part III


                                  ONEOK, INC.
                        1998 ANNUAL REPORT ON FORM 10-K


PART I                                                                  PAGE NO.

Item 1.     Business                                                    1 - 11
Item 2.     Properties                                                  12 - 14
Item 3.     Legal Proceedings                                           15 - 16
Item 4.     Results of Votes of Security Holders                        17


PART II

Item 5.     Market Price and Dividends on the Registrant's
            Common Stock and Related Shareholder Matters                18
Item 6.     Selected Financial Data                                     18
Item 7.     Management's Discussion and Analysis of  Financial
            Condition and Results of Operations                         19 - 31
Item 7A.    Quantitative and Qualitative Disclosures
            About Market Risk                                           31 - 32
Item 8.     Financial Statements and Supplementary Data                 33 - 56
Item 9.     Changes in and Disagreements with Accountants
            On Accounting and Financial Disclosures                     57


PART III

Item 10.    Directors, Executive Officers, Promoters, and
            Control Persons of the Registrant                           57
Item 11.    Executive Compensation                                      57
Item 12.    Security Ownership of Certain Beneficial Owners
            and Management                                              57
Item 13.    Certain Relationships and Related Transactions              57

PART IV.

Item 14.    Exhibits, Financial Statement Schedules, and Reports
            on Form 8-K                                                 58 - 60

                                    PART I.

ITEM 1.   BUSINESS

GENERAL - ONEOK, Inc. (formerly WAI, Inc.), an Oklahoma corporation, was organized on May 16, 1997. On November 26, 1997, it acquired the gas business of Western Resources, Inc. (Western) (see Acquisitions and Mergers below) and merged with ONEOK Inc., a Delaware corporation organized in 1933. It was a successor to a company founded in 1906 as Oklahoma Natural Gas Company.

ONEOK, Inc. and subsidiaries (collectively, the Company) engage in several aspects of the energy business providing environmentally clean fuels and products. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It also transports gas and leases pipeline capacity to others. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas. The Company's business units are characterized as operating within either a rate regulated environment (regulated operations) or a nonregulated environment (nonregulated operations).

The regulated business unit provides natural gas distribution, transportation, gas supply, and storage services in Oklahoma and Kansas. The Company's operations in Oklahoma are conducted through Oklahoma Natural Gas Company Division, ONEOK Gas Transportation Company Division and three wholly-owned subsidiaries, ONEOK Gas Transportation, L.L.C., ONG Transmission Company, and ONG Sayre Storage Company, which together form an integrated intrastate natural gas distribution and transmission business which serves residential, commercial, and industrial customers in about 75 percent of the state of Oklahoma,. These companies will be collectively referred to herein as ONG. The Company's operations in Kansas are conducted through Kansas Gas Service Company Division (Kansas Gas Service) and Mid Continent Market Center (MCMC), a wholly-owned transportation company. These companies will be collectively referred to herein as KGS. KGS's regulated gas operations are primarily engaged in distribution and intrastate gas transportation, as well as gas wheeling, parking, balancing and storage services. Kansas Gas Service serves residential, commercial, and industrial customers in about 67 percent of Kansas. Kansas Gas Service also conducts regulated gas distribution operations in northeastern Oklahoma.

The Oklahoma Corporation Commission recently promulgated rules to restructure Oklahoma's natural gas utility industry which require gas utility companies to "unbundle" their natural gas utility services in the State of Oklahoma. In compliance with such rules, the Company filed an application to unbundle its services upstream of the city gates of its distribution systems. On July 31, 1998, the Commission issued an interim Order separating ONG's utility services into distribution, transportation, gas supply, storage, and gathering services. The Order directed that services upstream of the city gate for distribution systems (i.e., transportation, gas supply, storage and gathering services) be obtained through a competitive bid process. The interim Order also established the cost of service to be allocated to the various upstream services.

The nonregulated business unit includes the following core business segments: natural gas marketing activities conducted primarily by ONEOK Gas Marketing Company; gas processing and gas gathering activities conducted primarily by ONEOK Gas Processing, L.L.C., and ONEOK Producer Services, L.L.C.; and production activities conducted by ONEOK Resources Company. Other businesses include ONEOK Leasing Company who leases and operates a headquarters building, and ONEOK Parking Company, who owns and operates a parking garage. ONEOK Power Marketing Company has been formed for the purpose of the wholesale marketing of electricity but has not yet begun operations.

This Form 10-K (and certain other documents that are incorporated by reference in this 10-K) contains statements concerning Company expectations or predictions of the future that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to be covered by the safe harbor provision of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions based on information currently available. It is important to note that actual results of Company earnings could differ materially from those projected in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (I) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates; (vi) the timing and extent of changes in commodity prices for natural gas, electricity, and crude oil; (vii) the nature and projected profitability of potential projects and other investments available to the Company; (viii) conditions of capital markets and equity markets; (ix) Year 2000 issues, and (x) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. Accordingly, while the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in Company documents, the words "anticipate," "expect," "projection," "goal" or similar words are intended to identify forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements after they distribute this 10-K even if new information, future events or other circumstances have made them incorrect or misleading.

ACQUISITIONS AND MERGERS - The following summarizes material acquisitions and mergers completed in the current fiscal year; no material acquisitions took place in the prior four years. On November 26, 1997, the Company acquired from Western all of the assets of Western that were primarily used in, or primarily related to or primarily generated by the field operations of the local natural gas distribution business of Western, and all of the outstanding capital stock of Western's directly or indirectly wholly-owned subsidiaries, Westar Gas Marketing, Inc. and MCMC, and assumed (i) all of the liabilities of Western that arose primarily out of or related primarily to or were primarily generated by such gas business and (ii) approximately $161 million in aggregate principal amount of debt of Western; and the Company merged (the "Merger") into ONEOK, Inc., a Delaware corporation, with the Company as the surviving corporation. The shares of ONEOK, Inc. common stock were converted on a one-for-one basis into shares of stock of the Company, and Western received 2,996,702 shares of the Company's Common Stock and 19,317,584 shares of the Company's Series A Convertible Preferred Stock. Such shares and additional shares purchased by Western at the Closing of the transaction represented in the aggregate 9.9 percent of the Common Stock and 45 percent of the Capital Stock of the Company. A shareholder agreement, which includes standstill provisions, prevents Western from increasing its position in the Company above a capital stock interest of 45 percent and maintains control of the Company in the hands of the public shareholders of the Company. The transaction resulted in the acquisition of 660,000 new distribution customers, 10,068 miles of pipeline, two Kansas gas processing plants with a 200 million cubic feet per day capacity, and a natural gas marketing company with a retail market focus to the Company.

The acquisition was accounted for as a purchase and, accordingly, the operating results of the properties acquired from Western are included in the consolidated financial statements since December 1, 1997. The aggregate purchase price was approximately $824 million, including debt assumed and transaction costs. The aggregate purchase price, which was funded through the issuance of a combination of preferred and common stock, was allocated based on the estimated fair value of the net assets. The excess of the purchase price over the fair value of the net assets acquired approximated $74 million and is being amortized over 40 years.

From time to time, the Company has acquired and sold gas processing plant properties, gathering and transportation facilities and other operating assets in an effort to enhance overall operational efficiency, none of these transactions have been material to the Company's financial position.

The Company's strategy is to acquire additional gas distribution and transmission facilities, gas producing properties, or other assets which will further enhance its existing operations and will continue to pursue such opportunities in the future.

ENVIRONMENTAL MATTERS - In connection with the Western transaction, the Company acquired 12 manufactured gas sites located in Kansas which may contain coal tar and other potentially harmful materials that are classified as hazardous material. Hazardous materials are subject to control or remediation under various environmental laws and regulations. A consent agreement with the Kansas Department of Health and Environment (KDHE) presently governs all future work at these sites. The terms of the consent agreement allow the Company to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a ten year period. At August 31, 1998, the costs of the investigations and risk analysis have been minimal. Limited information is available about the sites and no testing has been performed. Management's best estimate of the cost of remediation ranges from $100 thousand to $10 million per site based on a limited comparison of costs incurred to remediate comparable sites. These estimates do not give effect to potential insurance recoveries, recoveries through rates or from third parties. The KCC has permitted others to recover their remediation costs through rates. It should be noted that additional information and testing could result in costs significantly below or in excess of the amounts estimated above. To the extent that such remediation costs are not recovered, the costs could be material to the Company's results of operations and cash flows depending on the degree of remediation required and number of years over which the remediation must be completed.

The Company's expenditures for environmental evaluation and remediation have not been significant in relation to the results of operations of the Company. Capital expenditures for environmental issues during the 1998 fiscal year totaled $666,000. There have been no material effects upon earnings or the Company's competitive position during the 1998 fiscal year related to compliance with these regulations.

EMPLOYEES - The Company employed 3,211 persons at August 31, 1998. Nine hundred-forty employees of KGS are subject to collective bargaining contracts. The Company did not experience any strikes or work stoppages during 1998. The Company's current contracts with the Unions are as follows:

UNION                                                EMPLOYEES  CONTRACT EXPIRES
--------------------------------------------------------------------------------
United Steelworkers of America                             533    June 6, 2002
--------------------------------------------------------------------------------
International Union of Operating Engineers                  20    June 6, 2002
--------------------------------------------------------------------------------
Gas Workers Metal Trades of the United
Association of Journeymen and Apprentices of the
Plumbing and Pipefitting Industry of the United
States and Canada                                           13    June 6, 2002
--------------------------------------------------------------------------------
International Brotherhood of Electrical Workers            374    June 30, 1999
--------------------------------------------------------------------------------

FINANCIAL AND STATISTICAL INFORMATION - For financial and statistical information regarding the Company's business units by segment, see "Management's Discussion and Analysis of Financial Condition and Related Operations" and Note K of Notes to Consolidated Financial Statements.

DESCRIPTION OF BUSINESS SEGMENTS

(A)  REGULATED OPERATIONS

GENERAL

The Oklahoma operations comprise a fully integrated intrastate natural gas gathering, storage, distribution and transportation business, which purchases, stores, transports, and distributes natural gas for sale to wholesale and retail customers located primarily in the state of Oklahoma. It also leases pipeline capacity under its Pipeline Capacity Lease (PCL) program to large volume commercial and industrial customers for their use in transporting natural gas to their facilities. It transports gas for others under Section 311(a) of the
Natural Gas Policy Act (NGPA) of 1978.   The operations are consolidated for
ratemaking purposes by the Oklahoma Corporation Commission (OCC).

ONG purchases natural gas from gas processing plants, producing gas wells, and pipeline suppliers, and utilizes five underground storage facilities as necessary to deliver natural gas to approximately 750,000 customers at August 31, 1998, located in 295 communities in Oklahoma. ONG's largest markets are the Oklahoma City and Tulsa metropolitan areas. ONG also sells natural gas and/or leases pipeline capacity to other local gas distributors serving 46 Oklahoma communities. ONG serves an estimated population of over 2 million.

Five underground storage facilities are owned and capacity is leased to third parties on a short-term basis. The Sayre gas storage facility is leased, on a long-term basis, to and operated by the Natural Gas Pipeline Company of America. Sayre retains capacity for its use.

Kansas Gas Service supplies natural gas at retail to 362 communities in Kansas and Oklahoma with approximately 96 percent of those gas deliveries to Kansas customers. It also makes wholesale delivery to eight communities and two utilities. The distribution system purchases natural gas from various suppliers that is transported by intrastate and interstate pipeline companies. MCMC provides Kansas Gas Service and others with natural gas transportation,
wheeling, parking, balancing, and storage services.   Under a long term
arrangement, Kansas Gas Service provides and manages the field operations and various administrative and general needs of MCMC. MCMC also transports gas for its large commercial and industrial customers which purchase gas on the spot market. KGS's largest markets served include Johnson County, Wichita, and Topeka, Kansas, and Bartlesville, Oklahoma. Kansas Gas Service and MCMC are not consolidated for ratemaking purposes by the Kansas Corporation Commission (KCC).

MCMC stores gas in two company-owned underground storage facilities, and additional leased facilities, for delivery to customers during periods of higher demand. A $10 million expansion project, to be completed in 2000, is expected to increase the storage capacity from 4.6 to 6.3 Bcf.

Of the Company's consolidated revenues, revenues from regulated operations represent approximately 53.0, 51.5, and 44.0 percent for 1998, 1997, and 1996, respectively. Income before interest and income taxes from the regulated operations is 73.4, 78.0, and 80.4 percent of the consolidated income before interest and income taxes for 1998, 1997, and 1996, respectively.

GAS SUPPLY

Gas supplies available to ONG for purchase and resale include supplies of gas under both short and long-term contracts with independent producers, as well as pipeline companies, gas processors, and other suppliers that own or control reserves. Oklahoma is the third largest gas producing state in the nation; and ONG, unlike most utilities, has direct access through its transportation system to all of the major gas producing areas in the state. The system, which intersects with 10 interstate pipelines at 26 interconnect points, 38 gas processing plants, and 128 producing fields located in Oklahoma, allows natural gas to be moved to locations throughout the state and nation. In addition, four of the storage facilities operated by ONG are located in close proximity to its large market areas. These four storages have a combined average capacity of 119 billion cubic feet to help assure deliverability to customers even on winter peak usage days. On such days, withdrawal from storage can provide as much as 50 percent of the system's needs. The record for all-time peak gas deliveries through the system in a single day was 1.92 billion cubic feet.

The ONG rate schedule's "Order of Curtailment" and the KGS rate order's "Priority of Service" provides for first reducing or totally discontinuing gas service to the very large industrial users and graduating down to requesting residential and commercial customers to reduce their gas requirements to an amount essential for public health and safety.

KGS has transportation agreements for delivery of gas which have terms varying in length from one to twenty years with the following non-affiliated pipeline transmission companies: Williams Natural Gas Company ("WNG"), Kansas Pipeline Partnership, Panhandle Eastern Pipeline Company, and various other intrastate and interstate pipelines. Gas transported under these agreements represents approximately 80 percent of the total distribution system throughput.

In October 1994, KGS executed a long-term gas purchase contract ("Base Contract") and a peaking supply contract with Amoco Production Company ("Amoco") for the purpose of meeting the requirements of the customers served over the WNG pipeline system. KGS anticipates that the Base Contract will supply between 50 percent and 65 percent of KGS' demand served by the WNG pipeline system. Amoco is one of various suppliers over the WNG pipeline system and if this contract were canceled, management believes gas supplied by Amoco could be replaced with gas from other suppliers. Gas available under the Base Contract is also available for sale by KGS to other parties and sales are recorded as opportunity gas sales.

The remaining 20 percent of Kansas Gas Service's total distribution throughput is transported entirely through MCMC. The related natural gas is purchased from a combination of direct wellhead production, from the outlet of natural gas processing plants, and from natural gas marketers and production companies.

Kansas Gas Service retains a priority right to capacity on MCMC necessary to serve its customers. KGS has the opportunity to negotiate for the purchase of natural gas with producers or marketers utilizing MCMC services, which increases the potential supply.

To meet seasonal heating demands for residential and commercial customers, KGS owns and operates and has under contract underground gas storage facilities. Inventories of stored gas are typically near maximum level immediately prior to the winter months and reduced as needed to meet system requirements.

The Company has a surplus of natural gas available to its utility systems and does not anticipate problems with securing additional gas supply as needed for its customers.

CUSTOMERS

RESIDENTIAL AND COMMERCIAL - ONG and KGS distribute natural gas as public utilities to approximately 80 percent of Oklahoma and 67 percent of Kansas. Natural gas sales to residential and commercial customers, which are used primarily for heating and cooking, account for approximately 60 and 26 percent of gas sales, respectively in Oklahoma and 73 and 26 percent of gas sales in Kansas, respectively. Gas sales to residential and commercial customers are seasonal, as a substantial portion of such sales are used principally for space heating. Accordingly, the volume of gas sales is consistently higher during the heating season (November through May) than in other months of the year. Rates for natural gas distribution operations include a temperature normalization adjustment clause during the heating season for ONG customers.

A franchise is a right to use the municipal streets, alleys, and other public ways for utility facilities for a defined period of time for a fee. Although the laws of the states of Oklahoma and Kansas prohibit exclusive utility franchises, management nevertheless believes there are advantages to having
franchises in the larger municipalities in which operations are conducted.   ONG
has franchises or gross receipts agreements in 234 municipalities while KGS holds franchises in 295 municipalities. In management's opinion, its franchises contain no unduly burdensome restrictions and are sufficient for the transaction of business in the manner in which it is now conducted.

INDUSTRIAL - A substantial portion of the ONG system throughput is transported for industrial customers. Under the Company's PCL program, the customer, for a fee, can have its gas, whether purchased from ONG or a third-party supplier, transported to its facilities utilizing lines owned by ONG. PCL services are at negotiated rates which are generally below the approved PCL tariff rates, and competition continues to drive the rates lower. Industrial sales, rentals for PCL's, and other energy-related operations tend to remain relatively constant throughout the year, while interstate transportation volumes fluctuate based on market demand. During the 1997 year, the Company was the successful bidder to transport gas to four natural gas-fired electric generating plants owned by Public Service Company of Oklahoma. No single customer accounted for more than ten percent of consolidated operating revenues.

KGS industrial sales account for less than one percent of natural gas delivered. KGS transports gas for its large industrial customers through it's End-Use Customer Transportation (ECT) program. This program allows industrial customers to purchase gas on the spot market and have it transported by KGS. KGS earned approximately the same margin on the volume of gas transported as on volumes sold except where discounting occurred in order to retain the customer's load. No single customer accounted for more than ten percent of consolidated operating revenues.

The potential impact of the loss of a significant portion of this volume is discussed at Management's Discussion and Analysis of Financial Conditions and Results of Operations, Liquidity, on page 30.

COMPETITION

The natural gas industry is expected to remain highly competitive. Management believes that it must maintain a competitive advantage in order to retain its customers and, accordingly, continues to focus on reducing costs and pursuing unbundling opportunities.

The Company is subject to competition from electric utilities offering electricity as a rival energy source and competing for the space heating, water heating, and cooking markets. The principal means to compete against alternative fuels is lower prices, and natural gas continues to maintain its price advantage in the residential, commercial, and both small and large industrial markets. In residential markets, the average cost of gas is less for ONG customers and for KGS customers than the average cost of gas nationwide and considerably less than the cost of an equivalent amount of electricity.

The Company is subject to competition from other pipelines for its existing industrial load. The PCL program and Special Industrial Sales Program (SISP) offered by ONG are a response to such competitive pressure. The PCL rate allows ONG to effectively compete in these markets and maintain throughput and therefore, load factors which benefit all customer classes. KGS, through the ECT program, is able to compete with other pipelines and continue to serve its large commercial and industrial customers. Competition, however, continues to compress rates.

In April 1992, the Federal Energy Regulatory Commission (FERC) approved Order
636. Less than one percent of ONG's gas supply is transported on interstate pipelines; 80 percent of KGS' gas supply is transported on interstate pipelines.

Increasing competition in the natural gas industry, along with the efforts of the regulatory commissions, have been driving forces behind the Company's plans to unbundle its services.

GOVERNMENT REGULATIONS

Rates charged for gas services, including distribution, transportation, and storage, are established by the OCC for Oklahoma Natural Gas and by the KCC and OCC for Kansas Gas Service. Changes in the gas purchase costs are included in the purchased gas adjustment clause. Other costs must be recovered through periodic rate adjustments approved by the OCC and KCC.

The KCC has approved a pilot program KGS designed to moderate the cost its customers pay for natural gas in cold weather months. Under this program, which begins this heating season, the Company will use commodity derivative instruments to cap the price of its anticipated winter heating season gas purchases in order to protect customers from the upward volatility during the winter heating months.

In August 1998, the KCC approved a pilot program in Kansas that will offer residential customers the option of paying a fixed monthly bill. The program will allow a qualified residential customer the option of paying a fixed monthly amount based on the projected average annual usage rather than actual usage. A similar program is in effect for customers in Oklahoma.

The OCC issued an interim order on July 31, 1998, for ONG to proceed with a competitive bidding process to obtain some of the upstream services, such as supply, transportation, and storage, necessary to serve the Oklahoma City and Tulsa markets. The order outlines how ONG is to proceed with upstream unbundling. While the Company supports the concept of unbundling, it believes the order contains elements that are an "invasion of internal management discretion" and has filed an appeal with the Oklahoma Supreme Court. The ultimate outcome of these proceedings and their impact, if any, on future earnings and cash flow can not be predicted at this time. See Item 3, Legal Proceedings.

In a first step toward unbundling in Kansas, KGS filed a proposed tariff change with the KCC, reducing the minimum requirement for transportation service to 3,000 Mcf annually and requested approval of a revenue-neutral residential basic service charge and upstream capacity charge. Approval of this filing by the KCC will allow KGS to expand transportation services to an additional 650 commercial and industrial customers and to restructure residential customer bills to better reflect the differences between the basic service charge for delivery and the cost of natural gas.

A temperature adjustment clause, in effect for ONG customers since 1995, reduces the effect of extremes in weather for both the Company and the customer. In connection with the Western alliance, ONG filed a stipulation which included an agreement not to file for a general rate increase for a period of one year. KGS filed a stipulation which included an agreement not to file a general rate increase for three years.

The Company has settled all known claims arising out of long-term gas supply contracts containing "take-or-pay" provisions which purport to require the Company to pay for volumes of natural gas contracted for but not taken. The OCC has authorized recovery of the accumulated settlement costs over a 20 year period or approximately $6.7 million annually through a combination of a surcharge from customers and revenue from transportation under Section 311(a) of the NGPA and other intrastate transportation revenues. There are no significant potential claims or cases pending against the Company under remaining gas purchase contracts.

OTHER REGULATED BUSINESSES

OkTex Pipeline Company transports gas in interstate commerce under Section 311(a) of the NGPA and is treated as a separate entity by FERC. The Company has the capacity to move up to 200 million cubic feet per day into the Lone Star Gas Company's system in Texas and the Red River Pipeline. OkTex has complied with the requirements of Order 636.

(B)  NONREGULATED OPERATIONS

MARKETING

GENERAL - The Company purchases and markets natural gas, primarily in the mid-continent area of the United States. The alliance with Western has expanded the Company's operations to include retail customers. Due to expanded supply and storage capabilities, the marketing operation has evolved from an intrastate aggregator into an interstate aggregator. Of the Company's consolidated revenues, revenues from the gas marketing operations represent approximately 40.7, 39.6, and 48.9 percent for 1998, 1997, and 1996, respectively. Income before interest and income taxes from the marketing operation is 6.1, 6.1, and
10.7 percent of the consolidated income before interest and income taxes for 1998, 1997, and 1996, respectively.

MARKET CONDITIONS - The baseload marketing business is very competitive and, as the industry matures, continues to go through a period of consolidation and reduced margins. The Company's strategy is to concentrate its efforts on capitalizing on day-to-day pricing volatility through the use of gas storage facilities, hedging, and transportation arbitraging. Management believes that its location in Oklahoma, its expansion into the Kansas market, as well as the benefits derived from vertically integrating the gas marketing operations with the Company's production, gathering, processing, storage, and transportation businesses, will provide the strategic advantage necessary to compete.

NEW PRODUCTS AND SERVICES - In 1997, the marketing operation was the successful bidder to provide firm and interruptible gas service to four natural gas-fired electric generating plants owned by Public Service Company of Oklahoma.

The Company has received approval from FERC to market electricity. It is not anticipated that these activities will be a major contributor to earnings in fiscal 1999.

PRICE RISK MANAGEMENT - In order to mitigate the financial risks arising from fluctuations in both the market price and transportation costs of natural gas, the Company routinely enters into natural gas futures, swaps, and options as a method of protecting its margins on the underlying physical transactions. However, net open positions in terms of price, volume, and specified delivery point do occur.

GATHERING AND PROCESSING

GENERAL - The Company owns and operates one gas processing plant and has nonoperating interests in three gas processing plants. The gas processing operations include the extraction of natural gas liquids (NGL's) and the separation

("fractionation") of mixed NGLs into component products (e.g., ethane/propane mix, propane, iso and normal butane, and natural gasoline). The component products are used for petrochemical feedstock, residential heating and cooking in rural areas, and blending into motor fuels. The industry as a whole operates substantial numbers of such plants, many owned by large integrated oil and gas companies and independents. NGL margins have been highly volatile over the past several years as profitability is dependent on the relationship between natural gas costs and NGL prices. Management believes that the industry is becoming much more competitive as demand increases for NGLs, especially petrochemical feedstock.

Extraction is the process of removing NGLs from the inlet raw gas stream, thereby reducing the Btu content and volume (referred to as "shrinkage"). In addition, some gas from the gas stream is consumed as fuel during the processing. The production costs of such liquids generally depend on the cost of natural gas being processed and the underlying agreements. The Company has compensated its gas suppliers for fuel and shrinkage costs in one of two ways, either by returning a percentage of the proceeds from the extracted NGLs to the supplier (a "percent of proceeds" contract) or by replacing an equivalent amount of gas (a "fuel and shrink" contract). Due to the volatility of the natural gas and NGL prices, "percent of proceeds" contracts generally provide a more stable cash flow.

Of the Company's consolidated revenues, revenues from the gathering and processing operations represent approximately 4.3, 6.2, and 4.8 percent for 1998, 1997, and 1996, respectively. Income before interest and income taxes from the gathering and processing operation is 15.2, 10.0, and 7.4 percent of the consolidated income before interest and income taxes for 1998, 1997, and 1996, respectively.

PROPERTY ACQUISITIONS AND SALES - The Company sold its interest in 11 gas processing plants located in Western Oklahoma on February 1, 1998. The lack of ownership of the gathering systems behind these plants was the primary motivation for the sale. In a separate transaction, the Company sold its minority ownership in the Laverne Gas Processing Plant. The sale of the Company's interest in the 12 gas processing plants during fiscal 1998 eliminated the Company's interest in "fuel-and-shrink" plants, which are subject to volatile swings in profitability.

As part of the alliance with Western Resources the Company acquired the Minneola Gas Processing Plant located in Ford County, Kansas, and increased its ownership in the Indian Basin Plant to 42 percent.

The Company purchased an additional 55 percent interest in the Sycamore Gas Gathering System on May 29, 1998. The purchase gives the Company a 97 percent interest in the system and control over the company-owned production in that area.

PRODUCTION

GENERAL - The Company's strategy is to concentrate ownership of natural gas and oil reserves in its service territory in order to add value not only to its existing production operations but also to integrate it into its processing, marketing, transmission, gathering, and storage business. As a result, the Company is focusing its efforts on acquisitions and exploitation activities.

Of the Company's consolidated revenues, revenues from the production operations represent approximately 1.7, 2.3, and 2.1 percent for 1998, 1997, and 1996, respectively. Income before interest and income taxes from the production operation is 5.4, 6.8, and 2.3 percent of the consolidated income before interest and income taxes for 1998, 1997, and 1996, respectively.

PRODUCING RESERVES - Natural gas is the primary focus of the Company's production activities. As of August 31, 1998, the Company had a working interest in 1,242 gas wells and 328 oil wells located primarily in Oklahoma, Kansas, Texas, and Louisiana. A number of these wells produce from multiple zones.

MARKET CONDITIONS - The goal of the Company is to develop an economically viable reserve base through acquisition and development. Additionally, the Company plans to become even more active as an operator of the reserve base, which it controls. In doing so, the Company competes with many large integrated oil and gas companies and numerous independent oil and gas companies of various size. The Company, as an industry standard, monitors well head prices on a daily basis and, on occasion, has curtailed some of its natural gas production due to low well head prices . Most production is sold to third party marketers, including ONEOK Gas Marketing Company, at spot-market prices.

PROPERTY ACQUISITIONS AND SALES - The Company purchased gas and oil reserves located in Oklahoma and Kansas from OXY USA, Inc. during the third quarter of 1998. The $128 million purchase includes 400 wells producing approximately 30 million cubic feet of gas per day and 400 barrels of oil per day and a gas sweetening plant. Based on estimated reserves, this transaction almost doubled the Company's oil and gas reserves and provided the Company with additional reserves located in Kansas.

On June 2, 1998, the Company acquired a 40 percent equity interest in K. Stewart Petroleum Corp., an Oklahoma City based independent oil and gas producer. This acquisition creates increased opportunities for the Company to expand its oil and gas reserves in the Anadarko Basin, one of North America's most prolific gas fields. K. Stewart Petroleum Corp. has been successful in applying new exploration and drilling technologies including 3-D seismic, directional drilling, magnetic resonance imaging, and advanced completion and stimulation techniques. Gross cumulative discoveries by K. Stewart through December 31, 1997, exceed 100 billion cubic feet equivalent (Bcfe). This transaction also gives the Company first look at all project development by K. Stewart with the option to participate at the most favorable industry rate.

The acquisition of Washita Production Company, a Tulsa based independent oil and gas producer, was closed in December 1997. The acquisition of Washita, valued at approximately $20 million, was made with a combination of cash and ONEOK, Inc. common stock. The transaction included 235 producing wells and significant behind pipe and development drilling opportunities with proven reserves of approximately 23 Bcfe. The wells are primarily located in the Anadarko and Arkoma Basin of Oklahoma and include some properties in the Hugoton Basin of Kansas.

During 1997, the Company purchased PSEC, Inc., an independent oil and gas company in Oklahoma. The transaction included 180 wells with proven reserves of 20 Bcf of natural gas and 167,000 barrels of oil. Included in the transaction was PSPC, Ltd., which operates and holds a 42 percent interest in the Sycamore Gas Gathering System. The purchase was financed with $9.3 million long-term debt and 334,252 shares of ONEOK Inc. common stock.

During 1996, the Company purchased substantially all of the Oklahoma oil and natural gas properties of SCANA Petroleum Resources, Inc. The $43.1 million purchase included over 500 producing properties of which 90 percent are natural gas. Also in 1996, the Company sold all of its oil and gas properties in Alabama and Mississippi for approximately $18.9 million.

These acquisitions and sales contribute to the Company's long-term strategy of focusing on natural gas reserves in Oklahoma and Kansas to add value to all of the Company's gas-related operations.

RISK MANAGEMENT - The Company's production segment continues to utilize derivatives in order to hedge anticipated sales of oil and natural gas production. These anticipated transactions have been hedged with commodity swaps agreements whereby the Company is able to set the price to be received for the future production and thus reduce the risk of declining market prices between the origination date of the swap and the month of production. The Company's strategy in hedging anticipated transactions is to eliminate the variability in earnings of its production segment as a result of market fluctuations. To the extent that management does not terminate a hedge or enter into an opposing derivative, the current strategy will limit the potential gains which could result from increases in market prices above the level set by the hedge.

OTHER BUSINESSES

The Company, through two subsidiaries, owns a parking garage and leases an office building (ONEOK Plaza) in downtown Tulsa, Oklahoma, in which the Company's headquarters are located. The parking garage is owned and operated by ONEOK Parking Company. ONEOK Leasing Company leases excess office space to others. Almost all downtown Tulsa Class A office space is rented and very little Class A office space is available city-wide. As a result,

Class A rental rates are increasing.

ITEM 2.   PROPERTIES

(A)  DESCRIPTION OF PROPERTY
REGULATED

DISTRIBUTION - The Company owned 15,023 miles of pipeline and other distribution facilities in Oklahoma and 10,068 miles of pipeline and other distribution facilities in Kansas at August 31, 1998. The Company owns a five-story office building in Oklahoma City, Oklahoma, as well as a number of warehouses, garages, meter and regulator houses, service buildings, and other buildings throughout Oklahoma and Kansas. The Company also owns a fleet of vehicles used primarily in Oklahoma and maintains an inventory of spare parts, equipment, and supplies. It leases substantially all of its vehicles operated in Kansas. In addition, the Company owns five underground storage facilities located throughout Oklahoma and two storage facilities in Kansas. Four of the Oklahoma storage facilities are located in close proximity to its large market areas; the other storage facility is located in western Oklahoma and is leased to and operated by another company. However, 21.4 billion cubic feet of storage capacity in that facility has been retained for use by the Company.

TRANSMISSION - The Company owned a combined total of 3,753 miles of transmission and gathering pipeline in Oklahoma and 1,613 miles in Kansas at August 31, 1998. Compression and dehydration facilities are located at various points throughout the pipeline system.

PRODUCTION

The Company owns varying economic interests, including overriding royalty interests, in 1,372 gas wells and 342 oil wells, some of which are multiple completions. Such interests are in wells located primarily in Oklahoma, Kansas, and Louisiana. The Company owns 152,652 net onshore developed leasehold acres and 18,275 net onshore undeveloped acres, located primarily in Oklahoma, Kansas, Texas, and Louisiana. The Company owns no offshore acreage.

Lease acreage in producing units is held by production. Leases not held by production are generally for a term of three years and may require payment of annual rentals.

GATHERING AND PROCESSING

The Company owns interests in four gas processing plants which extract liquid hydrocarbons from natural gas. Two are located in Oklahoma, one in Kansas and one in New Mexico. The Company's share of the total plant capacity of 379.5 million cubic feet per day is 152.7 million cubic feet per day. The Company owns approximately a 97 percent interest in the Sycamore Gas Gathering System in Carter County, Oklahoma and interests in various other gas gathering systems.

OTHER

The Company owns a parking garage and land, subject to a long-term ground lease expiring in year 2009 with six five-year extensions available, upon which has been constructed a seventeen-story office building with approximately 517,000 square feet of net rentable space. The office building is being leased to the Company at a lease term of 25 years with six five-year renewal options. After any renewal period, the Company can purchase the property at its fair market value. The Company has occupied and reserved approximately 229,623 square feet for its own use and leases the remaining space to others.

(B)  OTHER INFORMATION

Oil and gas production is defined by the Securities and Exchange Commission
(SEC) to include natural gas liquids in their natural state. The Company's processing operations produces natural gas liquids as a result of ownership in four gas processing plants, but the Company does not own the reserves attributable to the gas processed by these plants. The SEC excludes the production of natural gas liquids resulting from the operations of gas processing plants as an oil and gas activity. Accordingly, the following tables exclude information concerning the production of natural gas liquids by the Company's processing operations.

OIL AND GAS RESERVES

All of the oil and gas reserves are located in the United States.

QUANTITIES OF OIL AND GAS RESERVES - See Note Q of Notes to Consolidated Financial Statements on page 55.

PRESENT VALUE OF ESTIMATED FUTURE NET REVENUES - See Note R of Notes to Consolidated Financial Statements on page 55.

RESERVE ESTIMATES FILED WITH OTHERS

None.

QUANTITIES OF OIL AND GAS PRODUCED

The net quantities of oil and natural gas produced and sold, including intercompany transactions, were as follows:

------------------------------------
SALES           1998    1997   1996
------------------------------------
Oil (MBbls)       330     336    435
Gas (MMcf)     16,818  14,565  9,406
====================================

AVERAGE SALES PRICE AND PRODUCTION (LIFTING) COSTS

Average sales prices and lifting costs are as follows:

--------------------------------------------------
                             1998    1997    1996
--------------------------------------------------
Average Sales Price (a)
  Per Bbl of oil            $15.70  $19.84  $17.73
  Per Mcf of gas            $ 2.21  $ 2.16  $ 1.86

Average Production Costs
  Per Mcfe (b)              $ 0.50  $ 0.48  $ 0.46
==================================================

(a) In determining the average sales price of oil and gas, sales to affiliated companies were recorded on the same basis as sales to unaffiliated customers.

(b) For the purpose of calculating the average production costs per Mcf equivalent, barrels of oil were converted to Mcf using six Mcf of natural gas to one barrel of oil. Production costs do not include depreciation or depletion.


WELLS AND DEVELOPED ACREAGE

The table shows gross and net wells in which the Company has a working interest at August 31, 1998.

-------------------------
                Gas   Oil
-------------------------
Gross wells    1,242  328
Net wells        431  154
=========================

Gross developed acres and net developed acres by well classification are not available. Net developed acres for both oil and gas is 152,652 acres.

UNDEVELOPED ACREAGE

The gross and net undeveloped leasehold acreage at the end of the fiscal year is as follows:

---------------------------
             GROSS    NET
---------------------------
OKLAHOMA     68,033  17,136
TEXAS         5,627     906
LOUISIANA     1,110     210
ALABAMA          77      23
===========================

Of the net undeveloped acres, approximately 7 percent lies in the Ardmore Basin area, 36 percent in the Anadarko Basin area in Oklahoma, 19 percent in the Oklahoma portion of the Arkoma Basin, and 1 percent in the Texas Gulf Coast area.

NET DEVELOPMENT WELLS DRILLED

The net interest in total development wells drilled, by well classification, is as follows:

-------------------------
              Development
-------------------------
1998
Productive           14.0
Dry                   0.6
-------------------------
  Total              14.6
-------------------------
1997
Productive            3.8
Dry                   1.5
-------------------------
  Total               5.3
-------------------------
1996
Productive            2.7
Dry                   1.8
-------------------------
  Total               4.5
=========================

PRESENT DRILLING ACTIVITIES

On August 31, 1998, the Company was participating in the drilling of 21 wells. The Company's net interest in these wells amounts to 9.22 wells.

FUTURE OBLIGATIONS TO PROVIDE OIL AND GAS

None.

ITEM 3.   LEGAL PROCEEDINGS

JOINT APPLICATION OF OKLAHOMA NATURAL GAS COMPANY, A DIVISION OF ONEOK, INC., ONEOK GAS TRANSPORTATION COMPANY, A DIVISION OF ONEOK, INC., AND KANSAS GAS SERVICE COMPANY, A DIVISION OF ONEOK, INC., FOR APPROVAL OF THEIR UNBUNDLING PLAN FOR NATURAL GAS SERVICES UPSTREAM OF THE CITY GATES OR AGGREGATION POINTS, Cause PUD No. 980000177, before the Oklahoma Corporation Commission. On April 1, 1998, a Joint Application was filed to unbundle natural gas services upstream of the citygate. As part of the Joint Application (as required by the Commission's new unbundling rules) a proposal was submitted which would enable the Applicants to commence competitively-bid service to the Tulsa and Oklahoma City aggregation areas no later than November 1, 1998. Kansas Gas Service Company requested a waiver from having to file an unbundling plan pending consolidation of its rates with those of Oklahoma Natural Gas Company which was granted in the Amended Order (see below). The Applicants filed direct testimony on April 17, 1998 and certain intervenors filed responsive testimony and statements of position on June 1, 1998. Hearings were held beginning July 6, 1998 and continued through July 16, 1998. The Commission entered its Order on July 31, 1998 unbundling utility services by separating distribution, transportation, gas supply, storage and gathering services and directing that services upstream of the citygates be obtained through competitive bidding. The Company was directed to request competitive bids for upstream services for the Oklahoma City and Tulsa aggregation areas commencing November 1, 1998, and for the remaining cities and towns as scheduled in the Order. The Order also established the cost of service for Oklahoma Natural Gas Company ("ONG") and ONEOK Gas Transportation Company under which future rates will be determined and tariffs filed. On August 6, 1998, a Petition-in-Error was filed with the Oklahoma Supreme Court appealing the Order of the Commission and a Notice of Appeal and Motion to Stay the Order was filed with the Commission. Hearings were held on such Motion and a Motion to Reconsider by one of the intervenors and the Commission took the matters under advisement. The Appeal claims the Commission lacked jurisdiction and authority to promulgate its unbundling rules and the Order exceeded its authority. The Commission filed an Amended Order on August 20, 1998. The Company's position is that the Amended Order is invalid due to the pending appeal of the original Order. On August 17, 1998, the Commission filed a Motion to Dismiss the Company's appeal. The Company filed its response on September 1, 1998. On September 8, 1998, the Company filed a petition-in-error with the Oklahoma Supreme Court appealing the amended order.

IN THE MATTER OF COMMISSIONER BOB ANTHONY'S INSPECTION OF THE BOOKS AND RECORDS OF ANY PUBLIC SERVICE CORPORATION AND EXAMINATION, UNDER OATH, OF ANY OFFICER, AGENT OR EMPLOYEE OF SUCH, IN RELATION TO THE BUSINESS AND AFFAIRS OF ARKANSAS LOUISIANA GAS COMPANY, A DIVISION OF NORAM ENERGY CORP. AND OKLAHOMA NATURAL GAS COMPANY, A DIVISION OF ONEOK INC. PURSUANT TO OKLAHOMA CONSTITUTION ARTICLE 9, SECTIONS 18, 28 AND 34, Cause No. PUD 960000039 and related dockets (PUD 86-85, 96-100, 96-186), Oklahoma Corporation Commission. Commissioner Anthony filed notice on February 13, 1996, and thereafter sought, in his capacity as an individual Commissioner, to investigate transactions between the Company and another entities in connection with the 1993 settlement of a long-running gas contract dispute between the Company and one of its gas suppliers, Creek Systems. The principal subject of the inquiry was a new gas supply arrangement entered into in connection with the settlement between the Company and an entity called Dynamic Energy Resources, which in turn assigned its interest in the contract to two other unrelated companies. Commissioner Anthony contended that he was questioning whether the new gas supply arrangement entered into as a result of the settlement had resulted in excessive gas costs to the Company's customers. The gas supply contracts in question had been examined in earlier audits by the Commission staff and no improper costs or other improprieties had been found. After extensive Commission proceedings and an original action in the Oklahoma Supreme Court challenging Anthony's authority to conduct such an individual investigation, a compromise was reached among all interested parties (other than Commissioner Anthony) pursuant to which another Commission staff investigation of the matter was conducted with full cooperation by the Company. The staff again found no improper costs or other improprieties. On August 14, 1997, Commissioner Anthony filed a document prepared by a member of his staff again claiming overpayment for gas supplied under the contract. No further action has been taken by the Commission, however, as a result of the Report, an Application of Michael Edward McAdams and John Powell Walker For Relief for Improper and Excessive Costs, Cause No. PUD 98000188 was filed on April 6, 1998 against the Company seeking a review of the gas purchase agreement between the
Company and Dynamic Energy Resources.   On April 29, 1998, ONG filed a motion to
dismiss which was denied by the Administrative Law Judge on September 1, 1998. ONG appealed the Administrative Law Judge's Order to the Commission en banc on September 11, 1998.

FENT, ET UX V. OKLAHOMA NATURAL GAS COMPANY, A DIVISION OF ONEOK INC., ET AL., No. CJ-88-10148, District Court, Oklahoma County. On October 6, 1988, the Plaintiffs filed a petition for reimbursement for the cost of replacement of a yard line and for repairing the gap in piping caused by the relocation of the meter to the property line and as a class action for similarly situated customers. The Company moved to dismiss the action on the grounds the District Court did not have subject matter jurisdiction and a failure to state a cause of action for which relief could be granted. The District Court granted the motion to dismiss and the Plaintiffs appealed the decision. On August 14, 1991, the Court of Appeals reversed the trial court's decision and remanded the case for further proceedings. The appellate court held that the trial court had erred in ruling both that it was without jurisdiction and that the Plaintiffs had failed to state a cause of action, instead finding that under Commission Rule 6(a) the Company could be responsible for maintenance of the gas line up to the outflow side of the meter. As a result, the Company could have a duty to repair the gap caused by removal of the meter and to maintain and repair the yard line. The case was remanded to the District Court, the Company filed a related proceeding with the Oklahoma Corporation Commission seeking an interpretation of the applicable Commission rules, and although the Plaintiffs filed a motion in District Court to certify the class, further proceedings in the case were stayed pending resolution of the appeal of the decision in the related Corporation Commission proceeding. The Corporation Commission ruled that ONG was not responsible for non-Fent yard lines. Plaintiffs filed a motion to lift the stay which was granted by the Court, enabling the case to proceed with discovery on the issue of whether claims should be certified as a class action and Plaintiffs' allowed to act as class representatives. The Company filed a motion to strike on the basis of the Oklahoma Corporation Commission decision in that had determined that the Company was not responsible for non-Fent yardlines, which was granted on July 26, 1996. Fent appealed the decision of the District Court and on April 8, 1997, the appeal was assigned to Division 2 of the Court of Appeals. On December 16, 1997, the Court of Appeals decided in favor of the Company, upholding the trial court's denial of class certification. Fent filed a Petition for Rehearing on January 5, 1998. The Petition was denied on February 17, 1998. Fent then filed a Petition for Writ of Certiorari with the Supreme Court on March 5, 1998. The Supreme Court granted Certiorari on April 20, 1998. The Company filed a Request to File Supplemental Briefs on April 30, 1998, which is still pending.

UNITED STATES OF AMERICA, EX REL. JACK GRYNBERG V. ALASKA PIPELINE CO., ET AL., (INCLUDING ONEOK, INC.), No. 95-725, in the United States District Court for the District of Columbia. This is a qui tam action that was commenced on April 17, 1995 (but not served on ONEOK, Inc. until July 24, 1996), by the plaintiff relator, Jack J. Grynberg ("Grynberg"), on behalf of the United States pursuant to the False Claims Act, 31 U.S.C. (S) 3729, et seq., to recover the underpayment of royalties on federally owned or Indian properties from 70 named pipeline companies, including ONEOK, Inc. Grynberg claims that the named pipeline companies have underpaid royalties to the United States as a result of the improper measurement of the heating content and volume of natural gas which they purchased from the federally owned or Indian lands. On behalf of the United States, Grynberg seeks to recover the proceeds for the underpayment of royalties, interest, treble damages, civil penalties of $5,000 to $10,000 for each violation by a defendant pipeline company of the False Claims Act, and an order requiring the defendant pipeline companies to discontinue the improper practices. Grynberg also seeks to recover his expenses incurred in bringing the action, plus attorneys' fees and costs. The Company, through its division ONEOK Gas Transportation Company, joined a group of 53 defendants (the "Combined Defendants") employing the law firm of Skadden, Arps, Slate, Meagher and Flom LLP ("Skadden, Arps") and sharing their expense in addressing the defenses against the action which are common to the group. Skadden, Arps filed on behalf of the Combined Defendants a motion to dismiss the Second Amended Complaint on several grounds (e.g., failure to state of claim, failure to plead fraud with specificity, misjoinder of parties, improper venue, etc.). The court granted the motion to dismiss on March 27, 1997, finding that there had been an improper joinder of the defendants and that Grynberg had failed to state a claim with particularity against each of the defendants. On May 15, 1998, Grynberg appealed the decision to the District of Columbia Court of Appeals. Motions to dismiss the action were filed in July, 1998 and the decision of the Court is pending. The Company has been recently contacted by the Civil Division of the Commercial Litigation Branch of the United States Department of Justice asking it to comment on a separate lawsuit filed by Grynberg against ONEOK, Inc., ONEOK Resources Company, and Oklahoma Natural Gas Company, in which the same allegations and claims are made. The Company is preparing a response to the Department of Justice.

The Company is a party to other litigation matters and claims which are normal in the course of its operations, and while the results of litigation and claims cannot be predicted with certainty, management believes the final outcome of such matters will not have a materially adverse effect on consolidated results of operations, financial position, or liquidity.

ITEM 4.   RESULTS OF VOTES OF SECURITY HOLDERS

(A)  MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

No matter was submitted during the fourth quarter of the fiscal year covered by this report to a vote of the Company's security holders, through the solicitation of proxies or otherwise.

(B)  EXECUTIVE OFFICERS OF THE REGISTRANT

     All executive officers are elected at the annual meeting of directors and serve for a period of one year or until their successors are duly elected.

-----------------------------------------------------------------------------------------------------------------------------------
                                         PERIOD SERVED             BUSINESS EXPERIENCE
NAME AND POSITION            AGE         IN SUCH CAPACITY          IN PAST FIVE YEARS

-----------------------------------------------------------------------------------------------------------------------------------

LARRY W. BRUMMETT            48          1997 to present           Chairman of the Board of Directors and Chief Executive Officer
Chairman of the Board                    1994 to 1997              Chairman of the Board of Directors, President, and Chief
and Chief Executive Officer                                        Executive Officer
                                         1993 to 1994              Executive Vice President of Oklahoma Natural Gas Company

-----------------------------------------------------------------------------------------------------------------------------------
DAVID L. KYLE                46          1997 to present           President and Chief Operating Officer
President of ONEOK                       1995 to present           Member of the Board of Directors
and Chief Operating Officer              1994 to 1997              President and Chief Operating Officer of Oklahoma Natural Gas
                                                                   Company
                                         1993 to 1994              Executive Vice President of Oklahoma Natural Gas Company

-----------------------------------------------------------------------------------------------------------------------------------
JOHN A. GABERINO, JR.        57          1998 to present           Senior Vice President and General Counsel
Senior Vice President and                1993 to 1998              Stockholder, Officer and Director of Gable Gotwals Mock Schwabe
General Council                                                    Kihle Gaberino and predecessor firms

-----------------------------------------------------------------------------------------------------------------------------------
JERRY D. NEAL                59          1993 to present           Vice President, Treasurer, and Chief Financial Officer
and Chief Financial Officer                                        (Principal Financial Vice President, Treasurer,
(Principal Financial and
Accounting Officer)

-----------------------------------------------------------------------------------------------------------------------------------
BARRY D. EPPERSON            53          1997 to present           Vice President, Controller, and Chief Accounting Officer
Vice President, Controller,              1993 to 1997              Vice President-Accounting of Oklahoma Natural Gas Company
and Chief Accounting
Officer

-----------------------------------------------------------------------------------------------------------------------------------
EUGENE N. DUBAY              49          1997 to present           President and Chief Operating Officer of Kansas Gas Service
President and Chief                                                Company
Operating Officer -                      1996 to 1997              Vice President of Corporate Development
Kansas Gas Service Company               1993 to 1995              Executive Vice President and Chief Operating Officer of Missouri
                                                                   Gas Energy

-----------------------------------------------------------------------------------------------------------------------------------
JAMES C. KNEALE              47          1997 to present           President and Chief Operating Officer of Oklahoma Natural Gas
President and Chief                                                Company
Operating Officer-                       1996 to 1997              Vice President of ONEOK Resources Company
Oklahoma Natural Gas                     1995 to 1996              Vice President-Tulsa District of Oklahoma Natural Gas Company
Company                                  1993 to 1995              Vice President-Accounting of Oklahoma Natural Gas Company

-----------------------------------------------------------------------------------------------------------------------------------

                                   PART II.

ITEM 5. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

(A)  MARKET INFORMATION

The Company's common stock is listed on the New York Stock Exchange under the trading symbol OKE. The corporate name ONEOK is used in newspaper stock listings. The high and low market prices of the Company's common stock for each fiscal quarter during the last two fiscal years were as follows:

---------------------------------------    -------------------------------------
1998                 High        Low       1997                High       Low
=======================================    =====================================
First Quarter      $40 11/16   $31 3/16    First Quarter      $28  5/8   $24 7/8
Second Quarter     $40 11/16   $ 33 3/8    Second Quarter     $30  7/8   $26
Third Quarter      $44 1/4     $ 34 5/8    Third Quarter      $31  1/8   $25 7/8
Fourth Quarter     $40 15/16   $ 29 3/4    Fourth Quarter     $35 5/16   $30
---------------------------------------    -------------------------------------

(B)  HOLDERS

There were 11,768 holders of the Company's common stock at August 31, 1998.

(C)  DIVIDENDS

Quarterly dividends declared on the Company's common stock during the last two fiscal years were as follows:

--------------------------------
                   1998    1997
--------------------------------
First Quarter      $0.30   $0.30
Second Quarter     $0.30   $0.30
Third Quarter      $0.30   $0.30
Fourth Quarter     $0.30   $0.30
--------------------------------
  Total            $1.20   $1.20
================================


Debt agreements pursuant to which the Company's outstanding long-term and short-term debt has been issued limit dividends and other distributions on the Company's common stock. Under the most restrictive of these provisions, $27.4 million of retained earnings is so restricted. On August 31, 1998, $243.1 million was available for dividends on the Company's common stock.

ITEM 6.   SELECTED FINANCIAL DATA

Following are selected financial data for the Company for each of the last five years. Dollar amounts are in millions of dollars, except per share amounts.

----------------------------------------------------------------------------------------------------
                                                  1998       1997       1996       1995       1994
----------------------------------------------------------------------------------------------------
Operating revenues                              $1,835.4   $1,161.9   $1,224.3   $  954.2   $  784.1
Income before interest
    and income taxes                            $  203.5   $  128.8   $  121.0   $  105.5   $   92.0
Net income                                      $  101.8   $   59.3   $   52.8   $   42.8   $   36.2
Total assets                                    $2,422.5   $1,237.4   $1,219.9   $1,181.2   $1,148.1
Long-term debt                                  $  329.3   $  347.1   $  351.9   $  363.9   $  376.9
Diluted earnings per common share               $   2.44   $   2.13   $   1.93   $   1.58   $   1.34
Dividends per common share                      $   1.20   $   1.20   $   1.18   $   1.12   $   1.11
Percent of payout                                  49.2%      56.2%      61.1%      70.9%      82.8%
Common equity per share                         $  19.01   $  16.47   $  15.21   $  14.38   $  13.88
Return on common equity                           12.46%     12.75%     12.64%     10.90%      9.65%
Ratio of earning to fixed charges                  5.50X      3.51X      3.28X      2.70X      2.52X
Ratio of earnings to combined fixed charges
    and preferred stock dividend requirement       3.20X      3.48X      3.24X      2.67X      2.49X
----------------------------------------------------------------------------------------------------

 ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

          CONDITION AND RESULTS OF OPERATIONS

This Form 10-K (and certain other documents that are incorporated by reference in this 10-K) contains statements concerning Company expectations or predictions of the future that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to be covered by the safe harbor provision of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions based on information currently available. It is important to note that actual results of Company earnings could differ materially from those projected in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (I) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates; (vi) the timing and extent of changes in commodity prices for natural gas, electricity, and crude oil; (vii) the nature and projected profitability of potential projects and other investments available to the Company; (viii) conditions of capital markets and equity markets; (ix) Year 2000 issues, and (x) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates. Accordingly, while the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in Company documents, the words "anticipate," "expect," "projection," "goal" or similar words are intended to identify forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements after they distribute this 10-K even if new information, future events or other circumstances have made them incorrect or misleading.

OPERATING ENVIRONMENT AND OUTLOOK

Management believes that changes in the natural gas business are inevitable and that such changes will significantly affect the manner in which natural gas and related services are marketed. In response to this trend, commencing in 1994, management conducted a strategic review of its business and of ongoing developments in the natural gas distribution and energy related industry regarding competition, regulation, and consolidation. Management concluded that the domestic natural gas business was undergoing a process of deregulation which would lead, over the next several years, to "unbundling" of services at the residential level. Management further concluded that markets for electricity and natural gas were converging and consolidating and that these trends and competition for customers would alter the structure and business practices of companies serving these markets in the future.

The Company continues to take steps to strengthen its competitive edge and position it to be a leader in the industry. The most significant of these steps was the strategic alliance with Western Resources, Inc. (Western) completed in November of this fiscal year. The Company acquired the gas business of Western and as a result became the eighth largest natural gas distributor in the country serving approximately 1.4 million customers.

In order to better position the Company competitively, management determined that it should seek both to expand its current operations and to become a provider of energy services not limited to natural gas through acquisitions or strategic alliances with companies that would enhance and expand its natural gas distribution, marketing, production, and transportation business. In a step toward this goal, ONEOK Power Marketing Company and has been authorized by the Federal Energy Regulatory Commission (FERC) for the wholesale marketing of electricity. Operations have not yet begun.

The Company continues to increase its investment in hydrocarbon reserves in its service territory in order to add value to its existing production operations. The Company focus remains on exploitation activities rather than exploratory drilling.

The Company has strengthened its financial position and anticipates growth through acquisition opportunities that will add value to all of the Company's operations, divesting itself of properties that do not fit within the long term goals of the Company, and maximizing the efficiency of its operations and assets.

OPERATING HIGHLIGHTS INCLUDE:

 .    REGULATED OPERATIONS - The natural gas operations acquired from Western represent a strategic fit for the Company's regulated operations as unbundling begins to unfold. Through the alliance, the Company obtained both the local gas distribution business and MCMC, an intrastate gas transportation company. MCMC is authorized to provide no-notice gas transportation, wheeling, parking, balancing, and storage services to third parties based on prevailing market prices.

     Unbundling has the potential to enhance customer choices, provide savings to consumers, increase throughput, and allow broader use of the Company's assets. In January 1998, the OCC approved rule-making for the restructuring of Oklahoma's natural gas utility industry. Under the rules, the Company is required to unbundle its upstream activities.
     During the third quarter, the Company filed an application in Oklahoma in compliance with the OCC's new rules governing the restructuring. The filing detailed how the Company plans to unbundle its upstream activities, including gas transportation, storage, and supply, that are required by the Company's distribution system and solicit competitive bids for those services. The filing also requested permission to lower the volume requirements for commercial and industrial customers who wish to participate in the PCL program. On July 31, 1998 the OCC issued an interim order on the Company's application that the Company believes exceeds the Commission's jurisdiction and authority and contains elements that are an "invasion of internal management discretion". The Company has filed an appeal with the Oklahoma Supreme Court.

     In Kansas, the Company has taken the first step toward unbundling its services and providing customers choice by filing a proposed tariff change reducing the minimum requirement for transportation service to 3,000 Mcf annually and to approve a revenue neutral residential basic service charge and upstream capacity charges. If approved, this will allow the KGS to expand transportation services to an additional 650 commercial and industrial customers and to restructure residential customers bills to better reflect the difference between the basic service charge for delivery and the cost of natural gas.

 .    NONREGULATED OPERATIONS - The Company continues to enhance the value of it non-regulated operations through strategic acquisitions. Through the Western alliance and other acquisitions, the Company has acquired additional marketing, gathering, processing, and production businesses which complement the activities of the existing operations.

     The 1998 purchase by the Company of oil and gas reserves located in Oklahoma and Kansas from OXY USA, Inc. added more than 400 wells to total production property. Net production from these wells is approximately 30 million cubic feet of gas per day and 400 barrels of oil per day.

     The acquisition of Washita Production Company, a Tulsa based independent oil and gas producer, was closed in December 1997. The transaction included 235 producing wells and significant behind pipe and development drilling opportunities with proven reserves of approximately 23 Bcfe.

     The Company sold its interest in 12 non-operated gas processing plants during fiscal 1998. The lack of ownership of the gathering systems behind these plants was the primary motivation for the sale. The Company no longer owns an interest in "fuel-and-shrink" plants, which are subject to volatile swings in profitability.

     The June 1998 acquisition of a 40 percent interest in K. Stewart Petroleum Corp. increased the opportunities for the Company to expand its oil and gas reserve base in the Anadarko Basin, one of North America's most prolific gas fields.

     The Company purchased an additional 55 percent interest in the Sycamore Gas Gathering System on May 29, 1998. The purchase gives the Company a 97 percent interest in the system and control over the gathering and processing company-owned production in that area.

CONSOLIDATED OPERATIONS

------------------------------------------------------------------------------
(Thousands of dollars)                         1998        1997        1996
------------------------------------------------------------------------------
FINANCIAL RESULTS
Operating revenues - regulated              $  971,905  $  598,390  $  538,169
Operating revenues - nonregulated              863,497     563,537     686,176
------------------------------------------------------------------------------
  Total operating revenues                   1,835,402   1,161,927   1,224,345
Operating costs                              1,530,294     959,303   1,030,827
Depreciation, depletion and amortization       101,653      74,509      72,868
------------------------------------------------------------------------------
Income before income taxes and interest     $  203,455  $  128,115  $  120,650
==============================================================================

RESULTS OF OPERATIONS - The Company's regulated and nonregulated operations showed strong gains for the year as a result of the Company's acquisition strategy and operating efficiencies achieved. Acquisition of the gas business from Western added $45 million to income before interest and income taxes in the regulated operations for the last three quarters of fiscal 1998 despite a warmer than normal winter. For the year, income before interest and income taxes for the regulated operations increased $49.6 million (49.7 percent) over 1997. Decreases in operating expenses were due to operating efficiencies including reductions in labor and associated welfare costs.

The increase in the income before interest and income taxes for the nonregulated operation in fiscal 1998 was related to increased volumes for the marketing operation, including access to the retail market acquired, as a result of the Western transaction and gains on the sale of certain gas processing plants .

The performance of the nonregulated operations played a major role in the increase in income before taxes in 1997. The strong performance reflects the effect of additional gas reserves acquired, operational changes and efficiencies, general market conditions and an aggressive marketing campaign by the Company's gas marketing operation.

RISK MANAGEMENT - To minimize the risk from market fluctuations in the price of natural gas and oil, the Company's nonregulated operations use commodity derivative instruments such as future contracts, swaps, and options (collectively, derivatives) to hedge existing physical gas inventory, and purchase or sale commitments. None of these derivatives are held for speculative purposes and, in general, the Company's risk management policy requires that positions taken with derivatives be offset by positions in physical transactions or other derivatives. For each year in the three year period ended August 31, 1998, derivatives were primarily used by ONEOK Gas Marketing as a method of eliminating unacceptable risks with respect to changes in the price of gas or the cost of the intervening transportation associated with certain contracts.

Kansas Gas Service Company began using derivative instruments to hedge the cost of anticipated gas purchases during the winter heating months to protect its customers from upward volatility in the market price of natural gas. The gain or loss resulting from such derivatives will be combined with the physical cost of gas and recovered from the customer through the gas purchase clause in rates.

The Company's production segment utilizes derivatives in order to hedge anticipated sales of oil and natural gas production. These anticipated transactions have been hedged with commodity swaps agreements whereby the Company is able to set the price to be received for the future production thus eliminating the risk of declining market prices between the origination date of the swap and the month of production. The Company's strategy in hedging anticipated transactions is to eliminate the variability in earnings of its production segment as a result of market fluctuations. To the extent that management does not terminate a hedge or enter into an opposing derivative, the current strategy will limit the potential gains which could result from increases in market prices above the level set by the hedge.

The Company adheres to policies and procedures which limit its exposure to market risks from open positions and monitors daily its exposure to market risk. The results of the Company's derivative trading activities continue to meet its stated objectives. For further discussion, see Item 7A - Quantitative and Qualitative Disclosures About Market Risk at page 31 and Note C of "Notes to Consolidated Financial Statements."

YEAR 2000. We are currently addressing the effect of Year 2000 (Y2K) issue on our reporting systems and operations. TheY2K issue arose because many computer systems and application software (IT applications), and plant and equipment (Embedded Technology) were constructed using an abbreviated date field which eliminates the first two digits of the year, assuming that these two digits would always be "19". On January 1, 2000 these systems may incorrectly recognize the date as January 1, 1900. Some IT applications and Embedded Technology may incorrectly process critical financial and operating information or stop processing altogether.

The Company recognized this potential problem and began rewriting and remediating its existing IT applications and Embedded Technology. The Company's mainframe software is approximately 60 percent compliant with all other systems being 80 percent compliant. The Company estimates that approximately 75 percent of Embedded Technology, which the Company deems significant to their operations, is year 2000 compliant. Remediated programs are being tested prior to being declared compliant. The estimated completion date of this program is April, 1999, provided that the Company is able to retain, or replace if required, such key personnel as necessary for the conversion of its remaining programs and applications.

The primary business risk associated with Y2K is the Company's ability to continue to transport and distribute gas to its customers without interruption. In the event the Company and/or its suppliers and vendors are unable to remediate the Y2K problem prior to January 1, 2000, operations of the Company could be significantly impacted. In order to mitigate this risk, the Company is developing a contingency plan to continue operations through manual intervention and other procedures should it become necessary to do so. Such procedures are expected to include back-up power supply for its critical pipeline and storage operations and, if necessary, curtailment of supply. The Company's significant storage capacity could be used to supplement system supply in the event its suppliers can not make deliveries. The Company expects to complete its operational contingency plan by the end of fiscal 1999.

The Company is assessing operational risks related to suppliers and vendors with whom they conduct business. Based on this assessment, the Company is in the process of contacting their suppliers and vendors, deemed to be strategic to its operations, concerning Y2K compliance. The Company plans to test such third party compliance to the extent deemed reasonable and necessary to determine compliance.

There can be no assurance that the Company's systems or the systems of other companies on which the Company relies, will be converted in a timely manner or that any such failure to convert would not have a material adverse effect on the Company.

The Company has spent approximately $1 million to prepare their systems for Y2K compliance and expects remaining costs to be comparable.

ACCOUNTING POLICIES - The regulated operations of the Company are primarily subject to accounting requirements of the OCC, KCC, and the provisions of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation." Accordingly, the allocation of costs and revenues to accounting periods for ratemaking and regulatory purposes may differ from bases generally applied by nonregulated companies. Such allocations to meet regulatory accounting requirements are considered to be generally accepted accounting principles for regulated utilities provided that there is a demonstrable ability to recover any deferred costs in future rates. Pursuant to the provisions of SFAS No. 71, the regulated business has recognized regulatory assets of $229.5 million, of which $58.6 million has been established for amounts not currently being recovered in rates pending Company filings.
However, in the event regulated operations no longer meet the criteria for following SFAS No. 71 due to unbundling or other actions, a write-off of regulatory assets and stranded costs may be required.

SEGMENT OPERATIONS - The Company views its segments as operating within either a rate regulated (regulated operations) or a nonregulated environment (nonregulated operations). The nonregulated environment is further viewed as having three primary, vertically integrated segments: marketing, gathering and processing, and production.

REGULATED OPERATIONS

The regulated business unit provides natural gas distribution, transportation, gas supply, and storage services in Oklahoma and Kansas. The Company's operations in Oklahoma are conducted through Oklahoma Natural Gas Company Division, ONEOK Gas Transportation Company Division and three wholly-owned subsidiaries, ONEOK Gas Transportation, L.L.C., ONG Transmission Company, and ONG Sayre Storage Company, which together form an integrated intrastate natural gas distribution and transmission business which serves residential, commercial, and industrial customers in about 75 percent of the state of Oklahoma. These companies will be collectively referred to herein as Oklahoma Natural Gas (ONG). The Company's operations in Kansas are conducted through Kansas Gas Service Company Division (Kansas Gas Service) and Mid Continent Market Center (MCMC), a wholly owned transportation company. These companies will be collectively referred to herein as KGS. KGS's regulated gas operations are primarily engaged in distribution and intrastate gas transportation, as well as gas wheeling, parking, balancing and storage services. Kansas Gas Service serves residential, commercial, and industrial customers in about 67 percent of Kansas. Kansas Gas Service also conducts regulated gas distribution operations in northeastern Oklahoma. ONG is subject to regulatory oversight by the OCC. KGS and MCMC are subject to regulatory oversight by the KCC and/or the OCC.

Identifiable assets at August 31, 1998, included $972.6 million acquired through the alliance with Western.

------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                        1998      1997      1996
------------------------------------------------------------------------
FINANCIAL RESULTS
Gas Sales                                   $883,089  $543,662  $487,294
Cost of Gas                                  527,738   308,057   247,299
------------------------------------------------------------------------
  Gross margins on gas sales                 355,351   235,605   239,995
PCL, ECT and transportation margins           81,763    41,974    41,684
Other revenues                                29,897    13,890    11,394
------------------------------------------------------------------------
  Net revenues                               467,011   291,469   293,073
Operating expenses                           238,607   140,328   145,299
Depreciation, depletion and amortization      79,032    51,375    50,805
------------------------------------------------------------------------
Income before income taxes and interest     $149,372  $ 99,766  $ 96,969
========================================================================


-------------------------------------------------
                              1998   1997   1996
-------------------------------------------------
Gross Margin per Mcf
OKLAHOMA
  Residential                 $2.99  $2.94  $3.09
  Commercial                  $2.40  $2.19  $2.28
  Industrial                  $1.13  $0.95  $0.85
  Pipeline capacity leases    $0.24  $0.19  $0.20
KANSAS
  Residential                 $2.24      -      -
  Commercial                  $1.75      -      -
  Industrial                  $1.92      -      -
  End-use customer                       -      -
    transportation            $0.56
=================================================

------------------------------------------------------------------
                                       1998       1997      1996
------------------------------------------------------------------
Number of customers
  Oklahoma                             739,684   733,621   729,467
  Kansas                               652,330         -         -
------------------------------------------------------------------
    Total                            1,392,014   733,621   729,467
------------------------------------------------------------------
------------------------------------------------------------------
Capital expenditures (thousands)
  Oklahoma                          $   67,792  $ 67,747  $ 42,900
  Kansas                                46,032         -         -
------------------------------------------------------------------
    Total                           $  113,824  $ 67,747  $ 42,900
------------------------------------------------------------------
------------------------------------------------------------------
Identifiable assets (millions)      $    1,932  $  1,026  $  1,019
------------------------------------------------------------------
------------------------------------------------------------------
Customers per employee
  Oklahoma                                 475       477       403
  Kansas                                   489         -         -
------------------------------------------------------------------


OPERATIONAL HIGHLIGHTS - The Company dominates the core energy service markets with over a 90 percent market share for water heating, cooking, and home heating. Annual cost comparisons with electricity for these same services in Oklahoma and Kansas indicate that gas costs were at least 50 percent less, the largest difference being in home heating at 70 percent less. On a gas to gas comparison, the Company's rates in Oklahoma and Kansas were lower than the regional and national averages for residential, firm industrial, and interruptible service.

Highlights of significant operating changes over the past three years include:

 .       Addition of approximately 660,000 new distribution customers and 1,400 employees in KGS acquisition.

 .       Signed contract and began transporting gas to four natural gas-fired electric generating plants owned by Public Service Company of Oklahoma under PCL agreements. Construction on facilities to serve the plants was completed early in fiscal 1998.

 .       Strengthened cost controls throughout the organization. Total employees in Oklahoma dropped by approximately 9.63 percent during the 1998 fiscal year. This was accomplished through attrition and without compromising customer safety or service. Operating expense per customer decreased 4.5 percent.

 .       Injection capabilities were increased by 70 percent in one Oklahoma storage field while withdrawal capabilities were increased by over 80 percent. In another Oklahoma storage field, work will be completed by December, 1998 which will increase the injection capabilities by 50 percent and double the withdrawal capabilities.

 .       A $10 million project to increase the capacity of a storage field in
        Kansas is scheduled for completion in 2000. Total storage capacity in Kansas will increase by almost 40 percent.

REGULATORY INITIATIVES - The KCC has approved a pilot program designed to moderate the cost its customers pay for natural gas in cold weather months. Under the program, Kansas Gas Service will use hedges to cap the price of its anticipated winter heating season gas purchases in order to protect customers from the upward volatility during the winter heating months.

The KCC has approved a pilot program in Kansas that would offer residential customers the option of paying a fixed monthly bill. The program will allow a qualified residential customer the option of paying an amount based on the projected average annual usage rather than actual usage. The program will initially be offered to 100,000 customers. A similar program is already in effect for customers in Oklahoma.

In a first step toward unbundling in Kansas, a proposed tariff change was filed which would reduce the minimum requirement for transportation service to 3,000 Mcf annually and approve a revenue neutral residential basic service charge and upstream capacity charges. If approved, this will allow KGS to extend transportation services to an additional 650 commercial and industrial customers and restructure residential customer bills to better reflect the differences between the basic service charge for delivery and the cost of natural gas.

During fiscal 1998, ONG filed an application in Oklahoma in compliance with the Oklahoma Corporation Commission's (OCC) new rules governing the restructuring of the state's natural gas industry. Since then, the Company and the OCC have reached an impasse. The ultimate outcome of these proceedings and their impact, if any, on future earnings and cash flow can not be predicted at this time.

CAPITAL EXPENDITURES - The Company's capital expenditure program includes expenditures for extending service to new areas, increasing system capabilities, and general replacements and betterments. It is the Company's practice to maintain and periodically upgrade facilities to assure safe, reliable, and efficient operations. The 1998 capital expenditure program included $19 million for new business development including $5.3 to provide service to Public Service Company of Oklahoma's (PSO) gas-fired electric generation plants and $12 million to improve injection capabilities and peak storage deliverability. The 1997 capital expenditure program included $49 million for new business development including $13.4 to provide service to PSO's four power plants and $7 million to improve compression and peak storage deliverability. The 1996 capital expenditure program included $10 million for new business development and $2 million to improve peak storage deliverability.

OPERATING RESULTS - Net revenues and operating expenses increased over the same period one year ago, primarily due to inclusion of KGS's operations since December 1, 1997. On a pro forma basis, assuming the Western acquisition had occurred at the beginning of fiscal 1997, net revenues and operating expenses would have been $514.3 million and $279.7 million, respectively, for fiscal 1998 as compared to $644.7 million and $297.3 million respectively, for fiscal 1997. The decrease in pro forma net revenues in the current year reflects the fact that KGS's rates are not weather normalized as are ONG's and, accordingly, were negatively impacted by warmer than normal weather. Pro forma operating expenses have declined in the current year reflecting ongoing efforts to improve operating efficiencies while increasing total customers served. Personnel costs, including pensions and postretirement costs, on a pro forma basis, decreased from the prior year partially due to a reduced personnel complement achieved solely through attrition. Other cost reductions related to occupancy costs and reduced levels of contract labor.

In 1997 lower gross margins on gas sales result primarily from lower usage by customers whose gas sales and degree days are not normalized, increased cost of gas used in operations, and unrecovered gas costs. Actual degree days in 1997 were 3,566 as compared to 3,617 in 1996. Degree days is an industry measure of temperature variations from an established normal temperature of 65 degrees; a higher number of degree days reflects colder weather on the average. Operating expenses decreased in 1997 as compared to 1996 primarily due to reductions in labor and associated employee welfare costs.

The statistics presented for the 1998 fiscal year include volumes attributable to Kansas Gas Service since December 1, 1997.

-----------------------------------------------------------
                                   1998     1997     1996
-----------------------------------------------------------
Volumes (MMcf)
Gas sales
    Residential                   103,700   58,241   55,801
    Commercial                     42,452   29,408   28,548
    Industrial                      7,262   11,384   15,145
PCL and ECT                       226,058  173,134  158,527
-----------------------------------------------------------
  Total gas sales, PCL and ECT    379,472  272,167  258,021
===========================================================

NONREGULATED OPERATIONS

The Company's nonregulated operations are involved in the marketing, gathering and processing, and production of natural gas and natural gas liquids. The gas marketing subsidiary has directed its activities toward wholesale and retail sales in the mid-continent region of the United States. The Company's interests in gas liquids extraction plants and producing properties are concentrated principally in Oklahoma, Kansas, and New Mexico. The production subsidiary has concentrated on production in existing fields. The Company also operates its headquarters office building and a parking garage.


------------------------------------------------------------------------
(Thousands of dollars)                        1998      1997      1996
------------------------------------------------------------------------
FINANCIAL RESULTS
COMBINED NONREGULATED OPERATIONS
Gas Sales                                   $774,455  $484,674  $612,595
Cost of Gas                                  758,688   470,878   596,491
------------------------------------------------------------------------
  Gross margins on gas sales                  15,767    13,796    16,104
Gas and oil production                        42,315    38,159    25,181
Gas processing (net)                          22,846    25,326    20,902
Other                                         49,090     9,534    16,560
------------------------------------------------------------------------
  Net revenues                               130,018    86,815    78,747
Operating expenses                            53,314    35,332    33,002
Depreciation, depletion and amortization      22,621    23,134    22,064
------------------------------------------------------------------------
Income before income taxes and interest     $ 54,083  $ 28,349  $ 23,681
========================================================================

-------------------------------------------------------
                               1998     1997     1996
-------------------------------------------------------
Natural gas volumes (MMcf)
  Marketing                   334,364  205,204  309,965
  Natural gas production       16,818   14,565    9,406
  Residue gas                   5,771    6,109    6,883
-------------------------------------------------------
Total natural gas volumes     356,953  225,878  326,254
-------------------------------------------------------
Less intersegment sales
  Marketing                    13,392    9,384    7,822
  Natural gas production        5,306    6,652    3,978
  Residue gas                   5,771    6,109    6,880
-------------------------------------------------------
Total intersegment sales       24,469   22,145   18,680
-------------------------------------------------------
Net natural gas volumes       332,484  203,733  307,574
=======================================================

MARKETING

OPERATIONAL HIGHLIGHTS - The Company's marketing operation purchases and markets natural gas, primarily in the mid-continent area of the United States. The Company continues to focus on daily trading rather than on low margin baseload trading. The alliance with Western has significantly increased gas sales volumes by adding a retail customer base. In 1997, the Company was the successful bidder to serve four gas-fired electric generating plants owned by Public Service Company of Oklahoma.

-----------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                            1998      1997       1996
-----------------------------------------------------------------------------
Natural gas sales                               $774,455  $484,674   $612,595
Cost of Gas                                      758,688   470,878    596,491
-----------------------------------------------------------------------------
  Gross margins on gas sales                      15,767    13,796     16,104
Other                                              4,159    (1,475)     1,221
-----------------------------------------------------------------------------
  Operating revenues                              19,926    12,321     17,325
Operating costs, net                               7,024     3,991      3,931
Depreciation, depletion
    and amortization                                 561       482        484
-----------------------------------------------------------------------------
Income before income taxes and interest         $ 12,341  $  7,848   $ 12,910
=============================================================================

----------------------------------------------------------------
                                      1998      1997      1996
----------------------------------------------------------------
OPERATING INFORMATION
Natural gas volumes (MMcf)           334,364   205,204   309,965
Capital expenditures (thousands)    $      0  $    373  $    370
Identifiable assets (thousands)     $123,936  $ 63,828  $ 71,186
================================================================

PRICE RISK MANAGEMENT - In order to mitigate the financial risks arising from fluctuations in both the market price and transportation costs of natural gas, the Company routinely enters into natural gas futures contracts, swaps, and options as a method of protecting its margins on the underlying physical transactions. However, net open positions in terms of price, volume, and specified delivery point do occur. For further discussion, see Item 7A - Quantitative and Qualitative Disclosures About Market Risk.

OPERATING RESULTS - The increase in gross margins is primarily attributable to increased throughput; however, this was offset by lower gross margins per Mcf. Lack of extreme weather changes across the country during this year's winter resulted in less volatility in prices and less opportunity to take advantage of the volatility. Increased sales volumes are due to additional customers acquired in the alliance with Western and the addition of service to the four gas-fired electric generating plants owned by Public Service Company of Oklahoma. The increase in operating costs is due to the additional expenses related to retail marketing.

The Company's focus on daily trading and away from baseload trading had a significant impact on the operating results of the marketing segment in 1997. Overall gross margins per Mcf increased in 1997 over the prior year despite a decrease in both volumes sold and total gross margins. The decrease in volumes is indicative of management's decision to forgo baseload business in order to further develop its daily trading practice. Margins in the daily trading were favorably affected by weather related demand. The decrease in other operating revenue in 1997 over 1996 is the result of a non-recurring charge.

GATHERING AND PROCESSING

OPERATIONAL HIGHLIGHTS - The Company's processing operation owns and operates two gas processing plants and has nonoperating interests in two gas processing plants and related gathering systems. The gas processing operations include the extraction of natural gas liquids (NGL's) and the separation ("fractionation") of mixed NGLs into component products (e.g., ethane/propane mix, propane, iso and normal butane, and natural gasoline). The component products are used for petrochemical feedstock, residential heating and cooking in rural areas, and blending into motor fuels. The industry as a whole operates substantial numbers of such plants, many owned by large integrated oil and gas companies and independents.

The Company's gathering operation supplies gas gathering and compression services to producers. The purchase of an additional 55 percent interest in the Sycamore Gas Gathering System effective June 1, 1998, gives the Company control over the company-owned production in that area. The Company's sale of its interest in eleven gas processing plants in the second quarter and one gas processing plant in the third quarter of 1998 eliminated the Company's interest in "fuel-and-shrink" plants, which are subject to volatile swings in profitability. Through the Western alliance in fiscal 1998, the Company acquired the Minneola Gas Processing Plant located in Kansas and an additional 34 percent interest in the Indian Basin Plant. An eight percent interest in the Indian Basin had been acquired in fiscal 1997.

-------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                                1998      1997     1996
-------------------------------------------------------------------------------
Gas processing (net)                                 $21,646  $23,107   $18,423
Gathering                                                363        -         -
Other                                                 19,187      (65)      261
-------------------------------------------------------------------------------
  Operating revenues                                  41,196   23,042    18,684
Operating costs, net                                   7,988    7,770     7,641
Depreciation, depletion
    and amortization                                   2,249    2,393     2,063
-------------------------------------------------------------------------------
Income before income taxes and interest              $30,959  $12,879   $ 8,980
===============================================================================

----------------------------------------------------------------
                                      1998      1997      1996
----------------------------------------------------------------
 OPERATING INFORMATION
Residue gas (MMcf)                     5,771     6,109     6,883
Natural gas liquids (MGal)           197,342   200,143   195,979
Average NGL's price (MGal)          $  0.302  $  0.365  $  0.297
Fuel & Shrink price (MMbtu)         $   2.56  $   2.07  $   1.82
Capital expenditures (thousands)    $ 18,379  $ 10,563  $  5,183
Identifiable assets (thousands)     $ 63,214  $ 36,049  $ 26,870
================================================================

CAPITAL EXPENDITURES - The Company purchased an additional 55 percent interest in the Sycamore Gas Gathering System in 1998 giving the Company a 97 percent interest in the system and control over the company-owned production in that area. The remaining $10.3 million in capital expenditures relates to the purchase of additional gas plant interests and $3.8 million in capital required to sustain operations. Fiscal 1997 expenditures included $9 million incurred to purchase an interest in the Indian Basin Plant as well as sustain and improve operations. The remaining expenditures and those in 1996 generally relate to sustaining capital improvements.

OPERATING RESULTS - The Company's sale of its interest in 12 gas processing plants in 1998 resulted in a decrease in volumes over the same period one year ago. This was partially offset as a result of the additional interest in the Indian Basin Plant and the addition of the Minneola Plant. Average NGL price per gallon decreased for the year over one year ago as prices continue to experience a downward correction from the abnormally high prices prevalent throughout much of fiscal 1997 and coincide with a decline in crude oil prices. Other revenue includes the gain on the sale of the "fuel and shrink" plants.

Volumes of natural gas liquids sold increased and higher product prices resulted in an increase in natural gas liquids revenues for 1997. Volumes declined in 1996 due to some periods of ethane rejection but natural gas liquids were strengthened by increased prices.

PRODUCTION

OPERATIONAL HIGHLIGHTS - The Company's strategy is to concentrate ownership of hydrocarbon reserves in its service territory in order to add value not only to its existing production operations but also to the related gathering and processing, marketing, transportation, and storage businesses. Accordingly, the Company focuses on exploitation activities rather than exploratory drilling. As a result of recent acquisitions, the number of wells the Company operates has increased. In its role as operator, the Company controls operating decisions which impact production volumes and lifting costs.

---------------------------------------------------------------------------
(Thousands of dollars)                             1998     1997     1996
---------------------------------------------------------------------------
Natural gas sales                                 $37,123  $31,496  $17,465
Oil sales                                           5,192    6,663    7,716
Liquids and residue                                 1,200    2,219    2,478
Other                                                 940      699    5,675
---------------------------------------------------------------------------
  Operating revenues                               44,455   41,077   33,334
Operating costs, net                               14,671   12,468   11,341
Depreciation, depletion
    and amortization                               18,872   19,899   19,161
---------------------------------------------------------------------------
Income before income        taxes and interest
                                                  $10,912  $ 8,710  $ 2,832
===========================================================================

---------------------------------------------------------------
                                      1998      1997     1996
---------------------------------------------------------------
Proved reserves
  Gas (MMcf)                         178,047    83,293   74,068
  Oil (MBbls)                          3,272     2,014    2,010
---------------------------------------------------------------
Production
  Gas (MMcf)                          16,818    14,565    9,406
  Oil (MBbls)                            330       336      435
---------------------------------------------------------------
Average price
  Gas (Mcf)                         $   2.21  $   2.16  $  1.86
  Oil (Bbls)                        $  15.70  $  19.84  $ 17.73
---------------------------------------------------------------
Capital expenditures (thousands)    $167,669  $ 32,911  $46,733
Identifiable assets (thousands)     $246,102  $100,062  $73,648
===============================================================

RISK MANAGEMENT - Since the volatility of energy prices has a significant impact on the profitability of this segment, the Company utilizes commodity derivative instruments in order to offset this risk. As of August 31, 1998, approximately 50 percent of anticipated production in 1999 has been hedged primarily with swap agreements. This compares to 25 percent of 1998 production hedged at August 31, 1997. See Item 7A - Qunatitative and Qualitative Disclosure about Market Risk.

CAPITAL EXPENDITURES - The Company purchased natural gas and oil reserves from OXY USA, Inc. in fiscal 1998. The reserves are located in Oklahoma and Kansas and include more than 400 wells. Net production is approximately 30 million cubic feet of gas per day and 400 barrels of oil per day and includes a gas sweetening plant. The purchase price was approximately $128 million before adjustments. Based on estimated reserves, this transaction will almost double the Company's oil and gas reserves.

A 40 percent equity interest in the K. Stewart Petroleum Corp., was acquired on June 2, 1998. The acquisition creates opportunities to expand ownership of oil and gas reserves in the Anadarko Basin and for the Company to achieve its strategic objective of growing its reserves base in areas where it has other energy-related operations.

The acquisition of Washita Production Company was closed in December, 1997. The acquisition of Washita, valued at approximately $20 million, was made with a combination of cash and ONEOK, Inc. common stock. The transaction includes 235 producing wells and significant behind pipe and development drilling opportunities with proven reserves of approximately 23 billion cubic feet equivalent. The wells are primarily located in the Anadarko and Arkoma Basin of Oklahoma and include some properties in the Hugoton Basin of Kansas.

During 1997, the Company purchased PSEC, Inc., an independent oil and gas company in Oklahoma. The transaction included 180 wells with proven reserves of 20 Bcf of natural gas and 167,000 barrels of oil. Included in the transaction was PSPC, Ltd., which operates and holds a 42 percent interest in the Sycamore Gas Gathering System. The purchase was financed with $9.3 million in long-term debt and 334,252 shares of ONEOK Inc. common stock.

Capital expenditures primarily related to a limited developmental drilling program were approximately $16.5 million, $6.7 million, and $3.4 million in 1998, 1997, and 1996, respectively.

OPERATING RESULTS - The increased gas production is primarily related to the additional proved reserves acquired as a result of the OXY, PSEC and Washita Production Company property acquisitions. Production from these properties more than offset the natural decline in production from other fields. The increase in operating costs in 1998 as compared to one year ago is indicative of the increase in the total number of fields owned by the Company.

The increase in gas production volumes in 1997 over 1996 was attributable to the effects of gas reserves acquired in the latter part of fiscal 1996 and operational changes and efficiencies. The increase in the average price of gas and oil in 1997 was attributable to general market conditions. The Company recognized an $8.6 million impairment loss in fiscal 1996 upon the adoption of Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

LIQUIDITY AND CAPITAL RESOURCES

In August 1998, the Company registered a shelf filing for $400 million in debt securities. The filing allows the Company to sell the debt securities over a two year period as needed. These funds will be used in the future to retire short-term debt and for other general corporate purposes.

CASH FLOW ANALYSIS

Cash provided by operating activities remains strong and continues as the primary source for meeting cash requirements. However, due to seasonal fluctuations and additional capital requirements, the Company periodically accesses funds through short-term credit agreements and, if necessary, through long-term borrowing. The Company believes that internally generated funds and existing credit agreements will be sufficient to meet its debt service, dividend payment, and capital expenditure requirements, excluding significant capital acquisitions. The following discussion of cash flows should be read in conjunction with the Company's "Consolidated Statement of Cash Flows" and the supplemental cash flow information included in Note M of "Notes to Consolidated Financial Statements."

OPERATING CASH FLOWS

Operating cash flows for the year ended August 31, 1998, increased substantially as compared to the same period in 1997. This increase is due to the liquidation of the abnormally high net working capital acquired in the Western acquisition, increased operating income and favorable changes in assets and liabilities, including recovery of purchased gas costs.

Operating cash flows for 1997 as compared to 1996 are higher as a result of higher earnings and lower net invested working capital. The lower net invested working capital is primarily due to lower levels of gas in storage and recovery of purchased gas costs.

---------------------------------------------------------------------
FOR THE YEARS ENDED AUGUST 31,             1998      1997      1996
(THOUSANDS OF DOLLARS)
=====================================================================
Cash provided by operating activities    $346,526  $152,051  $105,050
---------------------------------------------------------------------

INVESTING CASH FLOWS

---------------------------------------------------------------
FOR THE YEARS ENDED AUGUST 31,         1998     1997     1996
(THOUSANDS OF DOLLARS)
===============================================================
Cash used in investing activities    $299,714  $88,832  $71,985
---------------------------------------------------------------

          [CAPITAL EXPENDITURES AND ACQUISITIONS GRAPH APPEARS HERE]

------------------------------------------------
CAPTIAL          1999E   1998    1997    1996
------------------------------------------------
[x] expenditures   $268.0  $140.9  $77.7   $52.3
------------------------------------------------
[ ] acquisitions     -     $165.5  $34.3   $43.1
------------------------------------------------

CAPITAL EXPENDITURES - Capital expenditures totaled $306 million in 1998. Acquisition of production and processing assets totaled approximately $164 million, $34 million, and $43 million for 1998, 1997, and 1996, respectively. Capital expenditures for 1999 are estimated to be $268 million.


ASSET SALES - Approximately $30 million of proceeds was received in fiscal 1998 from the sale of gas processing assets. Approximately $18 million of proceeds was received in 1996 resulting from the sale of production assets.

FINANCING CASH FLOW

--------------------------------------------------------------
FOR THE YEARS ENDED AUGUST 31,        1998     1997     1996
(THOUSANDS OF DOLLARS)
==============================================================
Cash used in financing activities    $61,103  $49,440  $44,966
--------------------------------------------------------------

SHORT-TERM DEBT - At August 31, 1998, $212 million of short-term debt was outstanding. A short-term unsecured credit agreement with several banks provides aggregate borrowing of up to $200 million for general corporate purposes. The Company also has additional credit facilities available through a master note with Bank of America. The maximum amount of short-term debt authorized by the Board of Directors is $225 million. Fluctuation in the amount of cash used in financing activities in each of the years presented is primarily a factor for short-term borrowing and the significant increase in preferred stock dividend requirements.

LONG-TERM DEBT - As of August 31, 1998, the Company could have issued $874 million of additional long-term debt under the most restrictive provisions contained in its various borrowing agreements. At August 31, 1998, the equity component was 68 percent as compared to 54 percent a year ago. On December 1, 1997, Moody's Investors Service announced that it had upgraded the Company's debt rating from A3 to A2 due to the benefits expected from the acquisition of the gas business, including strengthened market and financial positions. The debt rating by Standard and Poor's Corporation was upgraded from A- to A. Long-term debt in the amount of $9.3 million was issued in 1997 as partial payment for PSEC, Inc. and affiliates.

STOCK AND DIVIDENDS - The Company had approximately 32 million shares of common stock outstanding at August 31, 1998. The Common stock dividends were $1.20, $1.20, and $1.18 per share in 1998, 1997, and 1996, respectively. Convertible preferred stock dividends were $1.80 and $1.50 per share in 1998 for Series A and Series B, respectively. Preferred stock dividends were, $1.78, and $2.38 per share in 1997 and 1996, respectively. Through the Company's Stock Purchase and Dividend Reinvestment Program $4.1 million and $5.5 million of dividends were reinvested into common stock in 1998 and 1997, respectively.

LIQUIDITY

The regulated segment continues to face competitive pressure to serve the substantial market represented by its large volume customers. The loss of a substantial portion of that load, without recoupment of the revenues from that loss, could have a materially adverse effect on the Company's financial condition. However, since 1995, rates have been structured to reduce the Company's risk in serving its large volume customers.

OTHER

ENVIRONMENTAL - In connection with the Western transaction, the Company acquired 12 manufactured gas sites located in Kansas which may contain coal tar and other potentially harmful materials that are classified as hazardous material. Hazardous materials are subject to control or remediation under various environmental laws and regulations. A consent agreement with the Kansas Department of Health and Environment (KDHE) presently governs all future work at these sites. The terms of the consent agreement allow the company to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a ten year period. At August 31, 1998, the costs of the investigations and risk analysis have been minimal. Limited information is available about the sites and no testing has been performed. Management's best estimate of the cost of remediation ranges from $100 thousand to $10 million per site based on a limited comparison of costs incurred to remediate comparable sites. These estimates do not give effect to potential insurance recoveries, recoveries through rates or from third parties. The KCC has permitted others to recover their remediation costs through rates. It should be noted that additional information and testing could result in costs significantly below or in excess of the amounts estimated above. To the extent that such remediation costs are not recovered, the costs could be material to the Company's results of operations and cash flows depending on the degree of remediation required and number of years over which the remediation must be completed.

NEW ACCOUNTING PRONOUNCEMENTS - In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. SFAS 130 was issued to address the concerns over the practice of reporting elements of comprehensive income directly in equity. SFAS 130 is effective for annual periods beginning after December 15, 1997.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS
131). SFAS 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise but retains the requirement to report information about major customers. SFAS 131 replaces the "industry segment" concept of Statement 14 with a "management approach" concept as the basis for identifying reportable segments. The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. Consequently, the segments are evident from the structure of the enterprise's internal organization. It focuses on financial information that an enterprise's decision makers use to make decisions about the enterprise's operating matters. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997, and is not anticipated to have a significant impact on the Company's segment reporting.

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), which is required to be implemented for fiscal years beginning after December 15, 1997. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans.

Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), was issued by the FASB in June 1998. Statement 133 standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedge exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. The Company must adopt Statement 133 by September 1, 1999; however, early adoption is permitted.

ITEM  7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

RISK MANAGEMENT - The Company, substantially through its nonregulated segments, is exposed to market risk in the normal course of its business operations to the impact of market fluctuations in the price of natural gas and oil. Market risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in commodity energy prices. The Company's primary exposure arises from fixed price purchase or sale agreements which extend for periods of up to 48 months, gas in storage inventories utilized by the gas marketing operation, and anticipated sales of oil and gas production. To a lessor extent, the Company is exposed to risk of changing prices or the cost of intervening transportation resulting from purchasing gas at one location and selling it at another (hereinafter referred to as basis risk). To minimize the risk from market fluctuations in the price of natural gas and oil, the Company uses commodity derivative instruments such as future contracts, swaps and options to hedge existing or anticipated purchase and sale agreements, existing physical gas in storage, and basis risk (See Note G to the Consolidated Financial Statements.). None of these derivatives are held for speculative purposes. The Company adheres to policies and procedures which limit its exposure to market risk from open positions and monitors its exposure to market risk. The results of the Company's derivative hedging activities continue to meet its stated objective.

All of the Company's long-term debt is fixed-rate and, therefore, does not expose the Company to the risk of earnings or cash flow loss due to changes in market interest rates. Such debt is not traded in the open market and, accordingly, changes in its fair value due to changes in interest rates will have no impact on future earnings or cash flows.

Kansas Gas Service began using derivative instruments to hedge the cost of anticipated gas purchases during the winter heating months to protect its customers from upward volatility in the market price of natural gas. The gain or loss resulting from such derivatives will be combined with the physical cost of gas and recovered from the customer through the gas purchase clause in rates. The Company has no market risk associated with such activities and, accordingly, these derivatives have been omitted from the value-at-risk disclosures below.

VALUE-AT-RISK DISCLOSURE OF MARKET RISK- The estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models that seek to predict risk of loss based on historical price and volatility patterns. The value-at-risk (VAR) measurement used by the Company is based on J.P. Morgan's RiskMetrics/TM/ model, which measures recent volatility and correlation in the price of natural gas and oil, pulls through current price levels and net deltas, and applies estimates made by management regarding the time required to liquidate positions and the degree of confidence placed in the accuracy of the volatility and correlation estimates . The Company's VAR calculation presents a comprehensive market risk disclosure by combining its commodity derivative portfolio used to hedge price and basis risk together with the current portfolio of firm physical purchase and sale contracts and nonregulated gas-in-storage inventory. At August 31, 1998, the Company's estimated potential one-day favorable or unfavorable impact on future earnings, as measured by the VAR, using a 95 percent confidence level, diversified correlation and assuming three days to liquidate positions is immaterial.

The Company's calculated VAR exposure represents an estimate of potential losses that would be recognized for its portfolio of derivative financial instruments and firm physical contracts and nonregulated gas-in-storage assuming hypothetical movements in future market rates and are not necessarily indicative of actual results that may occur. It does not represent the maximum possible loss nor any expected loss that may occur, because actual future gains and losses will differ from those estimated, based on actual fluctuations in the market rates, operating exposures, and the timing thereof, and changes in the Company's portfolio of derivative financial instruments and firm physical contracts.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of ONEOK, Inc. is responsible for all information included in the Annual Report whether audited or unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles, applied in a consistent manner, and necessarily included some amounts that are based on the best estimates and judgements of management.

Management maintains a system of internal accounting policies, procedures, and controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are reliable for preparing financial statements. ONEOK, Inc. maintains an internal auditing staff responsible for evaluating the adequacy and application of financial and operating controls and for testing compliance with management's policies and procedures.

The accompanying consolidated financial statements of ONEOK, Inc. and subsidiaries as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Their audits include reviews of the system of internal controls to the extent considered necessary to determine the audit procedures required to support their opinion on the consolidated financial statements. The Independent Auditors' Report appears herein.

The Board of Directors performs its oversight role for reviewing the accounting and auditing procedures and financial reporting of ONEOK, Inc. through its Audit Committee. Both KPMG Peat Marwick LLP and the Company's internal auditors have free access to the Committee, without the presence of management, to discuss accounting, auditing, and financial reporting matters.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ONEOK, Inc.:

We have audited the accompanying consolidated balance sheets of ONEOK, Inc. and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ONEOK, Inc. and subsidiaries as of August 31, 1998 and 1997, and the results of their operations and cash flows for each of the years in the three-year period ended August 31, 1998, in conformity with generally accepted accounting principles.



                                    KPMG Peat Marwick LLP


Tulsa, Oklahoma
September 18, 1998

ONEOK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------
                                                       1998        1997        1996
--------------------------------------------------------------------------------------
(Thousands of Dollars, except per share amounts)

Operating Revenues
  Regulated                                         $  971,905  $  598,390  $  538,169
  Nonregulated
    Marketing                                          746,800     459,574     598,300
    Processing                                          79,097      71,617      58,395
    Production                                          31,874      27,185      25,479
    Other                                                5,726       5,161       4,002
--------------------------------------------------------------------------------------
    Total Nonregulated                                 863,497     563,537     686,176
--------------------------------------------------------------------------------------
      Total Operating Revenues                       1,835,402   1,161,927   1,224,345
--------------------------------------------------------------------------------------
Operating Expenses
  Cost of gas                                        1,220,009     725,960     807,694
  Operations and maintenance                           277,068     210,852     201,644
  Depreciation, depletion, and amortization            101,653      74,509      72,868
  General taxes                                         33,217      22,491      21,489
  Income taxes                                          66,585      34,839      33,037
--------------------------------------------------------------------------------------
      Total Operating Expenses                       1,698,532   1,068,651   1,136,732
--------------------------------------------------------------------------------------
      Income before Interest                           136,870      93,276      87,613
--------------------------------------------------------------------------------------
Interest
  Interest on long-term debt                            30,846      31,354      31,748
  Other interest                                         3,723       2,136       2,499
  Amortization of debt expense                             506         518         530
--------------------------------------------------------------------------------------
     Net Interest                                       35,075      34,008      34,777
--------------------------------------------------------------------------------------
Net Income                                             101,795      59,268      52,836
Preferred Stock Dividends                               26,979         285         428
--------------------------------------------------------------------------------------
     Income Available for Common Stock              $   74,816  $   58,983  $   52,408
======================================================================================
Earnings Per Share of Common Stock -  Basic         $     2.44  $     2.13  $     1.93
======================================================================================
Earnings Per Share of Common Stock - Diluted        $     2.23  $     2.13  $     1.93
======================================================================================



See accompanying notes to consolidated financial statements.

ONEOK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


----------------------------------------------------------------------------------
August 31,                                                     1998        1997
----------------------------------------------------------------------------------
(Thousands of Dollars)

Assets
Property, Plant, and Equipment
    Distribution system                                     $1,527,754  $  794,208
    Transmission system                                        577,927     310,231
    Gas storage                                                 69,059      55,157
    Oil and gas production                                     327,970     166,337
    Gas processing                                              74,451      86,075
    Other                                                       24,769      17,485
----------------------------------------------------------------------------------
       Total Property, Plant and Equipment                   2,601,930  $1,429,493
   Accumulated depreciation, depletion, and amortization       915,769     586,156
----------------------------------------------------------------------------------
     Net Property                                            1,686,161     843,337
----------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                        86      14,377
   Trade accounts and notes receivable                         177,649     100,937
   Materials and supplies                                       10,046       4,303
   Gas in storage                                              128,334      74,027
   Advance payments for gas                                      3,619       3,700
   Deferred income taxes                                        10,094           -
   Purchased gas cost adjustment                                     -       1,138
   Other current assets                                          8,245       8,795
----------------------------------------------------------------------------------
     Total Current Assets                                      338,073     207,277
----------------------------------------------------------------------------------
Deferred Charges and Other Assets:
   Investments                                                  10,505         324
   Regulatory assets, net                                      229,543     144,712
   Goodwill                                                     77,422       4,756
   Other                                                        80,783      37,001
----------------------------------------------------------------------------------
     Total Deferred Charges and Other Assets                   398,253     186,793
----------------------------------------------------------------------------------
     Total Assets                                           $2,422,487  $1,237,407
==================================================================================

See accompanying notes to consolidated financial statements.

ONEOK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------
August 31,                                                                           1998        1997
--------------------------------------------------------------------------------------------------------
(Thousands of Dollars)

Liabilities and Shareholders' Equity
Common Shareholder's Equity:
   Common stock with $0.01 par value: authorized 100,000,000 shares;
     issued and outstanding 31,576,287 shares at August 31, 1998
     and 28,079,783 shares at August 31, 1997                                     $      316  $      281
   Premium on common stock                                                           329,425     229,522
   Retained earnings                                                                 270,808     232,823
--------------------------------------------------------------------------------------------------------
     Total Common Shareholders' Equity                                               600,549     462,626
Convertible preferred stock: $0.01 par value, Series A, authorized 100,000,000
     shares; issued and outstanding 19,946,448 shares at August 31, 1998                 199           -
Convertible preferred stock: $0.01 par value; Series B, authorized 30,000,000
     shares; issued and outstanding 83,826 shares at August 31, 1998                       1           -
Premium on preferred stock                                                           568,122           -
--------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                    1,168,871     462,626
--------------------------------------------------------------------------------------------------------
Long-term debt                                                                       312,355     328,214
Current Liabilities:
   Current maturities of long-term debt                                               16,909      18,909
   Notes payable                                                                     212,000      45,000
   Accounts payable                                                                  136,601      80,155
   Dividends payable                                                                   9,007           -
   Accrued taxes                                                                      16,829      12,996
   Accrued interest                                                                    7,814       7,376
   Customers' deposits                                                                17,042       6,218
   Deferred income taxes                                                                   -         694
   Purchased gas cost adjustment                                                      12,168           -
   Other                                                                              32,443      17,699
--------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                       460,813     189,047
--------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
   Deferred income taxes                                                             313,955     183,991
   Customers' advances for construction
     and other deferred credits                                                      166,493      73,529
--------------------------------------------------------------------------------------------------------
     Total Deferred Credits                                                          480,448     257,520
--------------------------------------------------------------------------------------------------------
Commitments and Contingencies
--------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                   $2,422,487  $1,237,407
========================================================================================================

See accompanying notes to consolidated financial statements.

ONEOK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------
August 31,                                                     1998       1997       1996
-------------------------------------------------------------------------------------------
(Thousands of Dollars)

Operating Activities
  Net income                                                $ 101,795   $ 59,268   $ 52,836
  Depreciation, depletion, and amortization                   101,653     74,509     72,868
  Net losses of equity investees                                    -        257        173
  Deferred income taxes                                        (7,623)    (2,988)    (2,038)
  Other                                                       (17,221)         -     (5,675)
  Changes in assets and liabilities
    (Increase) decrease in accounts and notes receivable       53,400     18,401    (37,570)
    (Increase) decrease in inventories                          1,232     13,226     (9,433)
    (Increase) decrease in other assets                        13,472    (10,096)     8,027
    Decrease in regulatory assets                                   -        384      1,431
    Increase (decrease) in accounts payable and
       accrued liabilities                                     51,957    (14,897)    33,532
    Changes in purchased gas cost adjustment                   54,257     10,539    (14,383)
    Increase (decrease) in deferred credits
      and other liabilities                                    (6,396)     3,448      5,282
-------------------------------------------------------------------------------------------
        Cash Provided by Operating Activities                 346,526    152,051    105,050
-------------------------------------------------------------------------------------------
Investing Activities
  Changes in other investments, net                            (3,778)     1,698          -
  Acquisitions, net                                           (24,421)         -          -
  Capital expenditures, net of salvage                       (301,515)   (90,530)   (89,582)
  Proceeds from sale of property                               30,000          -     17,597
-------------------------------------------------------------------------------------------
      Cash Used in Investing Activities                      (299,714)   (88,832)   (71,985)
-------------------------------------------------------------------------------------------
Financing Activities
  Issuance (payment) of notes payable, net                      5,302     (5,230)    (5,052)
  Payment of debt                                             (17,859)   (14,000)   (12,000)
  Issuance of common stock                                      6,257      7,363          -
  Dividends paid                                              (54,803)   (28,033)   (27,914)
  Redemption of preferred stock                                     -     (9,540)         -
-------------------------------------------------------------------------------------------
      Cash Used in Financing Activities                       (61,103)   (49,440)   (44,966)
-------------------------------------------------------------------------------------------
Change in Cash and Cash Equivalents                           (14,291)    13,779    (11,901)
Cash and Cash Equivalents at Beginning of Year                 14,377        598     12,499
-------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                    $      86   $ 14,377   $    598
===========================================================================================


See accompanying notes to consolidated financial statements.

ONEOK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

                                                           Common Shareholders' Equity
                                                  -------------------------------------------
                                                    Common   Premium on   Retained              Preferred
                                                    Stock   Common Stock  Earnings     Total      Stock
---------------------------------------------------------------------------------------------------------
(Thousands of Dollars)

Balance at September 1, 1995                          $270      $201,134  $187,225   $388,629    $  9,000
  Net income                                             -             -    52,836     52,836           -
  Issuance of common stock                               2         5,678         -      5,680           -
  Preferred stock dividends -
    $2.375 per share                                     -             -      (428)      (428)          -
  Common stock dividends -
    $1.18 per share                                      -             -   (32,022)   (32,022)          -
---------------------------------------------------------------------------------------------------------
Balance at August 31, 1996                            $272      $206,812  $207,611   $414,695    $  9,000
=========================================================================================================

Balance at September 1, 1996                          $272      $206,812  $207,611   $414,695    $  9,000
  Net income                                             -             -    59,268     59,268           -
  Issuance of common stock                               9        22,710         -     22,719           -
  Preferred stock dividends -
    $2.375 per share                                     -             -      (321)      (321)          -
  Redemption of Series A Preferred Stock                                      (540)      (540)     (9,000)
  Common stock dividends -                                             -
    $1.20 per share                                      -                 (33,195)   (33,195)          -
---------------------------------------------------------------------------------------------------------
Balance at August 31, 1997                            $281      $229,522  $232,823   $462,626           -
=========================================================================================================

BALANCE AT SEPTEMBER 1, 1997                          $281      $229,522  $232,823   $462,626           -
  NET INCOME                                             -             -   101,795    101,795           -
  ISSUANCE OF COMMON STOCK
     ACQUISITIONS                                       33        93,648               93,681
     STOCK PURCHASE PLANS                                2         6,255                6,257
  CONVERTIBLE PREFERRED STOCK DIVIDENDS -
    $1.80 AND $1.50 PER SHARE FOR
    FOR SERIES A AND B, RESPECTIVELY                     -             -   (26,979)   (26,979)          -
  ISSUANCE OF SERIES A AND SERIES B
    CONVERTIBLE PREFERRED STOCK                          -             -         -          -     568,322

  COMMON STOCK DIVIDENDS -
    $1.20 PER SHARE                                      -             -   (36,831)   (36,831)          -
---------------------------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 1998                            $316      $329,425  $270,808   $600,549    $568,322
=========================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - ONEOK, Inc., formerly WAI, Inc. (New ONEOK) is successor by merger of ONEOK Inc. (Old ONEOK) with and into WAI, Inc. New ONEOK acquired the gas business of Western Resources, Inc. (Western) and merged with Old ONEOK on November 26, 1997. The transaction was effective November 30, 1997, for financial reporting purposes. See Note B of Notes to Consolidated Financial Statements on page 42.

NATURE OF OPERATIONS - ONEOK, Inc. and subsidiaries (collectively, the Company) is a diversified energy company engaged in the production, gathering, storage, transportation, distribution, and marketing of environmentally clean fuels and products. The Company's business units are characterized as operating within either a rate regulated environment (regulated operations) or a nonregulated environment (nonregulated operations). The regulated business units provided natural gas distribution and transmission to approximately 80 percent of Oklahoma and 67 percent of Kansas and generated approximately 72 percent of income before interest and income taxes during 1998. The nonregulated business has segments involved in various aspects of natural gas marketing, gathering and processing, and production. The Company's other segment, whose results of operations are not material, operates and leases the Company's headquarters building and parking facility.

CONSOLIDATION - The consolidated financial statements include the accounts of ONEOK, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in twenty percent to 50 percent-owned affiliates are accounted for on the equity method. Investments in less than twenty percent owned affiliates are accounted for on the cost method.

REGULATION - The regulated operations of the Company are primarily subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission (OCC) and of the Kansas Corporation Commission (KCC). Certain other regulated activities of the Company are subject to regulation by the Federal Energy Regulatory Commission (FERC). Accordingly, the regulated operations follow the accounting and reporting guidance contained in Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." Allocation of costs and revenues to accounting periods for ratemaking and regulatory purposes may differ from bases generally applied by nonregulated companies. Such allocations to meet regulatory accounting requirements are considered to be generally accepted accounting principles for regulated utilities provided that there is a demonstrable ability to recover any deferred costs in future rates.

The OCC issued an interim order on July 31, 1998, for ONG to proceed with a competitive bidding process to obtain some of the upstream services, such as supply, transportation, and storage, necessary to serve the Oklahoma City and Tulsa markets. The order outlines how ONG is to proceed with upstream unbundling. While the Company supports the concept of unbundling, it believes the order contains elements that are an "invasion of internal management discretion" and has filed an appeal with the Oklahoma Supreme Court.

During the rate-making process, regulatory commissions may require a utility to defer recognition of certain costs to be recovered through rates over time as opposed to expensing such costs as incurred. This allows the utility to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. This causes certain expenses to be deferred as a regulatory asset and amortized to expense as it is recovered through rates. Total regulatory assets resulting from this deferral process are approximately $230 million and $145 million at August 31, 1998 and 1997 respectively. See Note D of Notes to Consolidated Financial Statements on page 45.

REVENUE RECOGNITION - The Company recognizes revenue when services are rendered or product is delivered. Major industrial and commercial gas distribution customers are invoiced as of the end of each month. Certain gas distribution customers, primarily residential and some commercial, are invoiced on a cycle basis throughout the month, and the Company accrues unbilled revenues at the end of each month. Beginning in 1996, Oklahoma Natural Gas Company's (ONG's) tariff rates for residential and commercial customers contained a temperature normalization clause that provided for billing adjustments from actual volumes to normalized volumes during the winter heating season. Revenues from marketing, gathering and processing and production are recognized on the sales method. Credit is granted to these customers under customary terms.

REGULATED PROPERTY - Regulated distribution, transportation, and storage property is stated at cost. Such cost includes personnel costs, general and administrative costs, and allowance for funds used during construction. The allowance for funds used during construction represents the capitalization of estimated average cost of borrowed funds (8.6 percent, 8.6 percent, and 8.5 percent, in 1998, 1997, and 1996, respectively) used during the construction of major projects and is recorded as a credit to earnings.

Depreciation is calculated using the straight-line method based upon rates prescribed for ratemaking purposes. The average depreciation rate for OCC regulated property approximated 3.7 percent in 1998, 3.7 percent in 1997, and
3.6 percent in 1996. The average depreciation rates for KCC regulated properties in Kansas and Oklahoma were approximately 3.3 percent, and 3.7 percent, respectively, in 1998. The average depreciation rates for Mid Continent Market Center (MCMC) properties was 3.4 percent in 1998.

Maintenance and repairs are charged directly to expense. Generally, the cost of property retired or sold, plus removal costs, less salvage, is charged to accumulated depreciation. Gains and losses from sales or transfers of operating units or systems are recognized in income.

-------------------------------------------
                         REMAINING  SERVICE
                           LIFE     (YEARS)
===================================--------
Distribution property        22-25       40
Gathering property            5-33       47
Storage property              5-19       40
Transmission property        18-33       47
Other property                6-24       40
-------------------------------------------

PRODUCTION PROPERTY - The Company uses the successful-efforts method to account for costs incurred in the acquisition and exploration of oil and natural gas reserves. Costs to acquire mineral interests in proved reserves and to drill and equip development wells are capitalized. Geological and geophysical costs and costs to drill exploratory wells which do not find proved reserves are expensed. Unproved oil and gas properties which are individually significant are periodically assessed for impairment. The remaining unproved oil and gas properties are aggregated, and an overall impairment allowance is provided based on the Company's experience.

Depreciation and depletion are calculated using the unit-of-production method based upon periodic estimates of proven oil and gas reserves. Undeveloped properties are amortized based upon remaining lease terms and exploratory and developmental drilling experience.

OTHER PROPERTY - Gas processing plants and all other properties are stated at cost. Gas processing plants are depreciated using various rates based on estimated lives of available gas reserves. All other property and equipment is depreciated using the straight-line method over its estimated useful life.

INVENTORIES - Materials and supplies are priced at average cost. Noncurrent gas in storage is classified as property and is priced at cost. Cost of current gas in storage in Oklahoma is determined under the last-in, first-out, (lifo) and first-in, first-out (fifo) methodology by the regulated and nonregulated operations, respectively. The estimated replacement cost of current gas in storage valued under the lifo method was $73.6 million and $63.7 million at August 31, 1998 and 1997, respectively. The estimated replacement cost of current gas in storage in Kansas is $33.9 million. Cost of current gas in storage for Kansas is determined using the weighted average cost of gas method.

INCOME TAXES - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is deferred and amortized for the OCC regulated operations and, for nonregulated operations, is recognized in income in the period that includes the enactment date. The Company continues to amortize previously deferred investment tax credits on gas distribution and transmission properties over the period prescribed by the OCC and KCC for ratemaking purposes.

COMMODITY PRICE RISK MANAGEMENT - To minimize the risk from market fluctuations in the price of natural gas and oil, the Company enters into futures transactions, swaps, and options in order to hedge certain natural gas in storage, existing physical gas purchases or sales commitments, as well as anticipated sales of natural gas production. In order to qualify as a hedge, the price movements in the underlying commodity derivatives must be sufficiently correlated with the hedged transaction. Changes in the market value of these financial instruments utilized as hedges are (1) recognized as an adjustment of the carrying value in the case of existing assets and liabilities, (2) included in the measurement of the transaction that satisfies the commitment in the case of existing commitments, and (3) included in the measurement of the subsequent transaction in the case of anticipated transactions. In cases where anticipated transactions do not occur, deferred gains and losses are recognized when such transactions were scheduled to occur. Some of these financial instruments carry off-balance sheet risks. See Note C of Notes to Consolidated Financial Statements on page 43.

IMPAIRMENTS - The Company accounts for the impairment of long-lived assets to be recognized when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair values are based on discounted future cash flows or information provided by sales and purchases of similar assets. The Company evaluates impairment of production assets on the lowest possible level, (a field by field basis) rather than using a total company basis for its proved properties. Primarily due to downward reserve revisions for certain proven properties, the Company recognized a pre-tax impairment loss of $8.6 million in 1996, which is included in depreciation, depletion and amortization expense.

USE OF ESTIMATES - Management has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

GOODWILL - The Company amortizes goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

EARNINGS PER COMMON SHARE - In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No, 128, Earnings Per Share. Basic earnings per share are calculated based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are calculated based on the weighted average number of shares of common stock outstanding plus potentially dilutive securities. All prior periods have been restated to reflect this method of calculation.

ENVIRONMENTAL EXPENDITURES - The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimatable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

CASH AND CASH EQUIVALENTS - Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

COMMON STOCK OPTIONS AND AWARDS -The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" which permits, but does not require, a fair value based method of accounting for stock-based employee compensation.
Alternatively, SFAS No. 123 allows companies to continue applying the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), however, such companies are required to disclose pro forma net income and earnings per share as if the fair value based method had been applied. The Company has elected to continue to apply the provisions of APB 25 for purposes of computing compensation expense and has provided the pro forma disclosure provisions of SFAS No. 123 in Note N of Notes to Consolidated Financial Statements on page 53.

RECLASSIFICATION. Certain amounts in the 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.

(B) ACQUISITIONS

On November 26, 1997, Old ONEOK acquired from Western all of the assets of Western that were primarily used in, or primarily related to or primarily generated by, the field operations of the local natural gas distribution business of Western, and all of the outstanding capital stock of Western's directly or indirectly wholly-owned subsidiaries, Westar Gas Marketing, Inc. and MCMC, and assumed (i) all of the liabilities of Western that arose primarily out of or related primarily to or were primarily generated by gas business and (ii) approximately $161 million in aggregate principal amount of debt of Western; and Old ONEOK merged (the "Merger") with an into New ONEOK, with New ONEOK as the surviving corporation. The shares of Old ONEOK common stock were converted on a one-for-one basis into shares of stock of New ONEOK, and Western received 2,996,702 shares of the Company's Common Stock and 19,317,584 shares of the Company's Series A Convertible Preferred Stock. Such shares and additional shares purchased by Western at the closing of the transaction represented in the aggregate 9.9 percent of the outstanding Common Stock or 45 percent of the Capital Stock of the Company. A shareholder agreement, which includes standstill provisions, prevents Western from increasing its position in the Company above a common stock interest of 45 percent on a fully converted basis and maintains control of the Company in the hands of the public shareholders of the Company.

The acquisition was accounted for as a purchase and, accordingly, the operating results of the properties acquired from Western are included in the consolidated financial statements since December 1, 1997. The aggregate purchase price was approximately $824 million, including debt assumed and transaction costs. The aggregate purchase price, which was funded through the issuance of a combination of preferred and common stock, was allocated based on the estimated fair value of the net assets. The excess of the purchase price over the fair value of the net assets acquired approximated $74 million and is being amortized over 40 years.

The Company acquired Washita Production Company, a Tulsa based independent oil and gas producer, in December 1997. For financial statement purposes the transaction was accounted for as a purchase and, accordingly, the operating results of Washita are included in the consolidated financial statements since the date of acquisition. The aggregate purchase price of $20 million was made with a combination of the Company's common stock and cash.

In June 1998, the Company acquired a 40 percent equity interest in K. Stewart Petroleum Corp. increasing the Company's interest in oil and gas reserves located in the Anadarko Basin. The $6.0 million acquisition was made with a combination of the Company's common stock and cash.

The table of unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisition of the gas business from Western had occurred at the beginning of fiscal 1997. These results do not necessarily reflect the results which would have been obtained if the merger had actually occurred on the dates indicated or the results which may be expected in the future.


----------------------------------------------------------------------
(THOUSANDS OF DOLLARS                                 PRO FORMA
                                              ------------------------
EXCEPT PER SHARE AMOUNTS)                          1998        1997
----------------------------------------------------------------------
Total operating revenues                        $2,034,640  $2,011,134
Income before interest and income taxes         $  207,281  $  183,202
Net income                                      $  104,185  $   86,310
Preferred stock dividends                       $   35,955  $   35,955
Income available for common stock               $   68,230  $   50,355
Earnings per share of common stock - basic      $     2.17  $     1.64
Earnings per share of common stock - diluted    $     2.03  $     1.64
----------------------------------------------------------------------

(C)    FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

FINANCIAL INSTRUMENTS - The following table presents the carrying amounts and fair values of certain of the Company's financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair value of long-term debt and notes payable has been determined using quoted market prices of same or similar issues, discounted cash flows, and/or rates currently available to the Company for debt with similar terms and remaining maturities. The fair value of natural gas and oil swaps, options, and futures contracts generally reflect the estimated amounts that the Company would pay or receive to terminate the contracts at the reporting date, thereby taking into account the unrealized gains and losses on open contracts. There is no readily available market for natural gas swaps. The items presented without a carrying value are off-balance sheet financial instruments. All of the Company's financial instruments are held for purposes other than trading.

--------------------------------------------------------
                                             Approximate
(Thousands of Dollars)           Book Value   Fair Value
--------------------------------------------------------
AUGUST 31, 1998
Cash and cash equivalents          $     86     $     86
Accounts and notes receivable      $177,139     $177,139
Natural gas swaps                         -     $    750
Natural gas options                       -     $  3,486
Natural gas futures                       -     $  9,971
Notes payable                      $212,000     $212,000
Long-term debt                     $329,264     $358,207
--------------------------------------------------------

August 31, 1997
Cash and cash equivalents          $ 14,377     $ 14,377
Accounts and notes receivable      $100,937     $100,937
Natural gas swaps                         -     $  3,809
Natural gas options                       -        ($273)
Natural gas futures                       -      ($1,700)
Notes payable                      $ 45,000     $ 45,000
Long-term debt                     $347,123     $379,141
--------------------------------------------------------



RISK MANAGEMENT - The Company's gas marketing, gathering and processing, and production operations subject the Company's earnings to variability based on fluctuations in both the market price and transportation costs of natural gas and oil. The Company's exposure arises from fixed price purchase or sale agreements which extend for periods of up to 48 months, certain gas storage inventories, and anticipated sales of oil and gas production. In order to mitigate the financial risks associated with such activities, the Company routinely enters into natural gas and oil futures contracts, swaps, and options, collectively referred to herein as derivatives. Net open positions in terms of price, volume, and specified delivery point do occur.

The futures contracts are purchased and sold on the New York Mercantile Exchange (NYMEX) or the Kansas City Board of Trade (KCBOT) and require the Company to buy or sell natural gas at a fixed price. Swap agreements generally require one party to make payments based on the difference between a fixed price or fixed differential from the NYMEX or KCBOT price while the other party pays a price based on a published index. Swaps and options allow the Company to commit to purchase gas at one location and sell it at another location without assuming unacceptable risk with respect to changes in the price of gas or the cost of the intervening transportation. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. The Company utilizes options to limit overall price risk exposure. None of these derivatives are held for speculative purposes and, in general, the Company's risk management policy requires that positions taken with derivatives be offset by positions in physical transactions or other derivatives.

The notional value of futures contracts purchased and sold is $7.6 million and $82.5 million, respectively, at August 31, 1998. The term "notional amount" refers to the current contract unit price times the contract volume for the relevant derivative. In general, such amounts are not indicative of the cash requirements associated with these derivatives. The notional amount is intended to be indicative of the Company's level of activity in such derivatives, although the amounts at risk are significantly smaller because, in general, changes in market value of these derivatives are offset by changes in the value associated with the underlying physical transaction or other derivatives.


-----------------------------------------------------------
(VOLUMES IN MMCF,                            ESTIMATED FAIR
THOUSANDS OF DOLLARS)     VOLUMES   VOLUMES   MARKET VALUE
AUGUST 31, 1998          PURCHASED   SOLD    GAIN (LOSS) (A)
-----------------------------------------------------------
OPTIONS                      4,543    2,536        $  3,486
SWAPS                       49,281   44,715        $    750
FUTURES                      5,375   35,492        $  9,971
-----------------------------------------------------------
August 31, 1997
-----------------------------------------------------------
Options                      2,000   11,960           ($273)
Swaps                       72,414   62,908        $  3,809
Futures                     30,420   32,010         ($1,700)
-----------------------------------------------------------

(A) represents the estimated amount which would have been recognized upon termination of the relevant derivatives as of the date indicated. The amount which is ultimately charged or credited to earnings is affected by subsequent changes in the market value of these derivatives.

NYMEX- and KCBOT-traded futures and option contracts are guaranteed by NYMEX and KCBOT and have nominal credit risk. All other derivative transactions expose the Company to off-balance sheet risk in the event of non performance by the counterparts. In order to minimize this risk, the Company analyzes each counterpart's financial condition prior to entering into an agreement, establishes credit limits, and monitors the appropriateness of these limits on an on-going basis. Swap agreements are generally settled at the expiration of the contract term and may be subject to margin requirements with the counterparty. NYMEX- and KCBOT-traded futures and options contracts require daily cash settlement in margin accounts with brokers.


(D)  REGULATORY ASSETS

The table presents a summary of regulatory assets, net of amortization, outstanding at August 31, 1998, and August 31, 1997.

-------------------------------------------------------------
AUGUST 31,                                   1998      1997
(Thousands of Dollars)
-------------------------------------------------------------

Recoupable take-or-pay                     $ 90,708  $ 95,482
Pension costs                                25,061    29,244
Postretirement costs other than pension      59,963     8,836
Other                                         8,917     3,327
Transition costs                             18,447         -
Income taxes                                 26,447     7,823
    Regulatory Assets, Net                 $229,543   144,712
=============================================================

Certain of the regulatory assets including a portion of Kansas Gas Service net deferred income taxes and the assets listed in the table below, are being recovered through rates, but the Company is not being allowed to earn a rate of return on the unrecovered balance. The remaining recovery period for these assets is set forth in the table below.

----------------------------------------------------------------------------
                                                          REMAINING RECOVERY
                                                            PERIOD (MONTHS)
----------------------------------------------------------------------------
Postretirement costs other than pension - Oklahoma                 181
Income taxes - Oklahoma                                         154 - 170
Transition Costs                                                   480
----------------------------------------------------------------------------

No significant recoupable costs attributable to resolutions of take-or-pay and pricing issues were incurred in 1998 or 1997. The OCC has authorized recovery of the take-or-pay settlement costs through a combination of a surcharge to customers and revenues derived from certain transportation customers.

ONG's pension and postretirement benefit costs previously deferred are currently being recovered through revenue and are being amortized to expense over a 10 to 18 year period. As discussed in Note H, the OCC also approved recovery of pension and postretirement costs through rates.

Kansas Gas Service has been deferring and recording postretirement benefits in excess of pay-as-you-go as a regulatory asset. See Note H of Notes to Consolidated Financial Statements on page 47.

The KCC has allowed certain transition costs to be amortized and recovered in rates over a forty year period with no rate of return on the unrecovered balance. Management believes that all transition costs recorded as a regulatory asset will be recovered through rates based on the accounting orders received and regulatory precedents established by the KCC.

In accordance with various rate orders received from the KCC and the OCC, Kansas Gas Service has not yet collected through rates the amounts necessary to pay a significant portion of the net deferred income tax liabilities. As management believes it is probable that the net future increases in income taxes payable will be recovered from customers, it has recorded a regulatory asset for these amounts.

Amortization expense related to regulatory assets was approximately $11.4 million, $10.1 million, and $11.7 million in 1998, 1997, and 1996, respectively.

(E)  CAPITAL STOCK

The Company has approximately 68 million shares of unrestricted common stock available for issue. The Company redeemed all of its outstanding shares of Series A Preferred Stock, par value $50 per share, at its stated voluntary liquidation value of $53 per share during the third quarter of fiscal 1997. The Company issued Series A Convertible Preferred Stock, par value $0.01 per share, at the time of the alliance with Western. The holders of Series A Convertible Preferred Stock are entitled to receive a dividend payment, with respect to each dividend period of the common stock, equal to 1.5 times the dividend amount declared in respect of each share of common stock. The terms of Series B Convertible Preferred Stock are the same as Series A Convertible Preferred Stock, except that the dividend amount is equal to 1.25 times the common stock dividend. Series C Preferred Stock is designed to protect ONEOK, Inc. shareholders from coercive or unfair takeover tactics. Holders of Series C Preferred Stock are entitled to receive, in preference to the holders of ONEOK common stock, quarterly dividends in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount of all non-cash dividends. No Series C Preferred Stock has been issued.

The Series A and Series B Convertible Preferred Stock is convertible, subject to certain restrictions, at the option of the holder, into ONEOK, Inc., Common Stock at the rate of one share for each share of Series A or Series B Convertible Preferred Stock.

In connection with the merger transaction with WAI, Inc., the common stock of Old ONEOK, no par value, was exchanged for the common stock of New ONEOK, $0.01 par value, on a one-for-one basis. See Note B. As a result of the share exchange, all common share data has been adjusted retroactively in the accompanying consolidated financial statements.

The Board of Directors has reserved 3.0 million shares of ONEOK, Inc's common stock for the Direct Stock Purchase and Dividend Reinvestment Plan of which 142 thousand shares were issued in 1998 and 363 thousand shares were issued in 1997; and has reserved approximately 3.6 million shares for the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, excluding Kansas Gas Service Company
(KGS) employees and 3.6 million shares for the Thrift Plan for Employees of KGS.

Under the most restrictive covenants of the Company's loan agreements, $243.1 million (89.9 percent) of retained earnings at August 31, 1998, was available to pay dividends.

(F)  LINES OF CREDIT AND SHORT-TERM NOTES PAYABLE

At August 31, 1998, the Company had a short-term unsecured credit agreement with several banks pursuant to which the banks have agreed to make loans to the Company from time to time in an aggregate amount not to exceed $200 million at any one time for general corporate purposes. The short-term credit agreement provides a back-up line of credit for short-term debt from other sources in addition to providing short-term funds. The facility fee requirement for this line of credit is .06 percent applied annually to the total line of credit. Borrowing under the agreement bears interest at offshore IBOR rates plus .19 percent per annum. No compensating balance requirements existed at August 31, 1998. The Company also has additional credit facilities available through a master note with Bank of America which provides an additional $30 million in borrowing capability. Maximum short-term debt from all sources as approved by the Company's Board of Directors is $225 million.

Short-term notes payable totaling $212 million at August 31, 1998, and $45 million at August 31, 1997, were outstanding. The notes carried average interest rates of 5.83 percent and 5.84 percent, respectively.

(G)  LONG-TERM DEBT

All long-term notes payable at August 31, 1998, are unsecured. The aggregate current maturities of long-term debt for each of the five years ending August 31, 2003, are $16.9 million; $16.8 million; $15.4 million; $14.7 million; and $14.7 million, respectively, including $1.1 million each year callable at the option of the holder.

---------------------------------------------
AUGUST 31,                   1998      1997
(THOUSANDS OF DOLLARS)
---------------------------------------------
Long-term Notes Payable
5.90% due 1998             $      0  $ 10,000
6.20% due 1999                8,000     8,000
6.43% due 2000                5,000     5,000
6.75% due 2001                5,393     9,252
8.32% due 2007               36,000    40,000
8.44% due 2004               40,000    40,000
8.70% due 2021               34,871    34,871
9.70% due 2019              125,000   125,000
9.75% due 2020               75,000    75,000
---------------------------------------------
Total                      $329,264  $347,123
---------------------------------------------

Current maturities of
long-term debt               16,909    18,909
---------------------------------------------
Long-term notes payable    $312,355  $328,214
---------------------------------------------

(H)  EMPLOYEE BENEFITS PLANS

RETIREMENT PLANS - The Company has defined benefit retirement plans covering substantially all employees. Company officers and certain key employees are also eligible to participate in supplemental retirement plans.

Net pension costs under the plans, as determined by an independent actuary, consists of the following:

----------------------------------------------------------------
AUGUST 31,                          1998       1997       1996
(THOUSANDS OF DOLLARS)
----------------------------------------------------------------
Service cost                     $   7,221   $  5,126      5,957
Interest cost                       30,875     23,766   $ 23,525
Actual return on assets           (114,514)    (9,010)   (72,138)
Net amortization and deferral       75,684    (16,281)    50,337
----------------------------------------------------------------
Net pension cost (benefit)           ($734)  $  3,601   $  7,681
================================================================

The Company generally funds pension costs at a level equal to the minimum amount
required under the Employee Retirement Income Security Act of 1974.   The
accompanying table sets forth the funded status of the Company's plans, as determined by the independent actuary.

-------------------------------------------------------------------------------
AUGUST 31,                                                 1998         1997
(THOUSANDS OF DOLLARS)
-------------------------------------------------------------------------------
Actuarial present value of vested benefit obligation     ($413,195)   ($277,266)
Accumulated benefit obligation                            (440,892)    (291,662)
Projected benefit obligation                              (500,327)    (326,539)
Plan assets at fair value, principally equity
  securities and an IPG fund                               595,308      326,384
-------------------------------------------------------------------------------
Plan assets more (less) than projected
  benefit obligation                                        94,981         (155)
Unrecognized net loss (gain)                               (30,388)      15,308
Unrecognized prior service cost                                607          784
Unrecognized net asset                                      (2,805)      (3,272)
-------------------------------------------------------------------------------
Prepaid pension cost                                    $   62,395   $   12,665
===============================================================================

The projected benefit obligation was determined using an annual discount rate of
6.75 percent for 1998 and 7.75 percent for 1997; a long-term return on plan assets of 9 percent for both 1998 and 1997; and an average assumed long-term annual rate of salary increases of 4 to 4.5 percent for 1998 and 4 percent for 1997.

OTHER POSTRETIREMENT BENEFIT PLANS - The Company sponsors welfare care plans that provide postretirement medical benefits and life and accidental death and dismemberment benefits to substantially all employees who retire under the Retirement Plans at age 55 or older with at least five years of service. The plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance.

The Company elected to delay recognition of the accumulated postretirement benefit obligation (APBO) of approximately $72.2 million and amortize it over 20 years as a component of net periodic postretirement benefit cost.

Net periodic postretirement benefit cost includes the following components:

------------------------------------------------------------------------
AUGUST 31,                                     1998      1997     1997
(THOUSANDS OF DOLLARS)
------------------------------------------------------------------------
Service cost                                 $ 2,570   $ 1,744   $ 1,704
Interest cost                                  8,224     5,599     5,668
Actual return on assets                       (1,646)     (184)        -
Net amortization and deferral                  3,916     3,387     3,608
------------------------------------------------------------------------
Net periodic postretirement benefit  cost    $13,064   $10,546   $10,980
========================================================================

For measurement purposes, a 7.75 percent annual rate of increase in the per capita cost of covered medical benefits (i.e., medical cost trend rate) was assumed for 1998, the rate was assumed to decrease gradually to 5 percent by the year 2003 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed medical cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation as of August 31, 1998, by $10.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended August 31, 1998, by $0.9 million.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75 percent and 7.75 percent at August 31, 1998, and 1997 respectively.

The following table presents the plans' funded status as determined by the independent actuary.

---------------------------------------------------------------------
AUGUST 31,                                          1998       1997
(THOUSANDS OF DOLLARS)
---------------------------------------------------------------------
Accumulated postretirement benefit obligation
  Retirees                                        ($90,099)  ($49,840)
  Fully eligible active plan participants          (11,115)    (3,192)
  Other active plan participants                   (52,112)   (22,074)
---------------------------------------------------------------------
Accumulated postretirement benefit obligations    (153,326)   (75,106)
Fair value of plan assets                           14,075      8,150
---------------------------------------------------------------------
Accumulated postretirement benefit obligations
  in excess of plan assets                        (139,251)   (66,956)
Unrecognized transition obligation                  48,522     51,757
Unrecognized net (gain) loss                        18,095     (5,307)
---------------------------------------------------------------------
  Accrued postretirement benefit costs            ($72,634)  ($20,506)
=====================================================================

EMPLOYEE THRIFT PLANS - The Company has Thrift Plans covering substantially all employees. Employee contributions are discretionary. Subject to certain limits, employee contributions are matched by the Company. The annual cost of the plans was $4.7 million in 1998; $3.4 million in 1997; $3.7 million in 1996.

POSTEMPLOYMENT BENEFITS - The Company pays postemployment benefits to former or inactive employees after employment but before normal retirement.

REGULATORY TREATMENT - The OCC has approved the recovery of ONG pension costs and other postretirement benefit costs through rates. The costs recovered through rates are based on current funding requirements and the net periodic postretirement benefit cost for pension and postretirement costs, respectively. Differences, if any, between the expense and the amount ordered through rates are charged to earnings.

Prior to the acquisition of the Kansas regulated properties in fiscal 1998 Western had established a corporate-owned life insurance ("COLI") program which it believed in the long term would offset the expenses of its postretirement and postemployment benefit plans. Accordingly, the KCC issued an order permitting the deferral of postretirement and postemployment benefit expenses in excess of amounts recognized on a pay-as-you-go basis. The Company did not acquire the COLI program. In connection with the KCC's approval of the acquisition, the KCC granted the Company the benefit of all previous accounting orders issued to Western and requested that the Company submit a plan of recovery either through a general rate increase or through specific cost savings or revenue increases. Based on regulatory precedents established by the KCC, and the accounting order which permits the Company to seek recovery through rates, management believes that it is probable that accrued postretirement and postemployment benefits can be recovered in rates. The Company plans to file for recovery of these costs and anticipates that recovery will be allowed over a period not to exceed 20 years. If these costs can not be recovered in rates charged to customers, the Company would be required to record a one-time charge to expense the regulatory asset established for postretirement and postemployment benefit costs totaling approximately $51.6 million at August 31, 1998.

(I)  COMMITMENTS AND CONTINGENCIES

LEASES - The initial term of the Company's headquarters building, ONEOK Plaza, is for 25 years, expiring in 2009, with six five-year renewal options. At the end of the initial term or any renewal period, the Company can purchase the property at its fair market value. Rent for the lease accrues annually at $6.8 million until 2009. Rent payments were $5.8 million for 1998, 1997, and 1996. Estimated future minimum rental payments for the lease are $5.8 million for the year ended August 31, 1999, $7.6 million for the year ending August 31, 2000, and $9.3 million for each of the years ending August 31, 2001 through 2009.

The Company has the right to sublet excess office space in ONEOK Plaza. The Company received $2.8 million, $2.7 million, and $2.5 million in rental revenue during 1998, 1997, and 1996, respectively, for various subleases. Estimated minimum future rental payments to be received under existing contracts for subleases are $2.4 million in 1999, $2.1 million in 2000, $2.0 million in 2001, $1.9 million in 2002, $1.6 million in 2003, and a total of $2.2 million thereafter.

Other operating leases include automotive fleets and office building and equipment. The total estimated payments for these leases are $1.4 million in 1999, $1.0 million in 2000, and $0.8 million in 2001 through 2003.

ENVIRONMENTAL - In connection with the Western transaction, the Company acquired 12 manufactured gas sites located in Kansas which may contain coal tar and other potentially harmful materials that are classified as hazardous material. Hazardous materials are subject to control or remediation under various environmental laws and regulations. A consent agreement with the Kansas Department of Health and Environment (KDHE) presently governs all future work at these sites. The terms of the consent agreement allow the Company to investigate these sites and set remediation priorities based upon the results of the investigations and risk analysis. The prioritized sites will be investigated over a ten year period. At August 31, 1998, the costs of the investigations and risk analysis have been minimal. Limited information is available about the sites and no testing has been performed. Management's best estimate of the cost of remediation ranges from $100 thousand to $10 million per site based on a limited comparison of costs incurred to remediate comparable sites. These estimates do not give effect to potential insurance recoveries, recoveries through rates or from third parties. The KCC has permitted others to recover their remediation costs through rates. It should be noted that additional information and testing could result in costs significantly below or in excess of the amounts estimated above. To the extent that such remediation costs are not recovered, the costs could be material to the Company's results of operations and cash flows depending on the degree of remediation required and number of years over which the remediation must be completed.

OTHER - The Company is a party to other litigation matters and claims which are normal in the course of its operations, and while the results of litigation and claims cannot be predicted with certainty, management believes the final outcome of such matters will not have a materially adverse effect on consolidated results of operations, financial position, or liquidity.

(J)    INCOME TAXES

The provisions for income taxes are as follows:

--------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                   1998      1997       1996
--------------------------------------------------------------------
Current income taxes
  Federal                               62,462   $ 32,207   $ 29,925
  State                                 11,746      5,620      5,150
--------------------------------------------------------------------
    Total current income taxes          74,208   $ 37,827   $ 35,075
====================================================================
Deferred income taxes
  Federal                               (6,325)   ($2,551)   ($1,766)
  State                                 (1,298)      (437)      (272)
--------------------------------------------------------------------
    Total deferred income taxes         (7,623)   ($2,988)   ($2,038)
====================================================================
    Total provision for income taxes    66,585   $ 34,839   $ 33,037
====================================================================

Following is a reconciliation of the provision for income taxes.

------------------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                                           1998      1997      1996
------------------------------------------------------------------------------------------
Pretax income                                                  168,380   $94,107   $85,874
Federal statutory income tax rate                                 35.0%     35.0%     35.0%
------------------------------------------------------------------------------------------
Provision for federal income taxes                              58,933   $32,937   $30,056
Amortization of distribution property investment tax credit       (938)     (655)     (727)
State income taxes, net of credits and federal tax benefit       5,693     2,376     3,548
Other, net                                                       2,897       181       160
------------------------------------------------------------------------------------------
    Actual income tax expense                                   66,585   $34,839   $33,037
==========================================================================================

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities are shown in the accompanying table.

-------------------------------------------------------------------------
AUGUST 31,                                               1998      1997
(THOUSANDS OF DOLLARS)
-------------------------------------------------------------------------
Deferred tax assets
  Accrued liabilities not deductible until paid           6,089     5,629
  Net operating loss carry forward                          854       760
  Regulatory assets                                       4,894     2,687
  Other                                                       -     2,791
-------------------------------------------------------------------------
    Total deferred tax assets                            11,837    11,867
  Valuation allowance for net operating loss
    carryforward expected to expire prior to
    utilization                                             854       760
-------------------------------------------------------------------------
    Net deferred tax assets                              10,983    11,107
Deferred tax liabilities
  Excess of tax over book depreciation and depletion    220,064   138,312
  Investment in joint ventures                            4,543     1,100
  Regulatory assets                                      77,454    53,683
  Other                                                  12,783     2,698
-------------------------------------------------------------------------
    Gross deferred tax liabilities                      314,844   195,793
-------------------------------------------------------------------------
    Net deferred tax liabilities                        303,861  $184,686
=========================================================================

The Company has remaining net operating loss carry-forwards for state income tax purposes of approximately $15.8 million at August 31, 1998, which expire, unless previously utilized, at various dates through the year 2009. At August 31, 1998, the Company had $9.6 million in deferred investment tax credits recorded in other deferred credits which will be amortized over the next 17 years.

(K)  SEGMENT INFORMATION

The Company conducts its business through five reporting segments: (1) Regulated, which includes gathering, transportation, storage, and distribution of natural gas, transportation of gas for others, and leasing pipeline capacity;
(2) Marketing, which purchases and markets natural gas; (3) Gathering and Processing, which includes extracting and selling natural gas liquids; (4) Production, which includes exploiting, producing, and selling natural gas and oil; and (5) Other, which includes operating and leasing the Company's headquarters building and a related parking facility.

Following is information relative to the Company's operations in different segments.

------------------------------------------------------------------------------------------------------------------
                      1998                                              Gathering &
(Millions of Dollars)                             Regulated  Marketing  Processing   Production   Other    Total
------------------------------------------------------------------------------------------------------------------

Sales to unaffiliated customers                    $  971.9     $746.8        $79.1      $ 31.9  $  5.7   $1,835.4
Intersegment sales                                     22.8       31.8         15.4        12.7    18.7      101.4
------------------------------------------------------------------------------------------------------------------
  Total Revenues                                   $  994.7     $778.6        $94.5      $ 44.6  $ 24.4   $1,936.8
------------------------------------------------------------------------------------------------------------------
Income (loss) before interest and income taxes     $  149.4     $ 12.3        $31.0      $ 10.9   ($0.1)  $  203.5
Indentifiable assets                               $1,931.9     $123.9        $63.2      $246.1  $ 57.4   $2,422.5
Depreciation, depletion, and amortization          $   79.0     $  0.6        $ 2.2      $ 18.9  $  0.9   $  101.6
Capital expenditures                               $  113.8     $  0.0        $18.4      $167.7  $  6.5   $  306.4
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                      1997                                              Gathering &
(Millions of Dollars)                             Regulated  Marketing  Processing   Production   Other    Total
------------------------------------------------------------------------------------------------------------------

Sales to unaffiliated customers                    $  598.4     $459.6        $71.6      $ 27.2  $  5.1   $1,161.9
Intersegment sales                                      1.1       23.5         15.5        14.0     5.2       59.3
------------------------------------------------------------------------------------------------------------------
  Total Revenues                                   $  599.5     $483.1        $87.1      $ 41.2  $ 10.3   $1,221.2
------------------------------------------------------------------------------------------------------------------
Income (loss) before interest and income taxes     $  100.4     $  7.8        $12.9      $  8.7   ($1.0)  $  128.8
Indentifiable assets                               $1,026.3     $ 63.8        $36.0      $100.1  $ 11.2   $1,237.4
Depreciation, depletion, and amortization          $   51.4     $  0.5        $ 2.4      $ 19.9  $  0.3   $   74.5
Capital expenditures                               $   67.7     $  0.4        $10.6      $ 32.9  $  0.4   $  112.0
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                      1996                                              Gathering &
(Millions of Dollars)                             Regulated  Marketing  Processing   Production   Other    Total
------------------------------------------------------------------------------------------------------------------

Sales to unaffiliated customers                    $  538.2     $598.3        $58.4       $25.5  $  4.0   $1,224.4
Intersegment sales                                      2.2       15.5         12.7         7.9     5.4       43.7
------------------------------------------------------------------------------------------------------------------
  Total Revenues                                   $  540.4     $613.8        $71.1       $33.4  $  9.4   $1,268.1
------------------------------------------------------------------------------------------------------------------
Income (loss) before interest and income taxes     $   97.3     $ 12.9        $ 9.0       $ 2.8   ($1.0)  $  121.0
Indentifiable assets                               $1,019.4     $ 71.2        $26.7       $73.2  $ 29.4   $1,219.9
Depreciation, depletion, and amortization          $   50.8     $  0.5        $ 2.0       $19.2  $  0.4   $   72.9
Capital expenditures                               $   42.9     $  0.4        $ 5.2       $46.7  $  0.2   $   95.4
------------------------------------------------------------------------------------------------------------------

(L)  QUARTERLY FINANCIAL DATA (UNAUDITED)

Total operating revenues are consistently greater from November through May due to the large volume of natural gas sold to customers for heating. A summary of the unaudited quarterly results of operations for 1998 and 1997 follows:


----------------------------------------------------------------------------------------------
                        1998                                           Quarter
                                                     -----------------------------------------
(Thousands of Dollars, Except Per Share Amounts)        First     Second    Third      Fourth
----------------------------------------------------------------------------------------------

Operating revenues
  Regulated                                            $118,637  $470,314  $256,434  $ 126,520
  Nonregulated                                         $195,523  $251,740  $187,614  $ 228,620
Income before interest and income taxes                $ 21,048  $ 84,638  $ 32,780    ($1,596)
Income taxes                                           $  7,438  $ 46,611  $ 17,270    ($4,734)
Net income (loss)                                      $ 12,520  $ 73,836  $ 26,936   ($11,497)
Earnings (loss) per share of common stock - basic      $   0.44  $   2.06  $   0.57     ($0.65)
Earnings (loss) per share of common stock - diluted    $   0.44  $   1.43  $   0.52     ($0.65)
Dividends per share of common stock                    $   0.30  $   0.30  $   0.30  $    0.30
Average shares of common stock
  outstanding (thousands) - basic                        28,268    31,466    31,536     31,586
Average shares of common stock
  outstanding (thousands) - diluted                      28,268    51,576    51,589     31,586
----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                         1997                                            Quarter
                                                       ----------------------------------------
(Thousands of Dollars, Except Per Share Amounts)          First     Second    Third     Fourth
-----------------------------------------------------------------------------------------------
Operating revenues
  Regulated                                              $113,246  $282,794  $128,970  $ 73,380
  Nonregulated                                           $135,506  $190,859  $102,657  $134,515
Income before interest and income taxes (loss)           $ 28,678  $ 71,057  $ 29,924     ($867)
Income taxes                                             $  7,665  $ 23,818  $  8,174   ($4,816)
Net income (loss)                                        $ 12,174  $ 38,241  $ 13,769   ($4,916)
Earnings (loss) per share of common stock - basic and
  diluted                                                $   0.44  $   1.39  $   0.49    ($0.19)
Dividends per share of common stock                      $   0.30  $   0.30  $   0.30  $   0.30
Average shares of common stock
  outstanding (thousands) - basic and diluted              27,305    27,378    27,897    28,018
-----------------------------------------------------------------------------------------------

(M)  SUPPLEMENTAL CASH FLOW INFORMATION

The table presents supplemental information relative to the Company's cash flows for the years ended August 31, 1998, 1997, and 1996.

--------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                                1998      1997     1996
-------------------------------------------------

Cash paid during the year
    Interest (including amounts capitalized)       $   34,637  $39,993  $35,122
    Income taxes                                   $   73,772  $34,618  $40,642
Noncash transactions:
    Gas received as payment in kind                $      280  $   478  $ 2,395
    Issuance of common stock related to:
      Stock Performance Plan                                -        -  $ 1,144
      Dividend reinvestment plan                            -  $ 5,482  $ 4,536
    Distribution of net assets from partnership             -        -  $14,625
    Acquisitions
      Plant, property and equipment                $  642,742        -        -
      Current assets                               $  232,738        -        -
      Current liabilities                            ($42,575)       -        -
      Debt assumed                                  ($161,698)       -        -
      Regulatory assets and goodwill               $  169,983        -        -
      Deferred debits                              $   62,633        -        -
      Deferred credits                               ($89,655)       -        -
      Deferred income taxes                         ($127,744)       -        -
      Capital stock                                 ($662,003)
                                                 ------------
      Cash paid                                    $   24,421        -        -
================================================================================

(N)  STOCK BASED COMPENSATION

KEY EMPLOYEE STOCK PLAN - On August 17, 1995, the Company adopted the Key Employee Stock Plan (Plan). The Plan provides for the granting of incentive stock options, fixed stock options, and stock bonus awards to key employees. Under the Plan, options may be granted by the Executive Compensation Committee (the Committee) at any time within ten years thereafter (before August 17, 2005). Options may be granted which are not exercisable until a fixed future date or in installments. The Plan also provides for restored options in the event that the optionee surrenders shares of common stock which the optionee already owns in full or partial payment of the options price under this option and/or surrenders shares of common stock to satisfy withholding tax obligations incident to the exercise of this option. A restored option has an option price equal to the fair market value of the common stock on the date on which the exercise of the option resulted in the grant of the restored option. The Company has reserved one million shares of common stock for the Plan.

---------------------------------------------------
                         Number    Weighted Average
                       Of Shares    Exercise Price
---------------------------------------------------
Outstanding at
  September 1, 1995            0             $ 0.00
Granted                  107,400             $23.69
---------------------------------------------------

Outstanding at
  August 31, 1996        107,400             $23.69
Granted                  100,700             $26.88
Exercised                (20,700)            $23.69
Expired                   (2,200)            $26.69
Restored                   4,147             $30.71
---------------------------------------------------

Outstanding at
  August 31, 1997        189,347             $25.54
Granted                  262,576             $33.39
Exercised                (96,047)            $25.55
Expired                   (4,900)            $33.94
---------------------------------------------------
Outstanding at
  August 31, 1998        350,976             $31.30
---------------------------------------------------

Options issued to date become void upon voluntary termination of employment other than retirement. In the event of retirement or involuntary termination, the optionee may exercise the option within three months. In the event of death, the option may be exercised by the personal representative of the optionee within a period to be determined by the Committee and stated in the option. Options issued to date can be exercised after one year from grant date and must be exercised no more than ten years after grant date. Activity to date has been as follows:

At August 31, 1998, the Company had 92,800 outstanding options with exercise prices ranging between $23.69 to $29.81 and a weighted average remaining life of
7.72 year, respectively. All of these options were exercisable at August 31, 1998 with a weighted average exercise price of $25.52.

The Company also had 258,176 option outstanding at August 31, 1998 with exercise prices ranging between $32.41 and $42.53 and a weighted average remaining contractual life of 9.05 years. Of these options, 1,669 were exercisable at August 31, 1998 at a price of $40.25.

EMPLOYEE STOCK PURCHASE PLAN - In 1995, the Company authorized the Employee Stock Purchase Plan and reserved 350,000 shares of common stock for it. Almost all full-time employees are eligible to participate. Under the terms of the plan, employees can choose to have up to ten percent of their annual earnings withheld to purchase the Company's common stock. The Committee may allow contributions to be made by other means provided that in no event will contributions from all means exceed ten percent of the employee's annual earnings. The purchase price of the stock is 85 percent of the lower of its beginning-of-year or end-of-year market price. Approximately 60 percent and 55 percent of eligible employees participated in the plan in fiscal 1998 and 1997, respectively. Under the plan, the Company sold 105,923 shares in December 1997 and 107,080 shares in December 1996.

-----------------------------------------------------------
                                   1998     1997     1996
-----------------------------------------------------------
Net Income (000's)
  As reported                    $101,795  $59,268  $52,836
  Pro forma                      $ 98,592  $58,247  $52,013
Earnings per share - Diluted
  As reported                    $   2.23  $  2.13  $  1.93
  Pro forma                      $   2.16  $  2.10  $  1.90
===========================================================

ACCOUNTING TREATMENT - The Company continues to apply APB 25 in accounting for both plans and accordingly, no compensation has been recognized in the consolidated financial statements. Had the Company applied the provisions of SFAS 123 to determine the compensation cost under these plans, the Company's pro forma net income and diluted earnings per share would have been as follows:

The fair market value of each option granted is estimated based on the Black-Scholes model. Based on previous stock performance, volatility is estimated to be .2720 for 1998 and .2264 for both 1997 and 1996. Dividend yield is estimated to be 3.9 percent for 1998 and 3.7 percent for both 1997 and 1996, with a risk-free interest rate of 5.032 percent, 6.590 percent and 5.947 percent in 1998, 1997, and 1996, respectively.

Expected life ranged from 1 to 10 years based upon experience to date and the make-up of the optionees. Fair value of options granted under the Plan were $8.75, $11.58, and $9.55 for 1998, 1997, and 1996 respectively.

(O)  EARNINGS PER SHARE INFORMATION

The Company adopted SFAS 128, during the second quarter of fiscal 1998. All prior periods have been restated. SFAS 128 replaces the "primary earnings per share" (primary EPS) and "fully diluted earnings per share" (fully diluted EPS) with "basic earnings per share" (basic EPS) and "diluted earnings per share" (diluted EPS). Unlike the calculation of primary EPS which includes, in its denominator, "common stock equivalents" basic EPS is calculated using only the actual weighted average shares outstanding during the relevant periods. The following is a required reconciliation of the numerators and denominators of the basic and diluted EPS computations.

The effect of dilutive options in fiscal 1997 and 1996 is insignificant.

---------------------------------------------------------------------
August 31, 1998                                             Per Share
(In Thousands)                             Income   Shares   Amount
---------------------------------------------------------------------
BASIC EPS
Income available to common stockholders     74,816  30,674      $2.44
                                                                =====
EFFECT OF DILUTIVE SECURITIES
   Options                                              53
   Convertible preferred stock              26,979  15,002
                                           -------  ------
DILUTED EPS
Income available to common stockholders
  + assumed conversions                    101,795  45,729      $2.23
=====================================================================


---------------------------------------------------------------------
August 31, 1997                                             Per Share
(In Thousands)                             Income   Shares   Amount
---------------------------------------------------------------------
BASIC AND DILUTED EPS
Income available to common stockholders     58,983  27,644      $2.13
=====================================================================


---------------------------------------------------------------------
August 31, 1996                                             Per Share
(In Thousands)                             Income   Shares   Amount
---------------------------------------------------------------------
BASIC AND DILUTED EPS
Income available to common stockholders     52,408  27,136      $1.93
=====================================================================


(P)  OIL AND GAS PRODUCING ACTIVITIES

The following is historical revenue and cost information relating to the Company's production operations:

------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                              1998      1997      1996
------------------------------------------------------------------------------
Capitalized costs at end of year
  Unproved properties                             $  3,505  $  2,994  $ 11,330
  Proved properties                                320,055   155,208   129,035
------------------------------------------------------------------------------
    Total capitalized costs                        323,560   158,202   140,365
  Accumulated depreciation, depletion, and         100,601    83,457    74,129
    amortization
------------------------------------------------------------------------------
    Net capitalized costs                         $222,959  $ 74,745  $ 66,236
==============================================================================
Costs incurred during the year:
  Property acquisition costs (unproved)           $    601  $    174  $    231
  Exploitation costs                              $      6  $     71  $    601
  Development costs                               $ 15,315  $  6,683  $  2,811
  Purchase of minerals in place                   $151,019  $ 21,489  $ 43,064
------------------------------------------------------------------------------


The accompanying schedule presents the results of operation of the Company's oil and gas producing activities. The results exclude general office overhead and interest expense attributable to oil and gas production.

-----------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                        1998      1997     1996
-----------------------------------------------------------------------
Net revenues from production:
  Sales to unaffiliated customers            $30,003  $24,141   $17,325
  Gas sold to affiliates                      12,312   14,018     7,856
-----------------------------------------------------------------------
    Net revenues from production              42,315   38,159    25,181
-----------------------------------------------------------------------
Production costs                               9,478    7,918     5,494
Exploitation expenses                            351      (12)      574
Depreciation, depletion, and amortization     18,210   19,246    18,552
Income tax expense                             5,522    4,258       171
-----------------------------------------------------------------------
    Total expenses                            33,561   31,410    24,791
-----------------------------------------------------------------------
    Results of operations from producing     $ 8,754  $ 6,749   $   390
      activities
=======================================================================

(Q)  OIL AND GAS RESERVES (UNAUDITED)

Following are estimates of the Company's proved oil and gas reserves, net of royalty interests and changes herein, for the 1998, 1997, and 1996 fiscal years.

The Company emphasizes that the volumes of reserves shown are estimates, which, by their nature, are subject to later revision. The estimates are made by the Company utilizing all available geological and reservoir data as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.

------------------------------------------------------------------
                                                    OIL      GAS
PROVED RESERVES                                   (MBBLS)   (MMCF)
------------------------------------------------------------------
August 31, 1995                                    3,247    39,226
  Revisions of prior estimates                       (59)   (1,258)
  Extensions, discoveries, and other additions        41     5,089
  Purchases of minerals in place                     928    42,347
  Sales of minerals in place                      (1,712)   (1,930)
  Production                                        (435)   (9,406)
------------------------------------------------------------------
August 31, 1996                                    2,010    74,068
  Revisions of prior estimates                       115     2,108
  Extensions, discoveries, and other additions       111     3,009
  Purchases of minerals in place                     155    19,214
  Sales of minerals in place                         (41)     (515)
  Production                                        (336)  (14,565)
------------------------------------------------------------------
AUGUST 31, 1997                                    2,014    83,319
  REVISIONS OF PRIOR ESTIMATES                      (223)   (1,255)
  EXTENSIONS, DISCOVERIES, AND OTHER ADDITIONS       167    23,251
  PURCHASES OF MINERALS IN PLACE                   1,645    89,724
  SALES OF MINERALS IN PLACE                          (1)     (174)
  PRODUCTION                                        (330)  (16,818)
------------------------------------------------------------------
AUGUST 31, 1998                                    3,272   178,047
==================================================================
Proved developed reserves
  August 31, 1996                                  1,642    60,497
  August 31, 1997                                  1,615    62,115
  AUGUST 31, 1998                                  2,228   134,346
------------------------------------------------------------------


(R)  DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

Estimates of the standard measure of discounted future cash flows from proved reserves of oil and natural gas shown in the accompanying table are based on prices at the end of the year. Gas prices are escalated only for fixed and determinable amounts under provisions of applicable regulations in some contracts. These estimated future cash flows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. The tax expense is calculated by applying the current year-end statutory tax rates to pretax net cash flows (net of tax depreciation, depletion, and lease amortization allowances) applicable to oil and gas production.

The changes in standardized measure of discounted future net cash flow relating to proved oil and gas reserves are as follows:

----------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                                  1998      1997      1996
----------------------------------------------------------------------------------
Future cash inflows                                   $423,331  $218,708  $173,166
Future production and development costs                129,128    67,962    53,491
Future income tax expense                               32,025    33,514    21,245
----------------------------------------------------------------------------------
Future net cash flows                                  262,178   117,232    98,430
10 percent annual discount for estimated
    timing of cash flows                                99,549    40,621    31,114
----------------------------------------------------------------------------------
Standardized measure of discounted future net cash
  flows relating to oil and gas reserves              $162,629  $ 76,611  $ 67,316
==================================================================================

-------------------------------------------------------------------------------------------
(THOUSANDS OF DOLLARS)                                         1998       1997       1996
-------------------------------------------------------------------------------------------
Beginning of year                                            $ 76,611   $ 67,316   $ 47,827
Changes resulting from:
  Sales of oil and gas produced, net of production costs      (32,837)   (30,241)   (19,687)
  Net changes in price, development, and production costs      (6,269)    12,478      4,054
  Extensions, discoveries, additions, and improved
    recovery, less related costs                               26,217      5,047      6,056
  Purchases of minerals in place                               94,031     19,747     42,999
  Sales of minerals in place                                     (142)    (1,000)   (20,962)
  Revisions of previous quantity estimates                     (2,750)     3,159       (114)
  Accretion of discount                                         9,865      8,084      3,885
Net change in income taxes                                      3,055     (7,372)    (2,538)
Other, net                                                     (5,152)      (607)     5,796
-------------------------------------------------------------------------------------------
End of year                                                  $162,629   $ 76,611   $ 67,316
===========================================================================================

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None
                                   PART III.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS OF THE REGISTRANT

(A)  DIRECTORS OF THE REGISTRANT

     Information concerning the directors of the Company is shown in the 1999 definitive Proxy Statement which is incorporated herein by this reference.

(B)  EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning the executive officers of the Company is included in
     Part I of this Form 10-K.

(C)  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Information on compliance with Section 16(a) of the Exchange Act is included in the 1999 definitive Proxy Statement which is incorporated herein by this reference.

ITEM 11.  EXECUTIVE COMPENSATION

Information on executive compensation is shown in the 1999 definitive Proxy Statement which is incorporated herein by this reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(A)  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Information concerning the ownership of certain beneficial owners is shown in the 1999 definitive Proxy Statement which is incorporated herein by this reference.

(B)  SECURITY OWNERSHIP OF MANAGEMENT

     Information on security ownership of directors and officers is shown in the 1999 definitive Proxy Statement which is incorporated herein by this reference.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                                   PART IV.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A)  DOCUMENTS FILED AS A PART OF THIS REPORT

(1)  Exhibits

     (3)(a) Certificate of Incorporation of WAI, Inc. (Now ONEOK, Inc.), filed May 16, 1997 (Incorporated by reference from Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4 filed August 6, 1997).

     (3)(b) Certificate of Merger of ONEOK, Inc. (Formerly WAI, Inc.) Filed November 26, 1997 (Incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

     (3)(c) Amendment to Certificate of Incorporation of ONEOK, Inc., filed January 16, 1998 (Incorporated by reference from Exhibit (1)(b) to Form 10-Q dated May 31, 1998).

     (3)(d) By-laws of ONEOK, Inc., as amended (Incorporated by reference from Exhibit 3.2 to Amendment No. 3 to Registration Statement on Form S-4 filed August 31, 1997).

     (4)(a) Article "Fourth" of the Certificate of Incorporation of ONEOK, Inc. (Preferred Stock and Common Stock), Incorporated by reference from
            Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4 filed August 31, 1997)

     (4)(b) Certificate of Designation for Convertible Preferred stock of WAI, Inc. (Now ONEOK, Inc.) filed November 26, 1997 (Incorporated by reference from Exhibit 3.3 to Amendment No. 3 to Registration Statement on Form S-4 filed August 31, 1997).

     (4)(c) Certificate of Designation for Series C Participating Preferred Stock of ONEOK, Inc., filed November 26, 1998 (Incorporated by reference from Exhibit No. 1 to Form 8-A, filed November 26, 1997).

     (4)(d) Indenture, dated November 28, 1989, between ONEOK Inc. and Security Pacific National Bank, incorporated by reference from Form S-3 Registration Statement No. 33-31979.

     (4)(e) Indenture, dated December 1, 1990, between ONEOK Inc. and Security Pacific National Bank, incorporated by reference from Form 10-K dated August 31, 1991.

     (4)(f) First Supplemental Indenture dated December 1, 1990, between ONEOK Inc. and Security Pacific National Bank, incorporated by reference from Form 10-K dated August 31, 1991.

     (4)(g) Second Supplemental Indenture dated October 1, 1991, between ONEOK Inc. and Security Pacific National Bank, incorporated by reference from Form 10-K dated August 31, 1991.

            NOTE: Certain instruments defining the rights of holders of long-term debt are not being filed as exhibits hereto pursuant to Item 601(b)(4)(iii) of Registration S-K. The Company agrees to furnish copies of such agreements to the SEC upon request.

     (4)(h) Rights Agreement, dated November 26, 1997, between ONEOK, Inc. and Liberty Bank and Trust Company of Oklahoma City, N.A., as Rights Agent (Incorporated by reference from Exhibit 2.3 to Amendment No. 3 to Registration Statement on Form S-4 filed August 31, 1997).

     (4)(i) Shareholder Agreement, dated November 26, 1997, between Western Resources, Inc. and ONEOK, Inc. (Incorporated by reference from
            Exhibit 2.2 to Amendment No. 3 to Registration Statement on Form

             S-4 filed August 31, 1997).

     (10)(a) Key Employee Stock Plan, incorporated by reference from the 1995 Definitive Proxy Statement.

     (10)(b) Unfunded Excess Benefit Plan of ONEOK Inc., incorporated by reference from the 1991 Definitive Proxy Statement.

     (10)(c) Termination agreement between ONEOK Inc., and ONEOK Inc. Executives dated January 20, 1984, incorporated by reference from Form 10-K dated August 31, 1984.

     (10)(d) Indemnification agreement between ONEOK Inc., and ONEOK Inc. Officers and Directors, incorporated by reference from Form 10-K dated August 31, 1984.

     (10)(e) Ground Lease Between ONEOK Leasing Company and Southwestern Associates dated May 15, 1983, incorporated by reference from Form 10-K dated August 31, 1983.

     (10)(f) First Amendment to Ground Lease between ONEOK Leasing Company and Southwestern Associates dated October 1, 1984, incorporated by reference from Form 10-K dated August 31, 1984.

     (10)(g) Sublease Between RMZ Corp. and ONEOK Leasing Company dated May 15, 1983, incorporated by reference from Form 10-K dated August 31, 1983.

     (10)(h) First Amendment to Sublease between RMZ Corp. and ONEOK Leasing Company dated October 1, 1984, incorporated by reference from Form 10-K dated August 31, 1984.

     (10)(i) ONEOK Leasing Company Lease Agreement with Oklahoma Natural Gas Company dated August 31, 1984, incorporated by reference from Form 10-K dated August 31, 1985.

     (10)(j) Private Placement Agreement ONEOK Inc. and Paine Webber Incorporated, dated April 6, 1993, (Medium-Term Notes, Series A, up to U.S. $150,000,000), incorporated by reference from Form 10-K dated August 31, 1993.

     (10)(k) Issuing and Paying Agency Agreement between Bank of America Trust Company of New York, as Issuing and Paying Agent, and ONEOK Inc, (Medium-Term Notes, Series A, up to U.S. $150,000,000), incorporated by reference from Form 10-K dated August 31, 1993.

     (10)(l) Amended and Restated Credit Agreement, dated August 12, 1998, among ONEOK, Inc., the financial institutions signatories thereto and Bank of America National Trust and Saving Association, as Agent incorporated by reference from Form 8-k dated August 25, 1998.

     (12) Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirement.

     (12)(a) Computation of Ratio of Earnings to Fixed Charges.

     (21)    Required information concerning the registrant's subsidiaries.

     (23)    Independent Auditors' Consent, filed herewith on page 66.

     (27)(a) Financial Data Schedule for year ended August 31, 1998.

     (27)(b) Financial Data Schedule for year ended August 31, 1997.

     (27)(c) Financial Data Schedule for year ended August 31, 1996.

(2)  Financial Statements                                               Page No.
     (a)    Independent Auditors' Report.                               34
     (b)    Consolidated Statements of Income for the years ended
            August 31, 1998, 1997, and 1996.                            35
     (c)    Consolidated Balance Sheets at August 31, 1998 and 1997.    36 - 37
     (d)    Consolidated Statements of Cash Flows for the years ended
            August 31, 1998, 1997, and 1996.                            38
     (e)    Consolidated Statements of Shareholder's Equity for the
            years ended August 31, 1998, 1997, and 1996.                39
     (f)    Notes to Consolidated Financial Statements.                 40 - 56

(3)  Financial Statement Schedules

     None.

(B)  REPORTS ON FORM 8-K

     July 23, 1998 - announcement of upgrade of corporate credit rating by Standard & Poor's to A from A-.

     August 25, 1998 - Short-term credit agreement between ONEOK, Inc. and Bank of America.

OTHER MATTERS

None.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 23rd day of September 1998.



                                   ONEOK, Inc.
                                   Registrant

                                   By:  J. D. Neal
                                        ---------------------------------------
                                        J. D. Neal
                                        Vice President, Chief Financial Officer,
                                        and Treasurer (Principal Financial and
                                        Accounting Officer)

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated, on this 23rd day of September 1998.


LARRY BRUMMETT                           D. L. KYLE
--------------------------               --------------------------
Larry Brummett                           D. L. Kyle
Chairman of the Board,                   President of ONEOK,
Chief Executive                          Chief Operating Officer
Officer, and Director                    And Director

E. G. ANDERSON                           B. H. MACKIE
--------------------------               --------------------------
E. G. Anderson                           B. H. Mackie
Director                                 Director

W. M. BELL                               J. D. NEAL
--------------------------               --------------------------
W. M. Bell                               J. D. Neal
Director                                 Vice President, Treasurer,
                                         and Chief Financial Officer

D. R. CUMMINGS                           D. A. NEWSOM
--------------------------               --------------------------
D. R. Cummings                           D. A. Newsom
Director                                 Director

W. L. FORD                               G. D. PARKER
--------------------------               --------------------------
W. L. Ford                               G. D. Parker
Director                                 Director

J. M. GRAVES                             J. D. SCOTT
--------------------------               --------------------------
J. M. Graves                             J. D. Scott
Director                                 Director

S. J. JATRAS                             S. L. YOUNG
--------------------------               --------------------------
S. J. Jatras                             S. L. Young
Director                                 Director

H. R. FRICKE                             S. L. KITCHEN
--------------------------               --------------------------
H. R. Fricke                             S. L. Kitchen
Director                                 Director

    Please mark your votes
[X] as in the example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this Proxy will be voted FOR Items 1, 2, and 3.

-------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" proposals 1, 2, and 3.
-------------------------------------------------------------------------------

1.  Election of four        For            Withheld       Withheld only For    Nominees:
Directors in Class B and    All            For All        Nominees Listed      Class B
one Director in Class A     Nominees       Nominees       Below*               -------
                            [ ]            [ ]            [ ]                  William M. Bell
                                                                               Douglas R. Cummings
                                                                               Howard R. Fricke
                                                                               David L. Kyle

                                                                               Class A
                                                                               -------
                                                                               Douglas T. Lake

-------------------------------------------------------------------------------
For, except vote withheld from the following nominee(s):

_____________________________________________
-------------------------------------------------------------------------------

2.  Amend and restate the    For               Against              Abstain
Key Employee Stock Plan      [ ]               [ ]                  [ ]
of the Corporation

3.  Ratify and approve the   For               Against              Abstain
appointment of KPMG Peat     [ ]               [ ]                  [ ]
Marwick LLP as
Independent Auditor of
the Corporation for the
1999 Fiscal Year
--------------------------------------------------------------------------------

Trustee's Authorization. The Undersigned Authorizes First Chicago Trust Company of New York to vote all shares of Common Stock of the Company credited to the undersigned's account under either The Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries or the ONEOK, Inc. KGS 401(k) Thrift Plan at the annual meeting in accordance with the instructions on the reverse side.

                           [ ]  Yes, I plan to attend the Annual Meeting.

                           [ ]  No,  I do not plan to attend the Annual Meeting.

SIGNATURE(S) ________________________________________________  DATE ___________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

                     SOLICITED BY THE BOARD OF DIRECTORS OF
                                  ONEOK, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                January 21, 1999

   The undersigned hereby appoints Larry W. Brummett and David L. Kyle and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of Common Stock, $0.01 par value ("Common Stock"), of ONEOK, Inc. ("ONEOK") held of record by the undersigned on November 24, 1998, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103-0871 on January 21, 1999, and at any adjournment(s) or postponement(s) thereof, upon the following matters as specified and in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponements(s) thereof.